Exhibit 99.3

PART II

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

THE BRINK’S COMPANY
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2016

OPERATIONS

The Brink’s Company offers transportation and logistics management services for cash and valuables throughout the world.  These services include:

•	Cash-in-Transit (“CIT”) Services – armored vehicle transportation of valuables

•	ATM Services – replenishing and maintaining customers’ automated teller machines; providing network infrastructure services

•	Global Services – secure international transportation of valuables

•	Cash Management Services

◦	Currency and coin counting and sorting; deposit preparation and reconciliations; other cash management services

◦	Safe and safe control device installation and servicing (including our patented CompuSafe® service)

◦	Check and cash processing services for banking customers (“Virtual Vault Services”)

◦	Check imaging services for banking customers

•
Payment Services – bill payment and processing services on behalf of utility companies and other billers at any of our Brink’s or Brink’s – operated payment locations in Brazil, Colombia, Panama and Mexico and Brink’s Money™ general purpose reloadable prepaid cards and payroll cards in the U.S.

•	Commercial Security Systems Services – design and installation of security systems in designated markets in Europe

•
Guarding Services – protection of airports, offices, and certain other locations in Europe and Brazil with or without electronic surveillance, access control, fire prevention and highly trained patrolling personnel

During the first quarter of 2017, we implemented changes to our organizational and management structure that resulted in changes to our operating segments for financial reporting purposes. Through the fiscal year ended December 31, 2016, our business was reported in nine operating segments: U.S., France, Mexico, Brazil, Canada, Latin America, EMEA, Asia and Payment Services. Changes in our management reporting structure during the first quarter of 2017 required us to conduct an assessment in accordance with ASC Topic 280, Segment Reporting, to determine our operating segments.

As a result of this assessment, we now have the following operating segments:

•	North America

•	South America

•	Rest of World (ROW).

Prior period information has been revised to reflect our new segment structure.

We believe that Brink’s has significant competitive advantages including:

•	track record of refining our business portfolio to deliver shareholder value

•	medium-term growth drivers from high-value services

•	global footprint in a world with increasing security needs

•	brand name recognition

•	reputation for a high level of service and security

•	risk management and logistics expertise

•	value-based solutions expertise

•	proven operational excellence

•	high-quality insurance coverage and general financial strength

We focus our time and resources on service quality, protecting and strengthening our brand, and addressing our risks.  Our marketing and sales efforts are enhanced by the “Brink’s” brand, so we seek to protect and build its value.  Because our services focus on handling, transporting, protecting and managing valuables, we strive to understand and manage risk.

In order to earn an adequate return on capital, we focus on the effective and efficient use of resources in addition to our pricing discipline.  We attempt to maximize the amount of business that flows through our branches, vehicles and systems in order to obtain the lowest costs possible without compromising safety, security or service.

Operating results may vary from period to period.  Because revenues are generated from charges per service performed or based on the value of goods transported, they can be affected by both the level of economic activity and the volume of business for specific customers.    We also periodically incur costs to change the scale of our operations when volumes increase or decrease.  Incremental costs incurred usually relate to increasing or decreasing the number of employees and increasing or decreasing branches or administrative facilities.  In addition, security costs can vary depending on performance, the cost of insurance coverage, and changes in crime rates (i.e., attacks and robberies).

Brink’s revenues and related operating profit are generally higher in the second half of the year, particularly in the fourth quarter, due to generally increased economic activity associated with the holiday season.

RESULTS OF OPERATIONS
Analysis of Results: 2016 versus 2015

Consolidated Results

GAAP and Non-GAAP Financial Measures  We provide an analysis of our operations below on both a generally accepted accounting principles (“GAAP”) and non-GAAP basis.  The purpose of the non-GAAP information is to report our operating profit, income from continuing operations and earnings per share without certain income and expense items that do not reflect the ordinary earnings of our operations and to reflect a constant tax rate for quarterly results equal to the full-year non-GAAP tax rate.  The non-GAAP financial measures are intended to provide information to assist comparability and estimates of future performance.  The non-GAAP adjustments used to reconcile our GAAP results are described in detail on page 19.

Definition of Organic Growth Organic growth represents the change in revenues or operating profit between the current and prior period, excluding the effect of:  acquisitions and dispositions, changes in currency exchange rates (as described on page 5) and the accounting effects of reporting Venezuela under highly inflationary accounting.

Years Ended December 31,	2016	2015	% Change
(In millions, except for per share amounts)

GAAP
Revenues	$3,020.6	3,061.4	(1)
Cost of revenues	2,391.7	2,443.7	(2)
Selling, general and administrative expenses	424.3	451.9	(6)
Operating profit	184.5	96.4	91
Income (loss) from continuing operations(a)	36.2	(9.1)	fav
Diluted EPS from continuing operations(a)	$0.72	(0.19)	fav

Non-GAAP(b)
Non-GAAP revenues	$2,908.4	2,976.9	(2)
Non-GAAP operating profit	212.2	163.3	30
Non-GAAP income from continuing operations(a)	113.1	84.2	34
Non-GAAP diluted EPS from continuing operations(a)	$2.24	1.69	33

(a)	Amounts reported in this table are attributable to the shareholders of Brink’s and exclude earnings related to noncontrolling interests.

(b)	Non-GAAP results are reconciled to the applicable GAAP results on pages 19–21.

GAAP Basis
Analysis of Consolidated Results: 2016 versus 2015
Consolidated Revenues Revenues decreased $40.8 million or 1% due to unfavorable changes in currency exchange rates ($399.6 million), the impact of dispositions ($34.3 million), and an organic decrease in Rest of World ($3.4 million), partially offset by organic growth in Venezuela ($226.4 million), South America ($124.7 million), and North America ($45.4 million). A significant portion of the reduction in revenues from currency exchange rates relates to a devaluation of the Venezuelan bolivar after February 2016.  The U.S. dollar also strengthened against the Mexican peso and most currencies in South America. Revenues increased 13% on an organic basis due mainly to higher average selling prices in Venezuela and South America (including the effects of inflation). See above for our definition of “organic.”

Consolidated Costs and Expenses Cost of revenues decreased 2% to $2,391.7 million as changes in currency rates more than offset higher labor costs from inflation-based increases. Selling, general and administrative costs decreased 6% to $424.3 million due primarily to changes in currency exchange rates.

Consolidated Operating Profit Operating profit increased $88.1 million due mainly to:

•	a $35.3 million charge in 2015 related to impairment of fixed assets in Venezuela, which did not reoccur in 2016,

•	organic increases in Venezuela ($84.8 million), South America ($49.4 million), and Rest of World ($5.8 million), and

•	lower corporate expenses ($13.4 million on an organic basis), partially offset by:

•	unfavorable changes in currency exchange rates ($76.1 million), including the effects of Venezuela devaluations,

•	higher reorganization and restructuring costs in 2016 ($15.0 million),

•	negative impact of exiting operations in Ireland ($10.0 million), and

•	organic decreases in North America ($1.1 million).

Consolidated Income (Loss) from Continuing Operations Attributable to Brink’s and Related Per Share Amounts Income from continuing operations attributable to Brink’s shareholders in 2016 increased $45.3 million from the prior year primarily due to the operating profit increase mentioned above, partially offset by higher income attributable to noncontrolling interests ($26.6 million) and higher income tax expense ($12.0 million). Earnings per share from continuing operations was $0.72, up from negative $0.19 in 2015.

Non-GAAP Basis
Analysis of Consolidated Results: 2016 versus 2015
Non-GAAP Consolidated Revenues Non-GAAP revenues decreased $68.5 million or 2% due to unfavorable changes in currency exchange rates ($198.1 million), the impact of dispositions ($37.1 million), and an organic decrease in Rest of World ($3.4 million), partially offset by organic growth in South America ($124.7 million), and North America ($45.4 million). The reduction in non-GAAP revenues from currency exchange rates relates to a strengthening of the U.S. dollar against the Mexican peso, and most currencies in South America. Non-GAAP revenues increased 6% on an organic basis due mainly to higher average selling prices in South America (including the effects of inflation). See page 3 for our definition of “organic.”

Non-GAAP Consolidated Operating Profit Non-GAAP operating profit increased $48.9 million due mainly to:

•	organic increases in South America ($49.4 million) and Rest of World ($5.8 million), and

•	lower corporate expenses ($13.4 million on an organic basis), partially offset by:

•	unfavorable changes in currency exchange rates ($22.8 million), and

•	organic decreases in North America ($1.1 million).

Non-GAAP Consolidated Income from Continuing Operations Attributable to Brink’s and Related Per Share Amounts Non-GAAP income from continuing operations attributable to Brink’s shareholders in 2016 increased $28.9 million to $113.1 million primarily due to the non-GAAP operating profit increase mentioned above, partially offset by the corresponding higher non-GAAP income tax expense ($16.8 million). Non-GAAP earnings per share from continuing operations was $2.24, up from $1.69 in 2015.

Revenues and Operating Profit by Segment: 2016 versus 2015

		Organic	Acquisitions /			% Change
(In millions)	2015	Change	Dispositions(a)	Currency(b)	2016	Total	Organic
Revenues:
North America	$1,224.0	45.4	—	(59.1)	1,210.3	(1)	4
South America	719.3	124.7	—	(125.3)	718.7	—	17
Rest of World	1,033.6	(3.4)	(37.1)	(13.7)	979.4	(5)	—
Segment revenues - GAAP and non-GAAP	2,976.9	166.7	(37.1)	(198.1)	2,908.4	(2)	6

Other items not allocated to segments(d)	84.5	226.4	2.8	(201.5)	112.2	33	fav
Revenues - GAAP	$3,061.4	$393.1	(34.3)	(399.6)	3,020.6	(1)	13

Operating profit:
North America	$45.6	(1.1)	—	(4.4)	40.1	(12)	(2)
South America	102.1	49.4	—	(31.1)	120.4	18	48
Rest of World	100.8	5.8	4.2	(0.9)	109.9	9	6
Segment operating profit	248.5	54.1	4.2	(36.4)	270.4	9	22
Corporate expenses(c)	(85.2)	13.4	—	13.6	(58.2)	(32)	(16)
Operating profit - non-GAAP	163.3	67.5	4.2	(22.8)	212.2	30	41

Other items not allocated to segments(d)	(66.9)	99.9	(7.4)	(53.3)	(27.7)	(59)	fav
Operating profit (loss) - GAAP	$96.4	167.4	(3.2)	(76.1)	184.5	91	fav

Amounts may not add due to rounding.

(a)
Includes operating results and gains/losses on acquisitions and dispositions of assets and of businesses.  The 2014 divestiture of an equity interest in a business in Peru is included in “Other items not allocated to segments”.

(b)
The amounts in the “Currency” column consist of the effects of Venezuela devaluations and the sum of monthly currency changes. Monthly currency changes represent the accumulation throughout the year of the impact on current period results of changes in foreign currency rates from the prior year period.

(c)	Corporate expenses are not allocated to segment results. Corporate expenses include salaries and other costs to manage the global business and to perform activities required by public companies.

(d)	See pages 11–13 for more information.

Analysis of Segment Results: 2016 versus 2015

North America

Revenues decreased 1% ($13.7 million) due to the unfavorable impact of currency exchange rates ($59.1 million) primarily from the Mexican peso, partially offset by organic growth of 4% ($45.4 million). Organic growth was driven by volume increases in the U.S. and price and volume increases in Mexico, with U.S. volume growth driven by the increased sales of cash recyclers to a large retailer. Operating profit decreased $5.5 million due to unfavorable currency ($4.4 million) primarily from the Mexican peso, organic decreases in the U.S. Cash business driven by higher fleet and insurance costs, organic decreases in Canada due to inflationary cost increases and low organic revenue growth. These declines were partially offset by organic growth in the U.S. Payments business driven by revenue growth and lower marketing expenditures related to increasing the number of cardholders.

South America

Revenues decreased $0.6 million as the unfavorable impact of currency exchange rates ($125.3 million) was mostly offset by 17% organic growth ($124.7 million) driven by inflation-based revenue increases in Argentina and price increases in Brazil. Operating profit increased 18% ($18.3 million) primarily due to organic growth in Argentina, Chile, and Brazil, partially offset by unfavorable currency ($31.1 million). The organic growth in Brazil was driven by a favorable tax ruling and productivity improvements.

Rest of World

Revenues decreased 5% ($54.2 million) due to the impact of dispositions ($37.1 million), unfavorable currency ($13.7 million), and organic decreases ($3.4 million). Organic revenue decreases were driven by lower BGS volumes and lower revenue in France due to volume and pricing pressure and the loss of an airport guarding contract, partially offset by organic growth in Asia driven by Hong Kong and Singapore. Operating profit increased 9% ($9.1 million) due to organic growth ($5.8 million) and the favorable impact of dispositions ($4.2 million). The organic growth was driven by higher organic results in France due to growth in cash management services and a benefit recognized related to social charges, as well as organic growth in Asia due to revenue growth.

Analysis of Results: 2015 versus 2014

Consolidated Results

Years Ended December 31,	2015	2014	% Change
(In millions, except for per share amounts)

GAAP
Revenues	$3,061.4	3,562.3	(14)
Cost of revenues	2,443.7	2,888.3	(15)
Selling, general and administrative expenses	451.9	533.6	(15)
Operating profit	96.4	59.4	62
Income (loss) from continuing operations(a)	(9.1)	(54.8)	(83)
Diluted EPS from continuing operations(a)	$(0.19)	(1.12)	(83)

Non-GAAP(b)
Non-GAAP revenues	$2,976.9	3,350.5	(11)
Non-GAAP operating profit	163.3	129.0	27
Non-GAAP income from continuing operations(a)	84.2	49.4	70
Non-GAAP diluted EPS from continuing operations(a)	$1.69	1.01	67

(a)	Amounts reported in this table are attributable to the shareholders of Brink’s and exclude earnings related to noncontrolling interests.

(b)	Non-GAAP results are reconciled to the applicable GAAP results on pages 19–21.

GAAP Basis
Analysis of Consolidated Results: 2015 versus 2014
Consolidated Revenues Revenues decreased $500.9 million or 14% due to unfavorable changes in currency exchange rates ($891.3 million) and an organic decrease in Rest of World ($20.2 million), partially offset by organic growth in Venezuela ($296.8 million), South America ($89.4 million), and North America ($15.3 million), and the favorable impact of acquisitions ($9.1 million). A significant portion of the reduction in revenues from currency exchange rates relates to a devaluation of the Venezuelan bolivar in February 2015.  The U.S. dollar also strengthened against the euro, Mexican peso, and most currencies in South America. Revenues increased 11% on an organic basis due mainly to higher average selling prices in Venezuela and South America (including the effects of inflation, which results in pricing adjustments in certain countries). See page 3 for our definition of “organic.”

Consolidated Costs and Expenses Cost of revenues decreased 15% to $2,443.7 million as higher labor costs from inflation-based wage increases were more than offset by changes in currency rates, including devaluation in Venezuela and cost cutting initiatives.  Selling, general and administrative costs decreased 15% to $451.9 million due primarily to changes in currency exchange rates, including devaluation in Venezuela and cost cutting initiatives.

Consolidated Operating Profit (Loss) Operating profit increased $37.0 million due mainly to:

•	organic increases in Venezuela ($42.6 million), South America ($38.8 million), and North America ($12.1 million), and

•	lower corporate expenses ($39.4 million) on an organic basis due to lower security costs and other cost reductions, partially offset by:

•	a $44.3 million gain on sale of our minority interest in a CIT business in Peru in 2014,

•	impairment charges in Venezuela ($35.3 million),

•	unfavorable changes in currency exchange rates ($6.5 million), including the effects of Venezuela devaluations, and

•	organic profit decreases in Rest of World ($5.4 million).

Consolidated Income (Loss) from Continuing Operations Attributable to Brink’s and Related Per Share Amounts Loss from continuing operations attributable to Brink’s shareholders in 2015 decreased $45.7 million to a loss of $9.1 million primarily due to lower U.S. retirement costs ($46.5 million) and the operating profit increase mentioned above, partially offset by higher income tax expense ($29.8 million) and a lower loss attributable to noncontrolling interests ($14.6 million). Earnings per share from continuing operations was negative $0.19, an improvement from negative $1.12 in 2014.

Non-GAAP Basis
Analysis of Consolidated Results: 2015 versus 2014
Non-GAAP Consolidated Revenues Non-GAAP revenues decreased $373.6 million or 11% due to unfavorable changes in currency exchange rates ($467.2 million) and an organic decrease in Rest of World ($20.2 million), partially offset by organic growth in South America ($89.4 million), and North America ($15.3 million), and the favorable impact of acquisitions ($9.1 million). The reduction in non-GAAP revenues from currency exchange rates relates to a strengthening of the U.S. dollar against the euro, Mexican peso, and most currencies in South America. Non-GAAP revenues increased 3% on an organic basis due mainly to higher average selling prices in South America (including the effects of inflation and related pricing adjustments). See page 3 for our definition of “organic.”

Non-GAAP Consolidated Operating Profit Non-GAAP operating profit increased $34.3 million due mainly to:

•	organic increases in South America ($38.8 million) and North America ($12.1 million), and

•	lower corporate expenses ($39.4 million) on an organic basis due to lower security costs and other cost reductions, partially offset by:

•	unfavorable changes in currency exchange rates ($51.6 million), and

•	organic profit decreases in Rest of World ($5.4 million).

Non-GAAP Consolidated Income from Continuing Operations Attributable to Brink’s and Related Per Share Amounts Non-GAAP income from continuing operations attributable to Brink’s shareholders in 2015 increased $34.8 million to $84.2 million primarily due to the non-GAAP operating profit increase mentioned above and lower interest expense ($4.4 million), partially offset by the corresponding higher non-GAAP income tax expense ($5.4 million). Non-GAAP earnings per share from continuing operations was $1.69, up from $1.01 in 2014.

Revenues and Operating Profit by Segment: 2015 versus 2014

		Organic	Acquisitions /			% Change
(In millions)	2014	Change	Dispositions(a)	Currency(b)	2015	Total	Organic
Revenues:
North America	$1,296.9	15.3	—	(88.2)	1,224.0	(6)	1
South America	839.9	89.4	—	(210.0)	719.3	(14)	11
Rest of World	1,213.7	(20.2)	9.1	(169.0)	1,033.6	(15)	(2)
Revenues - non-GAAP	3,350.5	84.5	9.1	(467.2)	2,976.9	(11)	3

Other items not allocated to segments(d)	211.8	296.8	—	(424.1)	84.5	(60)	fav
Revenues - GAAP	$3,562.3	381.3	9.1	(891.3)	3,061.4	(14)	11

Operating profit:
North America	$40.3	12.1	—	(6.8)	45.6	13	30
South America	87.8	38.8	—	(24.5)	102.1	16	44
Rest of World	116.6	(5.4)	1.0	(11.4)	100.8	(14)	(5)
Segment operating profit	244.7	45.5	1.0	(42.7)	248.5	2	19
Corporate expenses(c)	(115.7)	39.4	—	(8.9)	(85.2)	(26)	(34)
Operating profit - non-GAAP	129.0	84.9	1.0	(51.6)	163.3	27	66

Other items not allocated to segments(d)	(69.6)	13.0	(55.4)	45.1	(66.9)	(4)	(19)
Operating profit (loss) - GAAP	$59.4	97.9	(54.4)	(6.5)	96.4	62	fav

Amounts may not add due to rounding.

See page 5 for footnotes.

Analysis of Segment Results: 2015 versus 2014

North America

Revenues decreased 6% ($72.9 million) due to the unfavorable impact of currency exchange rates ($88.2 million) from the Mexican peso and Canadian dollar, partially offset by organic growth of 1% ($15.3 million) driven by volume increases in Mexico and the U.S. Operating profit increased $5.3 million driven by organic growth in Mexico due to a change in employee benefit structure, lower security losses, and the impact of cost cutting and productivity initiatives, partially offset by unfavorable currency ($6.8 million) and lower results in the U.S. due to higher labor and security costs.

South America

Revenues decreased 14% ($120.6 million) as the unfavorable impact of currency exchange rates ($210.0 million) was partially offset by 11% organic growth ($89.4 million) driven by inflation-based revenue increases in Argentina and price increases in Brazil. Operating profit increased 16% ($14.3 million) as organic growth in Argentina and Chile offset lower organic results in Colombia and unfavorable currency ($24.5 million).

Rest of World

Revenues decreased 15% ($180.1 million) due to unfavorable currency ($169.0 million), primarily from the euro, and organic decreases ($20.2 million) driven by lower revenue in Germany, Greece, and Ireland, partially offset by organic revenue growth throughout Asia and the favorable impact of acquisitions ($9.1 million). Operating profit decreased 14% ($15.8 million) due to organic decreases in Ireland and Germany and unfavorable currency ($11.4) primarily from the euro, partially offset by organic growth in Asia driven by higher revenue.

Income and Expense Not Allocated to Segments

Corporate Expenses

Corporate expenses include former non-segment and regional management costs, currency transaction gains and losses, and costs related to global initiatives.

	Years Ended December 31,			% change
(In millions)	2016	2015	2014	2016	2015

General, administrative and other expenses	$(59.8)	(81.0)	(110.8)	(26)	(27)
Foreign currency transaction gains (losses)	3.8	(8.8)	(2.6)	fav	unfav
Reconciliation of segment policies to GAAP	(2.2)	4.6	(2.3)	unfav	fav
Corporate items	$(58.2)	(85.2)	(115.7)	(32)	(26)

Corporate expenses in 2016 were $27.0 million lower than the prior year period due to lower compensation-related expenses, along with the recognition of foreign currency transaction gains in the current year period compared to foreign currency transaction losses in the prior year period.

Corporate expenses in 2015 were $30.5 million lower than the prior year period due to cost reductions from reorganization and restructuring and lower security losses.

Other Items Not Allocated to Segments

	Years Ended December 31,			% change
(In millions)	2016	2015	2014	2016	2015
Revenues:
Venezuela operations	$109.4	84.5	211.8	29	(60)
Acquisitions and dispositions	2.8	—	—	fav	—
Revenues	$112.2	84.5	211.8	33	(60)

Operating profit:
Venezuela operations	$18.5	(45.6)	(94.8)	fav	(52)
Reorganization and Restructuring	(30.3)	(15.3)	(21.8)	98	(30)
Acquisitions and dispositions	(15.9)	(6.0)	49.4	unfav	unfav
Share-based compensation adj.	—	—	(2.4)	—	fav
Operating profit	$(27.7)	(66.9)	(69.6)	(59)	(4)

Venezuela operations We have excluded from our segment results all of our Venezuela operating results, including remeasurement losses on net monetary assets related to currency devaluations ($4.8 million in 2016, $18.1 million in 2015 and $121.6 million in 2014) and charges related to the impairment of property and equipment ($35.3 million in 2015), due to management’s inability to allocate, generate or redeploy resources globally.  In light of these unique circumstances, our operations in Venezuela are largely independent of the rest of our global operations.  As a result, the Chief Executive Officer, the Company's Chief Operating Decision maker ("CODM"), assesses segment performance and makes resource decisions by segment excluding Venezuela operating results.  Additionally, management believes excluding Venezuela from segment results makes it possible to more effectively evaluate the company’s performance between periods.
Factors considered by management in excluding Venezuela results include:

•	Continued inability to repatriate cash to redeploy to other operations or dividend to shareholders

•	Highly inflationary environment

•	Fixed exchange rate policy

•	Continued currency devaluations and

•	Difficulty raising prices and controlling costs

Reorganization and Restructuring
2016 Restructuring
In the fourth quarter of 2016, management implemented restructuring actions across our global business operations and our corporate functions. As a result of these actions, we recognized asset-related adjustments of $16.3 million, severance costs of $7.2 million, lease restructuring charges of $0.7 million, partially offset by a $6.1 million benefit related to the termination of a benefit program. Severance actions are expected to reduce our global workforce by 700 to 800 positions. We expect that the 2016 restructuring will result in $8 to $12 million in 2017 cost savings.

Executive Leadership and Board of Directors
In 2015, we recognized $1.8 million in charges related to Executive Leadership and Board of Directors restructuring actions, which were announced in January 2016. We recognized $4.3 million in charges in 2016 related to the Executive Leadership and Board of Directors restructuring actions.

2015 Restructuring
Brink's initiated an additional restructuring of its business in the third quarter of 2015. We recognized $11.6 million in 2015 costs related to employee severance, contract terminations, and lease terminations associated with the 2015 restructuring, which reduced the global workforce by approximately 1,100 positions and resulted in approximately $20 million in 2016 cost savings. We recognized charges of $6.5 million in 2016 related to this restructuring.

2014 Restructuring
Brink’s reorganized and restructured its business in December 2014, eliminating the management roles and structures in its former Latin America and EMEA regions and implementing a plan to reduce the cost structure of various country operations by eliminating approximately 1,700 positions across its global workforce.  Severance costs of $21.8 million associated with these actions were recognized in 2014. An additional $1.9 million in costs were recognized in 2015 related to the 2014 restructuring. The restructuring saved annual direct costs of approximately $50 million in 2015 compared to 2014, excluding charges for severance, lease termination and accelerated depreciation.

Due to the unique circumstances around these charges, they have not been allocated to segment results and are excluded from non-GAAP results. Charges related to the employees, assets, leases and contracts impacted by these restructuring actions were excluded from the segments and corporate expenses as shown in the table below.

	Years Ended December 31,			% change
(In millions)	2016	2015	2014	2016	2015
Reportable Segments:
North America	$(6.0)	(1.7)	(3.9)	unfav	(56)
South America	(4.6)	(1.2)	(12.2)	unfav	(90)
Rest of World	(13.2)	(6.7)	(3.2)	97	unfav
Total reportable segments	(23.8)	(9.6)	(19.3)	unfav	(50)
Corporate items	(6.5)	(5.7)	(2.5)	14	unfav
Total	$(30.3)	(15.3)	(21.8)	98	(30)

Acquisitions and dispositions  Certain acquisition and disposition items that are not considered part of the ongoing activities of the business and are special in nature are consistently excluded from non-GAAP results. These items are described below:

2016 Acquisitions and Dispositions

•
Due to management's decision in the first quarter of 2016 to exit the Republic of Ireland, the prospective impacts of shutting down this operation are included in items not allocated to segments and are excluded from the operating segments effective March 1, 2016. This activity is also excluded from the consolidated non-GAAP results. Beginning May 1, 2016, due to management's decision to also exit Northern Ireland, the results of shutting down these operations are treated similarly to the Republic of Ireland. 2015 revenues from both Ireland operations were approximately $20 million. Charges included in our GAAP results include $4.9 million in severance costs, $1.8 million in property impairment charges, lease restructuring charges of $0.5 million and an additional $7.0 million in operating and other exit costs. These costs have been excluded from our segment and our consolidated non-GAAP results. International shipments to and from Ireland will continue to be provided through BGS.

•	Brink's recognized a $2.0 million loss related to the sale of corporate assets in the second quarter of 2016.

2015 Acquisitions and Dispositions

•	These items related primarily to Brink's sale of its 70% interest in a cash management business in Russia in the fourth quarter of 2015 from which we recognized a $5.9 million loss on the sale.

2014 Acquisitions and Dispositions
These items related primarily to:

•	Brink’s sold an equity investment in a CIT business in Peru and recognized a $44.3 million gain. Other divestiture gains were $0.6 million.

•	A favorable adjustment of $0.7 million to the 2010 business acquisition gain for Mexico.

Share-based compensation adjustment Accounting adjustment related to share-based compensation of $2.4 million in 2014 was not allocated to segment results.  The accounting adjustments revised the accounting for certain share-based awards from fixed to variable fair value accounting. As of July 11, 2014, all outstanding equity awards had met the conditions for a grant date as defined in ASC Topic 718 and have since been accounted for as fixed share-based compensation expense.

2016 versus 2015
The impact of other items not allocated to segments on operating profit was a smaller loss ($27.7 million in 2016 versus $66.9 million in the prior year period). The reduction was primarily due to the $35.3 million of Venezuela impairment charges recognized in the prior year period as well as lower losses related to currency devaluation in Venezuela in the current year period. The Venezuela-related items were partially offset by charges related to the shutdown of operations in Ireland, a loss on the sale of corporate assets and higher reorganization and restructuring costs in 2016.

2015 versus 2014
Other items not allocated to segments was a lower expense in 2015 versus the prior year period primarily due to lower devaluation charges in Venezuela and lower restructuring charges, partially offset by the $44.3 million gain on the 2014 sale of our former equity method investment in Peru in 2014, the 2015 Venezuela impairment charges of $35.3 million and lower profits from Venezuela operations.

Other Operating Income and Expense

Amounts below represent consolidated other operating income and expense.

	Years Ended December 31,			% change
(In millions)	2016	2015	2014	2016	2015

Foreign currency items:
Transaction gains (losses)	$1.4	(26.8)	(127.2)	fav	(79)
Foreign currency derivative instrument gains (losses)	(2.4)	2.9	1.4	unfav	fav
Gains (losses) on sale of property and equity investment	(1.3)	0.9	44.9	unfav	(98)
Argentina conversion losses	(0.1)	(7.1)	(3.6)	(99)	97
Impairment losses	(20.6)	(37.2)	(3.3)	(45)	unfav
Share in earnings (losses) of equity affiliates	(1.5)	0.5	4.3	unfav	(88)
Royalty income	2.6	2.1	1.5	24	40
Gains (losses) on business acquisitions and dispositions	0.1	(6.3)	—	fav	unfav
Other	1.7	1.6	1.0	6	60
Other operating income (expense)	$(20.1)	(69.4)	(81.0)	(71)	(14)

2016 versus 2015
Other operating expense decreased in 2016 primarily due to lower losses from foreign currency items, property impairments, Argentina currency conversions and business dispositions. The reduction in foreign currency transaction losses mainly resulted from lower remeasurement losses associated with Venezuelan currency devaluation ($4.8 million in 2016 versus $18.1 million in 2015). Impairment charges declined in 2016 as the 2015 Venezuela property impairment of $35.3 million exceeded current year impairment losses, primarily from 2016 restructuring actions. After the December 2015 devaluation of the Argentine peso, we did not incur significant losses from converting Argentina pesos to U.S. dollars ($0.1 million in 2016 versus $7.1 million in 2015). In 2015, we recognized a $5.9 million loss on the sale of a Russian cash management business.

2015 versus 2014
Other operating expense decreased in 2015 primarily as a result of lower remeasurement losses associated with the currency devaluation in Venezuela ($18.1 million) versus the remeasurement charges related to the currency devaluation in the prior year ($121.6 million). The lower remeasurement charges in 2015 were partially offset by a 2014 gain on the sale of a Peru CIT business ($44.3 million), the 2015 Venezuela property impairment charges ($35.3 million) and a $5.9 million loss on the sale of a Russian cash management business, of which $5.0 million represented foreign currency translation adjustments reclassified from accumulated other comprehensive income (loss) into earnings. See Note 1 to the consolidated financial statements for a description of the change in currency exchange processes and rates and the 2015 impairment of long-lived assets in Venezuela.

Nonoperating Income and Expense

Interest Expense

	Years Ended December 31,			% change
(In millions)	2016	2015	2014	2016	2015

Interest expense	$20.4	18.9	23.4	8	(19)

Interest expense was higher in 2016 due to interest recognized on a non-recourse financing liability in Mexico (see Note 19) and the impact of higher weighted-average interest rates in 2016 versus the prior year.

Interest expense was lower in 2015 due to lower weighted-average interest rates, the impact of a stronger U.S. dollar on foreign currency-denominated debt and the redemption of the fixed-rate Dominion Terminal Associates bonds in the third quarter of 2014.

Interest and Other Income (Expense)

	Years Ended December 31,			% change
(In millions)	2016	2015	2014	2016	2015

Interest income	$2.6	3.3	3.0	(21)	10
Gain on available-for-sale securities	0.5	1.1	0.4	(55)	fav
Derivative instruments	(0.6)	(0.5)	(1.0)	20	(50)
Retirement benefit cost other than service cost	(40.3)	(39.8)	(86.9)	1	(54)
Other	(1.3)	(0.5)	(0.5)	unfav	—
Interest and other income (expense)	$(39.1)	(36.4)	(85.0)	7	(57)

Interest and other income (expense) was a higher expense in 2016 compared to 2015 primarily due to lower interest income and a decrease in gains on available-for-sale securities.

Interest and other income (expense) was a lower expense in 2015 compared to 2014 primarily due to a decrease in retirement benefit cost other than service cost. In 2014, we recognized a $56 million settlement loss related to the lump-sum buy-out of certain participants in the U.S. pension plan.

Income Taxes

Summary Rate Reconciliation – GAAP

(In percentages)	2016	2015	2014

U.S. federal tax rate	35.0%	35.0%	35.0%
Increases (reductions) in taxes due to:
Venezuela devaluation	2.9	61.3	(86.3)
Tax on accelerated U.S. income(a)	—	57.3	—
Adjustments to valuation allowances	18.2	18.9	(16.9)
Foreign income taxes	4.2	(18.2)	(0.7)
French business tax	3.0	8.9	(9.0)
Taxes on undistributed earnings of foreign affiliates	0.7	(1.2)	(3.7)
State income taxes, net	(1.0)	(4.1)	5.2
Other	(0.2)	3.9	1.5
Income tax rate on continuing operations	62.8%	161.8%	(74.9)%

(a)	In the fourth quarter of 2015, we recognized a $23.5 million increase to current tax expense related to a transaction that accelerated U.S. taxable income.

Summary Rate Reconciliation – Non-GAAP(a)

(In percentages)	2016	2015	2014

U.S. federal tax rate	35.0%	35.0%	35.0%
Increases (reductions) in taxes due to:
Adjustments to valuation allowances	1.3	2.0	6.7
French business tax	2.0	2.6	4.3
Other	(1.4)	(2.6)	(0.3)
Income tax rate on Non-GAAP continuing operations	36.9%	37.0%	45.7%

(a)	See pages 19–21 for a reconciliation of non-GAAP results to GAAP.

Overview

Our effective tax rate has varied in the past three years from the statutory U.S. federal rate due to various factors, including

•	changes in judgment about the need for valuation allowances

•	changes in the geographical mix of earnings

•	nontaxable acquisition gains and losses

•	changes in laws in the U.S., France and Mexico

•	U.S. tax on accelerated taxable income

•	changes in the foreign currency rate used to measure Venezuela’s tax results

•	timing of benefit recognition for uncertain tax positions

•	state income taxes

We establish or reverse valuation allowances for deferred tax assets depending on all available information including historical and expected future operating performance of our subsidiaries.  Changes in judgment about the future realization of deferred tax assets can result in significant adjustments to the valuation allowances.  Based on our historical and future expected taxable earnings, we believe it is more-likely-than-not that we will realize the benefit of the deferred tax assets, net of valuation allowances.

Continuing Operations
2016 Compared to U.S. Statutory Rate
The effective income tax rate on continuing operations in 2016 was greater than the 35% U.S. statutory tax rate primarily due to the significant losses related to operations in the Republic of Ireland, for which no tax benefit can be recorded, a change in judgment resulting in a valuation allowance against certain U.S. tax attributes with a limited statutory carryforward period that are no longer more-likely-than-not to be realized, and the non-deductible expenses resulting from the currency devaluation in Venezuela.

Excluding those items, our effective tax rate on continuing operations in 2016 was 42%.  This rate is higher than the 35% U.S. statutory rate primarily due to book losses for which no tax benefit can be recorded, non-deductible expenses in Mexico, taxes on undistributed earnings and the characterization of a French business tax as an income tax, partially offset by the geographical mix of earnings and a French income tax credit.

2015 Compared to U.S. Statutory Rate
The effective income tax rate on continuing operations in 2015 was higher than the 35% U.S. statutory tax rate primarily due to a significant Venezuela currency remeasurement loss and impairment loss, which were largely non-deductible, and U.S. tax on accelerated taxable income.  Excluding these items, the effective income tax rate was higher than the 35% U.S. statutory tax rate due to $3.7 million of tax expense due to the characterization of a French business tax as an income tax.

2014 Compared to U.S. Statutory Rate
The effective income tax rate on continuing operations in 2014 was lower than the 35% U.S. statutory tax rate (negative 75%) primarily due to a significant Venezuela currency remeasurement loss, which was largely non-deductible.  Excluding the remeasurement loss, the effective income tax rate was higher than the 35% U.S. statutory tax rate due to $9.9 million of tax expense from cross border payments and $4.4 million of tax expense due to the characterization of a French business tax as an income tax, mostly offset by a $4.6 million tax benefit due to the jurisdictional mix of earnings including the favorable Venezuela permanent inflation adjustment.

Undistributed Foreign Earnings
As of December 31, 2016, we have not recorded U.S. federal deferred income taxes on approximately $229 million of undistributed earnings of foreign subsidiaries and equity affiliates in accordance with FASB ASC Topic 740, Income Taxes.  We expect that these earnings will be permanently reinvested in operations outside the U.S.  It is not practical to determine the income tax liability that might be incurred if all such income was remitted to the U.S. due to the inherent complexities associated with any hypothetical calculation, which would be dependent upon the exact form of repatriation.

Noncontrolling Interests

	Years Ended December 31,			% change
(In millions)	2016	2015	2014	2016	2015

Net income (loss) attributable to noncontrolling interests	$10.3	(16.3)	(30.9)	fav	(47)

The change from a $16.3 million net loss attributable to noncontrolling interests in 2015 to $10.3 million net income attributable to noncontrolling interests in 2016 was primarily due to improved results in our Venezuelan subsidiaries and lower currency remeasurement charges from the devaluation of Venezuelan currency.

The net loss attributable to noncontrolling interests in 2015 was primarily due to a $35.3 million impairment charge related to Venezuelan property and equipment and $18.1 million in currency remeasurement charges from the devaluation of Venezuelan currency.

The net loss attributable to noncontrolling interests in 2014 was primarily due to $121.6 million in currency remeasurement charges from the devaluation of Venezuelan currency.

See Note 1 to the consolidated financial statements for more information about the currency remeasurement charges of our Venezuelan subsidiaries and the Venezuela impairment charge that occurred in 2015.

Loss from Discontinued Operations

	Years Ended December 31,
(In millions)	2016	2015	2014

Loss from operations(a)(b)	$—	(2.4)	(13.3)
Loss on sales	—	(0.8)	(18.9)
Adjustments to contingencies of former operations(c):
Workers' compensation	(2.8)	(0.7)	(4.4)
Insurance recoveries related to BAX Global indemnification(d)	—	—	9.5
Other	—	0.1	(1.6)
Loss from discontinued operations before income taxes	(2.8)	(3.8)	(28.7)
Provision (benefit) for income taxes	(1.1)	(1.0)	0.4
Loss from discontinued operations, net of tax	$(1.7)	(2.8)	(29.1)

(a)	Discontinued operations include gains and losses related to businesses that we recently sold or shut down. No interest expense was included in discontinued operations in 2015 and 2014.

(b)
The loss from operations in 2015 included $1.0 million in pension settlement charges related to the Mexican parcel delivery business sold in February 2015. The loss from operations in 2014 included $15.6 million in non-cash severance and impairment charges related to the Netherlands cash-in-transit operations.

(c)	Primarily related to former coal businesses and BAX Global, a former freight forwarding and logistics business.

(d)
BAX Global had been defending a claim related to the apparent diversion by a third party of goods being transported for a customer.  In 2010, the Dutch Supreme Court denied the final appeal of BAX Global, letting stand the lower court ruling that BAX Global was liable for this claim.  We had contractually indemnified the purchaser of BAX Global for this contingency.  Through 2010, we had recognized $11.5 million of expense related to the payment made in satisfaction of the judgment.  In 2014, we recovered $9.5 million from insurance companies related to this matter.

Cash-in-transit operations sold or shut down:

•	Australia (sold in October 2014)

•	Puerto Rico (shut down in November 2014)

•	Netherlands (sold in December 2014)

Other operations sold:

•	In February 2015, we sold a small Mexican parcel delivery business which met the criteria for classification as a discontinued operation as of December 31, 2014.

Other divestitures not classified as discontinued operations:

•
We sold our 70% ownership interest in a Russian cash management business in November 2015 and recognized a $5.9 million loss on the disposition. A significant part of the loss ($5.0 million) represented the reclassification of foreign currency translation adjustments from accumulated other comprehensive income (loss) into earnings.

•	We sold our Irish guarding operation in November 2015.

•	We shut down our remaining Irish domestic operations in September 2016.

•	We sold our German guarding operation in October 2016.

The table below shows revenues and income (loss) from operations before tax for other divestitures not classified as discontinued operations:

	Years Ended December 31,
(In millions)	2016	2015	2014

Other divestitures
Revenues	$12.3	46.6	94.4
Income (loss) from operations before tax	(16.0)	(8.2)	3.4

Non-GAAP Results Reconciled to GAAP

Non-GAAP results described in this filing are financial measures that are not required by or presented in accordance with GAAP. The purpose of the Non-GAAP results is to report financial information from the primary operations of our business by excluding the effects of certain income and expenses that do not reflect the ordinary earnings of our operations. The specific items excluded have not been allocated to segments, are described in detail on pages 11–13, and are reconciled to comparable GAAP measures below.

The full-year Non-GAAP tax rate in each year excludes certain pretax and income tax amounts. Amounts reported for prior periods have been updated in this report to present information consistently for all periods presented.

The Non-GAAP information is intended to provide information to assist analysts and investors with comparability and estimates of future performance. Brink’s believes these measures are helpful in assessing operations and estimating future results and enable period-to-period comparability of financial performance. In addition, Brink’s believes the measures will help analysts and investors assess the ongoing operations of both our consolidated business and individual segments. Management uses Non-GAAP results to evaluate our period-over-period operating performance because our management believes this provides a more comparable measure of our continuing business. Additionally, Non-GAAP results are utilized as performance measures in certain management incentive compensation plans. Non-GAAP results should not be considered as an alternative to revenue, income or earnings per share amounts determined in accordance with GAAP and should be read in conjunction with their GAAP counterparts.

	2016			2015
	Pre-tax	Tax	Effective tax rate	Pre-tax	Tax	Effective tax rate
Effective Income Tax Rate(a)
GAAP	$125.0	78.5	62.8%	$41.1	66.5	161.8%
Retirement plans(e)	31.5	11.3		31.2	10.8
Venezuela operations(b)	(15.9)	(14.1)		47.8	(5.5)
Reorganization and Restructuring(b)	30.3	7.4		15.3	3.9
Acquisitions and dispositions(b)	16.4	0.7		6.0	0.1
Deferred tax valuation allowance(c)	—	(14.7)		—	—
U.S. tax on accelerated U.S. income(d)	—	—		—	(23.5)
Non-GAAP	$187.3	69.1	36.9%	$141.4	52.3	37.0%

				2014
				Pre-tax	Tax	Effective tax rate
Effective Income Tax Rate(a)
GAAP				$(49.0)	36.7	(74.9)%
Retirement plans(e)				79.0	28.3
Venezuela operations(b)				97.9	(1.9)
Reorganization and Restructuring(b)				21.8	6.1
Acquisitions and dispositions(b)				(49.4)	(22.7)
Share-based compensation adj.(b)				2.4	0.4
Non-GAAP				$102.7	46.9	45.7%

Amounts may not add due to rounding.

(a)	From continuing operations.

(b)
See “Other Items Not Allocated To Segments” on pages 11–13 for details.  We do not consider these items to be reflective of our core operating performance due to the variability of such items from period-to-period in terms of size, nature and significance.

(c)
There was a change in judgment resulting in a valuation allowance against certain tax attributes with a limited statutory carryforward period that are no longer more-likely-than-not to be realized due to lower than expected U.S. operating results, certain non-GAAP pre-tax items, and the timing of tax deductions related to executive leadership transition.

(d)	The non-GAAP tax rate excludes the U.S. tax on a transaction that accelerated U.S. taxable income because it will be offset by foreign tax benefits in future years.

(e)
Our U.S. Retirement plans are frozen and costs related to these plans are excluded from non-GAAP results. Certain non-U.S. operations also have retirement plans. Settlement charges related to these non-U.S. plans are also excluded from non-GAAP results.

Non-GAAP reconciled to GAAP

	Years Ended December 31,
(In millions)	2016	2015	2014

Revenues:
GAAP	$3,020.6	3,061.4	3,562.3
Venezuela operations(b)	(109.4)	(84.5)	(211.8)
Acquisitions and dispositions(b)	(2.8)	—	—
Non-GAAP	$2,908.4	2,976.9	3,350.5

Operating profit (loss):
GAAP	$184.5	96.4	59.4
Venezuela operations(b)	(18.5)	45.6	94.8
Reorganization and Restructuring(b)	30.3	15.3	21.8
Acquisitions and dispositions(b)	15.9	6.0	(49.4)
Share-based compensation adj.(b)	—	—	2.4
Non-GAAP	$212.2	163.3	129.0

Nonoperating expense:
GAAP	$(59.5)	(55.3)	(108.4)
Retirement plans(e)	31.5	31.2	79.0
Venezuela operations(b)	2.6	2.2	3.1
Acquisitions and dispositions(b)	0.5	—	—
Non-GAAP	$(24.9)	(21.9)	(26.3)

Provision for income taxes:
GAAP	$78.5	66.5	36.7
Retirement plans(e)	11.3	10.8	28.3
Venezuela operations(b)	(14.1)	(5.5)	(1.9)
Reorganization and Restructuring(b)	7.4	3.9	6.1
Acquisitions and dispositions(b)	0.7	0.1	(22.7)
Share-based compensation adj.(b)	—	—	0.4
Deferred tax valuation allowance(c)	(14.7)	—	—
U.S. tax on accelerated U.S. income(d)	—	(23.5)	—
Non-GAAP	$69.1	52.3	46.9

Net income (loss) attributable to noncontrolling interests:
GAAP	$10.3	(16.3)	(30.9)
Venezuela operations(b)	(4.4)	21.2	36.6
Reorganization and Restructuring(b)	(0.8)	—	0.7
Non-GAAP	$5.1	4.9	6.4

Income (loss) from continuing operations attributable to Brink's:
GAAP	$36.2	(9.1)	(54.8)
Retirement plans(e)	20.2	20.4	50.7
Venezuela operations(b)	2.6	32.1	63.2
Reorganization and Restructuring(b)	23.7	11.4	15.0
Acquisitions and dispositions(b)	15.7	5.9	(26.7)
Share-based compensation adj.(b)	—	—	2.0
Deferred tax valuation allowance(c)	14.7	—	—
U.S. tax on accelerated U.S. income(d)	—	23.5	—
Non-GAAP	$113.1	84.2	49.4

Non-GAAP margin	7.3%	5.5%	3.9%

Amounts may not add due to rounding.

See page 19 for footnote explanations.

	Years Ended December 31,
(In millions)	2016	2015	2014

Diluted EPS
GAAP	$0.72	(0.19)	(1.12)
Retirement plans(e)	0.39	0.41	1.03
Venezuela operations(b)	0.05	0.64	1.28
Reorganization and Restructuring(b)	0.47	0.23	0.31
Acquisitions and dispositions(b)	0.32	0.12	(0.54)
Share-based compensation adj.(b)	—	—	0.04
Deferred tax valuation allowance(c)	0.29	—	—
U.S. tax on accelerated U.S. income(d)	—	0.47	—
Non-GAAP	$2.24	1.69	1.01

Amounts may not add due to rounding.

See page 19 for footnote explanations.

Foreign Operations

We currently serve customers in more than 100 countries, including 40 countries where we operate subsidiaries.

We are subject to risks customarily associated with doing business in foreign countries, including labor and economic conditions, political instability, controls on repatriation of earnings and capital, nationalization, expropriation and other forms of restrictive action by local governments.  Changes in the political or economic environments in the countries in which we operate could have a material adverse effect on our business, financial condition and results of operations.  The future effects, if any, of these risks are unknown.

Our international operations conduct a majority of their business in local currencies. Because our financial results are reported in U.S. dollars, they are affected by changes in the value of various local currencies in relation to the U.S. dollar.  Recent strengthening of the U.S. dollar has reduced our reported dollar revenues and operating profit, which may continue in 2017.  Our operations in Venezuela are subject to local laws and regulatory interpretations that determine the exchange rate at which repatriating dividends may be converted.  See Application of Critical Accounting Policies—Foreign Currency Translation on pages 39–40 for a description of our accounting methods and assumptions used to include our Venezuelan operations in our consolidated financial statements, and a description of the accounting for subsidiaries operating in highly inflationary economies.

Changes in exchange rates may also affect transactions which are denominated in currencies other than the functional currency.  From time to time, we use foreign currency forward and swap contracts to hedge transactional risks associated with foreign currencies.  At December 31, 2016, the notional value of our shorter term outstanding foreign currency forward and swap contracts was $41.9 million with average contract maturities of approximately one month.  These shorter term foreign currency forward and swap contracts primarily offset exposures in the British pound and the Mexican peso. Additionally, these shorter term contracts are not designated as hedges for accounting purposes, and accordingly, changes in their fair value are recorded immediately in earnings.  We recognized losses of $2.4 million on these contracts in 2016.  At December 31, 2016, the fair value of these outstanding foreign currency forward and swap contracts was not significant.

We also have a longer term cross currency swap contract to hedge exposure in Brazilian real which is designated as a cash flow hedge for accounting purposes. At December 31, 2016, the notional value of this longer term contract was $7.9 million with a weighted-average maturity of 0.6 years. We recognized net losses of $1.6 million on this contract, of which losses of $1.3 million were included in other operating income (expense) to offset transaction gains of $1.3 million and expenses of $0.3 million were included in interest and other income (expense) in 2016.  At December 31, 2016 the fair value of the longer term cross currency swap contract was $3.1 million, of which $2.4 million is included in prepaid expenses and other and $0.7 million is included in other assets on the consolidated balance sheet.

See Note 1 to the consolidated financial statements for a description of government currency processes and restrictions in Venezuela and Argentina, their effect on our operations, and how we account for currency remeasurement for our Venezuelan subsidiaries.

LIQUIDITY AND CAPITAL RESOURCES
Overview

Over the last three years, we used cash generated from our operations, proceeds from sales of investments and borrowings to

•
invest in the infrastructure of our business (new facilities, cash sorting and other equipment for our Cash Management Services operations, armored trucks,  CompuSafe® units, and information technology) ($349 million),

•	contribute funds to a U.S. pension plan ($87 million), and

•	pay dividends to Brink’s shareholders ($59 million).

Cash flows from operating activities decreased by $28.4 million in 2016 as compared to the prior year primarily due to higher amounts paid for income taxes. Cash used for investing activities increased by $5.2 million in 2016 as higher capital expenditures and lower net cash inflows from marketable securities in 2016 were partially offset by a reduction in cash outflows related to business divestitures. Cash also decreased $12.1 million in 2016 as a result of the strengthening of the U.S. dollar, primarily against currencies in Latin America including the Venezuelan bolivar and the Argentine peso.  We financed our liquidity needs in 2016 with cash flows from operations supplemented by short-term borrowings.

Cash flows from operating activities increased by $54.6 million in 2015 as compared to the prior year primarily due to contributions made to our primary U.S. pension plan in 2014. Cash used for investing activities increased by $9.7 million in 2015 as lower capital expenditures and a decrease in cash outflows from discontinued operations were more than offset by lower cash inflows from asset sales in 2015 as we received $60 million in 2014 from the sale of the Peru CIT business. Cash also decreased $34.0 million in 2015 as a result of the strengthening of the U.S. dollar, primarily against most currencies in Latin America including the Venezuelan bolivar, Argentine peso and Brazilian real.  We financed our liquidity needs in 2015 with cash flows from operations.

Operating Activities

	Years Ended December 31,			$ change
(In millions)	2016	2015	2014	2016	2015

Cash flows from operating activities
Operating activities - GAAP	$167.5	195.9	141.3	$(28.4)	54.6
Venezuela operations	(16.4)	(2.3)	(20.7)	(14.1)	18.4
Contributions to primary U.S. pension plan	—	—	87.2	—	(87.2)
(Increase) decrease in certain customer obligations(a)	13.2	(12.5)	(15.4)	25.7	2.9
Discontinued operations	—	2.0	(5.5)	(2.0)	7.5
Operating activities - non-GAAP	$164.3	183.1	186.9	$(18.8)	(3.8)

(a)
To adjust for the change in the balance of customer obligations related to cash received and processed in certain of our secure Cash Management Services operations. The title to this cash transfers to us for a short period of time. The cash is generally credited to customers’ accounts the following day and we do not consider it as available for general corporate purposes in the management of our liquidity and capital resources.

Non-GAAP cash flows from operating activities is a supplemental financial measure that is not required by, or presented in accordance with GAAP. The purpose of this non-GAAP measure is to report financial information excluding cash flows from Venezuela operations, contributions to the primary U.S. pension plan, the impact of cash received and processed in certain of our Cash Management Services operations and without cash flows from discontinued operations. We believe this measure is helpful in assessing cash flows from operations, enables period-to-period comparability and is useful in predicting future operating cash flows. This non-GAAP measure should not be considered as an alternative to cash flows from operating activities determined in accordance with GAAP and should be read in conjunction with our consolidated statements of cash flows.

2016 versus 2015

GAAP
Operating cash flows decreased by $28.4 million in 2016 compared to 2015. The decrease was primarily due to changes in customer obligations of certain of our secure Cash Management Services operations (cash held for customers decreased by $13.2 million in 2016 compared to an increase of $12.5 million in 2015), increases in cash paid for income taxes in the current year, and increases in cash used for working capital, partially offset by an increase in operating profit and an increase in operating cash provided by Venezuela operations of $14.1 million.

Non-GAAP
Non-GAAP cash flows from operating activities decreased by $18.8 million in 2016 as compared to 2015. The decrease was primarily due to increases in cash paid for income taxes in the current year and increases in cash used for working capital, partially offset by an increase in operating profit.

2015 versus 2014

GAAP
Operating cash flows increased by $54.6 million in 2015 compared to 2014. The increase was primarily due to contributions made to our primary U.S. pension plan in 2014, an increase in operating profit, and lower amounts paid for income taxes, offset by an increase in cash used for working capital and discontinued operations as well as a decrease in cash provided by Venezuela operations.

Non-GAAP
Non-GAAP cash flows from operating activities decreased by $3.8 million in 2015 as compared to 2014. The decrease was primarily due to an increase in cash used for working capital partially offset by an increase in operating profit and lower amounts paid for income taxes.

Investing Activities

	Years Ended December 31,			$ change
(In millions)	2016	2015	2014	2016	2015

Cash flows from investing activities
Capital expenditures	$(112.2)	(101.1)	(136.1)	$(11.1)	35.0
Acquisitions	(0.7)	—	(4.6)	(0.7)	4.6
Dispositions, net of cash disposed	(0.6)	(14.6)	—	14.0	(14.6)
Marketable securities:
Purchases	(9.2)	(27.3)	—	18.1	(27.3)
Sales	9.1	33.9	0.9	(24.8)	33.0
Proceeds from sale of property, equipment and investments	4.7	1.9	62.7	2.8	(60.8)
Other	—	1.6	(3.6)	(1.6)	5.2
Discontinued operations	—	1.9	(13.3)	(1.9)	15.2
Investing activities	$(108.9)	(103.7)	(94.0)	$(5.2)	(9.7)

Cash used by investing activities increased by $5.2 million in 2016 versus 2015. The increase was due to higher capital expenditures of $11.1 million and lower net cash inflows from purchases and sales of marketable securities. These amounts were partially offset by a reduction in cash outflows related to business divestitures.

Cash used by investing activities increased by $9.7 million in 2015 versus 2014. The change was due to the proceeds of $59.6 million received on the 2014 sale of an equity interest in a Peru CIT business and 2015 outflows of cash held for customers related to a business divestiture in Russia. These amounts were partially offset by lower capital expenditures of $35.0 million, less cash used in discontinued operations of $15.2 million and higher net cash inflows from purchases and sales of marketable securities, primarily in Argentina.

Capital expenditures and depreciation and amortization were as follows:

	Years Ended December 31,			$ change
(In millions)	2016	2015	2014	2016	2015

Property and Equipment Acquired during the year
Capital expenditures(a):
North America	$42.0	37.1	50.8	$4.9	(13.7)
South America	24.0	21.4	32.5	2.6	(11.1)
Rest of World	32.2	31.3	30.9	0.9	0.4
Corporate items	9.0	7.0	16.5	2.0	(9.5)
Capital expenditures - non-GAAP	107.2	96.8	130.7	10.4	(33.9)
Venezuela	5.0	4.3	5.4	0.7	(1.1)
Capital expenditures - GAAP	$112.2	101.1	136.1	$11.1	(35.0)

Capital leases(b):
North America	$23.2	16.3	9.8	$6.9	6.5
South America	6.2	2.6	2.3	3.6	0.3
Rest of World	—	—	—	—	—
Capital leases - GAAP and non-GAAP	$29.4	18.9	12.1	$10.5	6.8

Total:
North America	$65.2	53.4	60.6	$11.8	(7.2)
South America	30.2	24.0	34.8	6.2	(10.8)
Rest of World	32.2	31.3	30.9	0.9	0.4
Corporate items	9.0	7.0	16.5	2.0	(9.5)
Total - non-GAAP	136.6	115.7	142.8	20.9	(27.1)
Venezuela	5.0	4.3	5.4	0.7	(1.1)
Total - GAAP	$141.6	120.0	148.2	$21.6	(28.2)

Depreciation and amortization(a)
North America	$66.8	70.1	77.9	$(3.3)	(7.8)
South America	21.2	22.0	26.4	(0.8)	(4.4)
Rest of World	31.2	32.6	38.4	(1.4)	(5.8)
Corporate items	10.9	11.3	9.7	(0.4)	1.6
Depreciation and amortization - non-GAAP	130.1	136.0	152.4	(5.9)	(16.4)
Venezuela	0.7	3.9	9.5	(3.2)	(5.6)
2016 Restructuring	0.8	—	—	0.8	—
Depreciation and amortization - GAAP	$131.6	139.9	161.9	$(8.3)	(22.0)

(a)
Capital expenditures as well as depreciation and amortization related to Venezuela have been excluded from South America and accelerated depreciation related to 2016 Restructuring activities has been excluded from non-GAAP amounts.

(b)
Represents the amount of property and equipment acquired using capital leases.  Because the assets are acquired without using cash, the acquisitions are not reflected in the consolidated cash flow statement.  Amounts are provided here to assist in the comparison of assets acquired in the current year versus prior years.  Sale leaseback transactions are excluded from “Capital leases” in this table.

We continue to focus on maximizing asset utilization and we have reduced our annual spend to a level more in line with depreciation.  Our reinvestment ratio, which we define as the annual amount of property and equipment acquired during the year divided by the annual amount of depreciation, was 1.1 in 2016, 0.9 in 2015, and 0.9 in 2014.

Capital expenditures in 2016 for our operating units were primarily for machinery and equipment, armored vehicles, and information technology.  Capital expenditures in 2016 were $11.1 million higher compared to 2015.  Total property and equipment acquired in 2016 was $21.6 million higher than the prior year.

Capital expenditures in 2015 for our operating units were primarily for machinery and equipment, armored vehicles, and information technology.  Capital expenditures in 2015 were $35.0 million lower compared to 2014.  Total property and equipment acquired in 2015 was $28.2 million lower than the prior year.

Corporate capital expenditures in the last three years were primarily for implementing a new finance shared service center and investing in information technology.

Financing Activities

	Years Ended December 31,			$ change
(In millions)	2016	2015	2014	2016	2015

Cash flows from financing activities
Borrowings and repayments:
Short-term borrowings	$115.0	(22.7)	(7.8)	$137.7	(14.9)
Long-term revolving credit facilities, net	(112.2)	(64.4)	115.0	(47.8)	(179.4)
Other long-term debt, net	(34.2)	44.1	(73.5)	(78.3)	117.6
Borrowings (repayments)	(31.4)	(43.0)	33.7	11.6	(76.7)

Nonrecourse financing of real estate transaction	—	14.5	—	(14.5)	14.5
Common stock issued	3.0	—	—	3.0	—
Dividends to:
Shareholders of Brink’s	(19.8)	(19.5)	(19.4)	(0.3)	(0.1)
Noncontrolling interests in subsidiaries	(4.6)	(5.3)	(8.6)	0.7	3.3
Acquisitions of noncontrolling interests	—	(1.5)	—	1.5	(1.5)
Proceeds from exercise of stock options	12.2	3.8	0.4	8.4	3.4
Other	(4.3)	(1.7)	(2.8)	(2.6)	1.1
Discontinued operations	—	0.2	—	(0.2)	0.2
Financing activities	$(44.9)	(52.5)	3.3	$7.6	(55.8)

2016 versus 2015
Cash used by financing activities decreased by $7.6 million in 2016 compared to 2015 due to higher short-term borrowings and increased proceeds from stock option exercises. These financing cash flow increases were partially offset by higher net repayments of our revolving credit facilities and other long-term debt as well as cash receipts in 2015 from the Mexico real estate transaction which did not reoccur in 2016.

2015 versus 2014
Cash used by financing activities increased by $55.8 million in 2015 compared to 2014 as net repayments of our revolving credit facilities and short-term borrowings exceeded net borrowings of other long-term debt. Our ability to repay debt in 2015 resulted primarily from higher operating cash flows as no contributions were made to the primary U.S. pension plan in 2015 along with lower capital expenditures. The higher cash outflows from debt repayments were partially offset by the receipt of $14.5 million in cash in 2015 related to a real estate transaction in Mexico. Due to continuing involvement, the transaction did not qualify for sale-leaseback accounting, therefore the cash proceeds are reported as a nonrecourse financing liability.

Common stock issued
We received $3.0 million in 2016 when our CEO and CFO purchased a combined 100,440 shares of our common stock.

Dividends
We paid dividends to Brink’s shareholders of $0.10 per share in each of the last 12 quarters.  Future dividends are dependent on our earnings, financial condition, shareholders’ equity levels, our cash flow and business requirements, as determined by the Board of Directors.

Effect of Exchange Rate Changes on Cash and Cash Equivalents

Changes in currency exchange rates reduced the amount of cash and cash equivalents by $12.1 million during 2016, compared to a reduction of $34.0 million in 2015 and $129.9 million in 2014.  The decrease in 2016 was caused by strengthening of the U.S. dollar, primarily against currencies in Latin America including the Venezuelan bolivar and the Argentine peso. The decrease in 2015 was caused by the strengthening of the U.S. dollar, primarily against most currencies in Latin America including the Venezuelan bolivar, Argentine peso and Brazilian real. Approximately $93 million of the 2014 reduction was due to a currency devaluation in Venezuela that occurred in the first quarter of that year.  See Note 1 to the consolidated financial statements for more information.  The rest of the change related to the strengthening of the U.S. dollar against many of the currencies in the countries where we operate, particularly in Russia and Latin America.

Capitalization

We use a combination of debt, leases and equity to capitalize our operations.

As of December 31, 2016, debt as a percentage of capitalization (defined as total debt and equity) was 56% compared to 57% at December 31, 2015.  The ratio decreased in 2016 because our equity increased by a higher amount than the increase in our debt.  Our equity in 2016 increased primarily from current year net income and proceeds from stock option exercises. These positive changes were partially offset by dividend payments and other comprehensive losses resulting primarily from the negative impact of foreign currency translation adjustments in 2016.  Our debt increased in 2016 as higher short-term borrowings exceeded net repayments of long-term debt.

Summary of Debt, Equity and Other Liquidity Information

	Amount available under credit facilities	Outstanding balance
	December 31,	December 31,
(In millions)	2016	2016	2015	$ change(a)
Debt:
Short-term borrowings
Uncommitted credit facilities	$15.7	$108.3	—	$108.3
Restricted cash borrowings(b)	—	22.3	3.5	18.8
Other	—	32.2	29.1	3.1
Total Short-term borrowings	$15.7	$162.8	32.6	$130.2

Long-term debt
Revolving Facility	$469.2	$55.8	163.3	$(107.5)
Private Placement Notes	—	85.6	92.8	(7.2)
Term Loan	—	65.6	70.9	(5.3)
Multi-currency revolving facilities	11.9	3.6	1.1	2.5
Unsecured committed credit facility	—	—	4.1	(4.1)
Letter of Credit Facilities	27.8	—	—	—
Other	—	2.8	6.2	(3.4)
Capital leases	—	67.0	59.5	7.5
Total Long-term debt	$508.9	$280.4	397.9	$(117.5)

Total Debt	$524.6	$443.2	430.5	$12.7

Total equity		$354.8	330.6	$24.2

(a)	In addition to cash borrowings and repayments, the change in the debt balance also includes changes in currency exchange rates.

(b)
These 2016 and 2015 amounts are for short-term borrowings related to cash borrowed under lending arrangements used in the process of managing customer cash supply chains, which is currently classified as restricted cash and not available for general corporate purposes. See Note 19 for more details.

Reconciliation of Net Debt to U.S. GAAP Measures

	December 31,
(In millions)	2016	2015	$ change

Debt:
Short-term borrowings(a)	$140.5	29.1	$111.4
Long-term debt	280.4	397.9	(117.5)
Total Debt	420.9	427.0	(6.1)

Less:
Cash and cash equivalents	183.5	181.9	1.6
Amounts held by Cash Management Services operations(b)	(9.8)	(24.2)	14.4
Cash and cash equivalents available for general corporate purposes	173.7	157.7	16.0

Net Debt	$247.2	269.3	$(22.1)

(a)
Amount excludes $22.3 million at December 31, 2016 and $3.5 million at December 31, 2015 for short-term borrowings related to cash borrowed under lending arrangements used in the process of managing customer cash supply chains, which is currently classified as restricted cash and not available for general corporate purposes. See Note 19 for more details.

(b)
Title to cash received and processed in certain of our secure Cash Management Services operations transfers to us for a short period of time.  The cash is generally credited to customers’ accounts the following day and we do not consider it as available for general corporate purposes in the management of our liquidity and capital resources and in our computation of Net Debt.

Net Debt is a supplemental non-GAAP financial measure that is not required by, or presented in accordance with GAAP.  We use Net Debt as a measure of our financial leverage.  We believe that investors also may find Net Debt to be helpful in evaluating our financial leverage.  Net Debt should not be considered as an alternative to Debt determined in accordance with GAAP and should be reviewed in conjunction with our consolidated balance sheets.  Set forth above is a reconciliation of Net Debt, a non-GAAP financial measure, to Debt, which is the most directly comparable financial measure calculated and reported in accordance with GAAP, as of December 31, 2016, and December 31, 2015.  Net Debt excluding cash and debt in Venezuelan operations was $255 million at December 31, 2016, and $275 million at December 31, 2015.

Net Debt at the end of 2016 decreased by $22.1 million when compared to Net Debt at the end of 2015 primarily due to the repayments of debt from operating cash flows and the decrease in cash amounts held by Cash Management Services operations due to the shutdown of Ireland operations. As of December 31, 2015, our former Ireland operations had $18.5 million of cash amounts held by Cash Management Services operations.

Liquidity Needs
Our operating liquidity needs are typically financed by cash from operations, short-term borrowings and the Revolving Facility (our debt facilities are described below).  We have certain limitations and considerations related to the cash and borrowing capacity that are reported in our consolidated financial statements.  Based on our current cash on hand, amounts available under our credit facilities and current projections of cash flows from operations, we believe that we will be able to meet our liquidity needs for more than the next twelve months.

Limitations on dividends from foreign subsidiaries.  A significant portion of our operations are outside the U.S. which may make it difficult to repatriate additional cash for use in the U.S.  See Item 1A., Risk Factors, for more information on the risks associated with having businesses outside the U.S.

Incremental taxes.  Of the $184 million of cash and cash equivalents at December 31, 2016, $159 million is held by subsidiaries that we consider to be permanently invested and for which we do not expect to repatriate to the U.S.  If we were to decide to repatriate this cash to the U.S., we may have to accrue and pay additional income taxes.  Given the number of foreign operations and the complexities of the tax law, it is not practical to estimate the potential tax liability, but the amount of taxes owed could be material depending on how and when the repatriation occurred.

Venezuela
We have $6.8 million of cash and cash equivalents denominated in Venezuelan bolivars (as remeasured at the published DICOM rate of 674 bolivars to the U.S. dollar) at December 31, 2016. We believe that the DICOM process to convert bolivars (as described in Note 1 to the consolidated financial statements) is the only method for which we could receive U.S. dollars that we need to operate our business and to repatriate earnings. The Venezuelan government has restricted conversions of bolivars into U.S. dollars in the past and may do so in the future. We did not repatriate any U.S. dollars from Venezuela in 2016 or 2015.

In Note 3, we are required to present projected benefit payments of our Venezuela benefit plan for the next 10 years. Because the economy in Venezuela has had significant inflation in the last several years, we applied highly inflationary assumptions when calculating the projected benefit payments. Due to the uncertainties associated with the significant inflation in Venezuela, there can be no assurances that these assumptions provide an accurate reflection of future payments. We assumed an inflation rate of 500% in 2017 with a gradual decline to 4% in 2032, as we expect the economy of Venezuela over time to return to inflation rates more typical for the region. When these undiscounted bolivar-denominated projected benefit payments are translated into U.S. dollars at the December 31, 2016 DICOM exchange rate, the result is projected benefit payments of $4.4 billion over the next 10 years. If we applied the same inflation rate assumption to the December 31, 2016 DICOM exchange rate over the next 10 years, the projected benefit payments would be less than our December 31, 2016 liability of $5.6 million. In 2016, we made payments in local currency of approximately $0.6 million related to this benefit plan. In future years, we expect to continue to make these payments in bolivars with cash generated from our Venezuelan operations.

Argentina.  At December 31, 2016, we had cash denominated in Argentine pesos of $11.6 million. The government in Argentina had previously imposed limits on the exchange of Argentine pesos into U.S. dollars. As a result, we elected in the past and may continue in the future to repatriate cash from Argentina using different markets to convert Argentine pesos into U.S. dollars if U.S. dollars are not readily available. Prior to the December 2015 devaluation of the Argentine peso, we converted Argentine pesos into U.S. dollars at rates less favorable than the rates at which we translated the financial statements of our subsidiary in Argentina. However, after the December 2015 devaluation of the Argentine peso, the market rates used to convert Argentine pesos into U.S. dollars have been similar to the rates at which we translate the financial statements of our subsidiary in Argentina.

Debt
Short-Term Borrowings
Uncommitted Credit Facilities
In October 2016, we entered into a $100 million uncommitted credit facility. Borrowings under this facility have a maximum maturity of not more than thirty days. Interest on this facility is generally based on LIBOR plus a margin of 1.00%. As of December 31, 2016, $100 million was outstanding.

In February 2016, we entered into a $24 million uncommitted credit facility with an initial expiration date in February 2017. The facility was amended in February 2017, which extended the expiration date to February 2018. Interest on this facility is based on LIBOR plus a margin of 1.00%. As of December 31, 2016, $8 million was outstanding.

Long-Term Debt

Revolving Facility
We have a $525 million unsecured multi-currency revolving bank credit facility (the “Revolving Facility”) that matures in March 2020.  The Revolving Facility’s interest rate is based on LIBOR plus a margin or an alternate base rate plus a margin.  The Revolving Facility allows us to borrow loans or issue letters of credit (or otherwise satisfy credit needs) on a revolving basis over the term of the facility. As of December 31, 2016, $469 million was available under the Revolving Facility.  Amounts outstanding under the Revolving Facility, as of December 31, 2016, were denominated primarily in U.S. dollars and to a lesser extent in euros.

The margin on LIBOR borrowings under the Revolving Facility, which can range from 1.0% to 1.70% depending on either our credit rating or leverage ratio as defined within the Revolving Facility, was 1.30% at December 31, 2016.  The margin on alternate base rate borrowings under the Revolving Facility ranges from 0.0% to 0.70%.  We also pay an annual facility fee on the Revolving Facility based on our credit rating or the leverage ratio.  The facility fee can range from 0.125% to 0.30% and was 0.20% at December 31, 2016.

Private Placement Notes
We have $86 million principal amount of unsecured notes outstanding, which were issued through a private placement debt transaction (the “Notes”).  The Notes comprise $36 million in series A notes with a fixed interest rate of 4.57% and $50 million in series B notes with a fixed interest rate of 5.20%.  Annual principal payments under the series A notes began in January 2015 and continue through maturity. The series B notes are due in January 2021.

Term Loan
We entered into a $75 million unsecured term loan in March 2015. Interest on this loan is based on LIBOR plus a margin of 1.75%. Monthly principal payments began April 2015 and continue through to maturity, with the remaining balance of $34 million due in March 2022. As of December 31, 2016, the principal amount outstanding was $66 million.

Other Facilities
As of December 31, 2016, we have one $20 million unsecured multi-currency revolving bank credit facility, of which $4 million was outstanding. As of December 31, 2016, we had undrawn letters of credit and guarantees of $5 million issued under the multi-currency revolving bank credit facilities. This $20 million facility expires in March 2019. Interest on this facility is based on LIBOR plus a margin, which ranges from 1.0% to 1.7%. We also have the ability to borrow from other banks, at the banks' discretion, under short-term uncommitted agreements. Various foreign subsidiaries maintain other lines of credit and overdraft facilities with a number of banks.

Letter of Credit Facilities

We have a $40 million uncommitted letter of credit facility that expires in May 2017. As of December 31, 2016, $5 million was utilized.

We have two unsecured letter of credit facilities totaling $94 million, of which approximately $28 million was available at December 31, 2016.  At December 31, 2016, we had undrawn letters of credit and guarantees of $66 million issued under these letter of credit facilities. A $40 million facility expires in December 2018 and a $54 million facility expires in December 2019.  The Revolving Facility and the multi-currency revolving credit facilities are also used for issuance of letters of credit and bank guarantees.

The Revolving Facility, the Notes, the unsecured multi-currency revolving bank credit facilities, the unsecured committed credit facility, the letter of credit facilities and the unsecured term loan contain certain subsidiary guarantees and various financial and other covenants. The financial covenants, among other things, limit our total indebtedness, restrict certain payments to shareholders, limit priority debt, limit asset sales, limit the use of proceeds from asset sales, provide for a maximum leverage ratio and provide for minimum coverage of interest costs. These agreements do not provide for the acceleration of payments should our credit rating be reduced. If we were not to comply with the terms of our various financing agreements, the repayment terms could be accelerated and the commitments could be withdrawn. An acceleration of the repayment terms under one agreement could trigger the acceleration of the repayment terms under the other financing agreements. We were in compliance with all financial covenants at December 31, 2016.

Equity
Common Stock
At December 31, 2016, we had 100 million shares of common stock authorized and 50.0 million shares issued and outstanding.

Preferred Stock
At December 31, 2016, we had the authority to issue up to 2 million shares of preferred stock, par value $10 per share.

Off Balance Sheet Arrangements

We have operating leases that are described in the notes to the consolidated financial statements. We use operating leases to lower our cost of financings.  We believe that operating leases are an important component of our capital structure.

Contractual Obligations

The following table reflects our contractual obligations as of December 31, 2016.

	Estimated Payments Due by Period
(In millions)	2017	2018	2019	2020	2021	Later Years	Total

Contractual obligations:
Long-term debt obligations	$14.3	13.1	16.0	69.8	65.2	35.0	213.4
Capital lease obligations	18.5	14.8	11.1	9.1	7.6	5.9	67.0
Operating lease obligations	59.9	74.3	40.6	30.1	19.8	41.9	266.6
Purchase obligations	19.6	2.6	1.9	1.8	1.7	1.1	28.7
Other long-term liabilities reflected on the
Company’s balance sheet under GAAP:
Primary U.S. pension plan	—	—	—	—	13.1	43.4	56.5
Other retirement obligations:
UMWA plans	—	—	—	—	—	425.6	425.6
Black lung and other plans	7.5	6.8	7.1	6.2	5.6	67.0	100.2
Workers compensation and other claims	19.2	12.8	8.2	5.4	4.6	25.5	75.7
Uncertain tax positions	0.8	—	—	—	—	—	0.8
Other	0.8	0.8	0.8	0.8	0.8	7.8	11.8
Total	$140.6	125.2	85.7	123.2	118.4	653.2	1,246.3

U.S. primary pension plan.  Pension benefits provided to eligible U.S. employees were frozen on December 31, 2005, and benefits are not provided to employees hired after 2005 or to those covered by a collective bargaining agreement.  We did not make cash contributions to the primary U.S. pension plan in 2016.  There are approximately 14,800 beneficiaries in the plans.

Based on current assumptions, we do not expect to make additional contributions until 2021.

UMWA plans.  Retirement benefits related to former coal operations include medical benefits provided by the Pittston Coal Group Companies Employee Benefit Plan for UMWA Represented Employees.  There are approximately 3,600 beneficiaries in the UMWA plans.  The company does not expect to make additional contributions to these plans until 2027, based on actuarial assumptions.

Black Lung plans. Under the Federal Black Lung Benefits Act of 1972, Brink’s is responsible for paying lifetime black lung benefits to miners and their dependents for claims filed and approved after June 30, 1973.  There are approximately 750 black lung beneficiaries.

Non-U.S. defined-benefit pension plans. We have various defined-benefit pension plans covering eligible current and former employees of some of our international operations. See Note 3 for information about these non-U.S. plans' benefit obligation and estimated future benefit payments over the next 10 years.

Assumptions for U.S. Retirement Obligations
We have made various assumptions to estimate the amount of payments to be made in the future.  The most significant assumptions include:

•	Changing discount rates and other assumptions in effect at measurement dates (normally December 31)

•	Investment returns of plan assets

•	Addition of new participants (historically immaterial due to freezing of pension benefits and exit from coal business)

•	Mortality rates

•	Change in laws

The Contractual Obligations table above represents payments projected to be paid with our corporate funds and does not represent payments projected to be made to beneficiaries with retirement plan assets.

Funded Status of U.S. Retirement Plans

	Actual	Projected
(In millions)	2016	2017	2018	2019	2020	2021

Primary U.S. pension plan
Beginning funded status	$(113.7)	(107.8)	(91.6)	(74.8)	(57.2)	(38.9)
Net periodic pension credit(a)	17.9	18.3	18.7	18.6	18.3	19.6
Payment from Brink’s	—	—	—	—	—	13.1
Benefit plan experience gain (loss)	(12.0)	(2.1)	(1.9)	(1.0)	—	—
Ending funded status	$(107.8)	(91.6)	(74.8)	(57.2)	(38.9)	(6.2)

UMWA plans
Beginning funded status	$(205.7)	(226.6)	(227.6)	(229.2)	(231.6)	(234.8)
Net periodic postretirement cost(a)	(1.4)	(1.0)	(1.6)	(2.4)	(3.2)	(4.1)
Benefit plan experience gain (loss)	(19.2)	—	—	—	—	—
Other	(0.3)	—	—	—	—	—
Ending funded status	$(226.6)	(227.6)	(229.2)	(231.6)	(234.8)	(238.9)

Black lung plans
Beginning funded status	$(55.4)	(57.2)	(53.0)	(49.1)	(45.4)	(42.0)
Net periodic postretirement cost(a)	(2.3)	(2.1)	(2.0)	(1.8)	(1.7)	(1.5)
Payment from Brink’s	8.1	6.3	5.9	5.5	5.1	4.7
Benefit plan experience gain (loss)	(7.6)	—	—	—	—	—
Ending funded status	$(57.2)	(53.0)	(49.1)	(45.4)	(42.0)	(38.8)

(a)	Excludes amounts reclassified from accumulated other comprehensive income (loss).

Summary of Total Expenses Related to All U.S. Retirement Liabilities

This table summarizes actual and projected expense (income) related to U.S. retirement liabilities.  These expenses are not allocated to segment results.

	Actual	Projected
(In millions)	2016	2017	2018	2019	2020	2021

Primary U.S. pension plan	$6.8	6.7	4.8	4.0	3.8	0.1
UMWA plans	14.8	13.9	13.8	13.8	13.9	14.2
Black lung plans	7.3	7.5	6.6	4.6	4.2	3.9
Total	$28.9	28.1	25.2	22.4	21.9	18.2

Summary of Total Payments from U.S. Plans to Participants

This table summarizes actual and estimated payments from the plans to participants.

	Actual	Projected
(In millions)	2016	2017	2018	2019	2020	2021

Payments from U.S. Plans to participants
Primary U.S. pension plan	$47.1	49.9	50.2	50.5	50.7	50.8
UMWA plans	31.7	31.9	31.9	31.7	32.7	31.9
Black lung plans	8.1	6.3	5.9	5.5	5.1	4.7
Total	$86.9	88.1	88.0	87.7	88.5	87.4

Summary of Projected Payments from Brink’s to U.S. Plans

This table summarizes estimated payments from Brink’s to U.S. retirement plans.

	Projected Payments to Plans from Brink's
(In millions)	Primary U.S. Pension Plan	UMWA Plans	Black Lung Plans	Total

Projected payments
2017	$—	—	6.3	6.3
2018	—	—	5.9	5.9
2019	—	—	5.5	5.5
2020	—	—	5.1	5.1
2021	13.1	—	4.7	17.8
2022	21.1	—	4.4	25.5
2023	17.1	—	4.0	21.1
2024	5.2	—	3.7	8.9
2025	—	—	3.3	3.3
2026	—	—	3.1	3.1
2027	—	11.4	2.9	14.3
2028	—	24.8	2.8	27.6
2029	—	23.9	2.6	26.5
2030	—	23.2	2.4	25.6
2031 and thereafter	—	342.3	25.7	368.0
Total projected payments	$56.5	425.6	82.4	564.5

The amounts in the tables above are based on a variety of estimates, including actuarial assumptions as of December 31, 2016.  The estimated amounts will change in the future to reflect payments made, investment returns, actuarial revaluations, and other changes in estimates.  Actual amounts could differ materially from the estimated amounts.

Contingent Matters

During the fourth quarter of 2015, we became aware of an investigation initiated by COFECE (the Mexican antitrust agency) related to potential anti-competitive practices among competitors in the cash logistics industry in Mexico (the industry in which Brink’s Mexican subsidiary, SERPAPROSA, is active). Because no legal proceedings have been initiated against SERPAPROSA, we cannot estimate the probability of loss or any range of estimate of possible loss at this time.  It is possible that SERPAPROSA could become the subject of legal or administrative claims or proceedings, however, that could result in a loss that could be material to the Company’s results in a future period.

On March 21, 2016, The Bruce McDonald Holding Company, et al., filed a lawsuit in Circuit Court of Logan County, West Virginia against Addington, Inc. (“Addington”) and The Brink’s Company related to an Agreement of Lease dated September 19, 1978, between the Plaintiffs and Addington. Plaintiffs seek declaratory judgment and unspecified damages related to allegations that Addington failed to mine coal on the property leased from the Plaintiffs and failed to pay correct minimum royalties to the Plaintiffs.  The Company denies the allegations asserted by the Plaintiffs, is vigorously defending itself in this matter, and has filed a counterclaim against the Plaintiffs related to Plaintiffs’ failure to consent to the assignment and subleasing the leasehold to others. Due to numerous uncertain and unresolved factors presented in this case, it is not possible to estimate a range of loss at this time and, accordingly, no accrual has been recorded in the Company’s financial statements.

In addition, we are involved in various other lawsuits and claims in the ordinary course of business. We are not able to estimate the loss or range of losses for some of these matters. We have recorded accruals for losses that are considered probable and reasonably estimable.  Other than the matters noted above, we do not believe that the ultimate disposition of any of the lawsuits currently pending against the Company should have a material adverse effect on our liquidity, financial position or results of operations.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

The application of accounting principles requires the use of assumptions, estimates and judgments.  We make assumptions, estimates and judgments based on, among other things, knowledge of operations, markets, historical trends and likely future changes, similarly situated businesses and, when appropriate, the opinions of advisors with relevant knowledge and experience.  Reported results could have been materially different had we used a different set of assumptions, estimates and judgments.

Deferred Tax Asset Valuation Allowance

Deferred tax assets result primarily from net operating losses, tax credit carryforwards, and the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial statement and income tax purposes, as determined under enacted tax laws and rates.

Accounting Policy
We establish valuation allowances, in accordance with FASB ASC Topic 740, Income Taxes, when we estimate it is not more likely than not that a deferred tax asset will be realized.  We decide to record valuation allowances primarily based on an assessment of positive and negative evidence including historical earnings and future taxable income that incorporates prudent, feasible tax-planning strategies.  We assess deferred tax assets on an individual jurisdiction basis.  Changes in tax statutes, the timing of deductibility of expenses or expectations for future performance could result in material adjustments to our valuation allowances, which would increase or decrease tax expense.  Our valuation allowances are as follows.

Valuation Allowances

	December 31,
(In millions)	2016	2015

U.S.	$38.1	20.4
Non-U.S.	24.7	25.3
Total	$62.8	45.7

Application of Accounting Policy

U.S. Deferred Tax Assets
We had $320 million of net deferred tax assets at December 31, 2016, of which $271 million related to U.S. jurisdictions.  In 2016, we changed our judgment about the need for valuation allowances for certain U.S. tax attributes with a limited statutory carryforward period that were no longer more-likely-than-not to be realized due to lower than expected U.S. operating results, certain pre-tax items, and other timing of tax deductions related to executive leadership transition.  As a result, we recognized a $14.7 million valuation allowance in 2016 through income from continuing operations.

We used various estimates and assumptions to evaluate the need for the valuation allowance in the U.S.  These included

•	projected revenues and operating income for our U.S. entities,

•	projected royalties and management fees paid to U.S. entities from subsidiaries outside the U.S.,

•	estimated required contributions to our U.S. retirement plans, and

•	interest rates on projected U.S. borrowings.

Our projections assumed continued growth of our revenues and operating profit both in the U.S. and outside the U.S.  Had we used different assumptions, we might have made different conclusions about the need for valuation allowances.  For example, using different assumptions we might have concluded that we require a full valuation allowance offsetting our U.S. deferred tax assets.

Non-U.S. Deferred Tax Assets
In 2015, we changed our judgment about the need for valuation allowances for deferred tax assets in certain non-U.S. jurisdictions as a result of changes in operating results and the outlook about the future operating performance in those jurisdictions.  As a result, we recognized $1.5 million of valuation allowances in 2015 through continuing operations.

Goodwill, Other Intangible Assets and Property and Equipment Valuations

Accounting Policy

At December 31, 2016, we had property and equipment of $531.0 million, goodwill of $186.2 million and other intangible assets of $19.1 million, net of accumulated depreciation and amortization.  We review these assets for possible impairment using the guidance in FASB ASC Topic 350, Intangibles - Goodwill and Other, for goodwill and other intangible assets and FASB ASC Topic 360, Property, Plant and Equipment, for property and equipment.  Our review for impairment requires the use of significant judgments about the future performance of our operating subsidiaries. Due to the many variables inherent in the estimates of the fair value of these assets, differences in assumptions could have a material effect on the impairment analyses.

Application of Accounting Policy

Goodwill
We review goodwill for impairment annually and whenever events or circumstances make it more likely than not that impairment may have occurred. Application of the goodwill impairment test requires judgment, including the identification of reporting units, assignment of assets and liabilities to reporting units, assignment of goodwill to reporting units, and determination of the fair value of each reporting unit.

Under U.S. GAAP, the annual impairment test may be either a quantitative test or a qualitative assessment. The qualitative assessment can be performed in order to determine whether facts and circumstances support a determination that reporting unit fair values are greater than their carrying values.

For 2016, we elected to bypass the optional qualitative assessment and we performed a quantitative goodwill impairment test instead. We estimated the fair value of each reporting unit using projections of cash flows and compared to its carrying value. We completed the annual goodwill impairment test as of October 1, 2016 and concluded that the fair value of each reporting unit substantially exceeded its carrying value ranging from 30% to 215%.

Finite-lived Intangible Assets and Property and Equipment
We review finite-lived intangible assets and property and equipment for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. For purposes of assessing impairment, assets are grouped at the lowest levels for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets.  To determine whether impairment has occurred, we compare estimates of the future undiscounted net cash flows of groups of assets to their carrying value.

Estimates of Future Cash Flows
We made significant assumptions when preparing financial projections of cash flow used in our impairment analyses, including assumptions of future results of operations, capital requirements, income taxes, long-term growth rates for determining terminal value, and discount rates.  Our projections assumed continued growth of our revenues and operating profit both in the U.S. and outside the U.S.  Our conclusions regarding asset impairment may have been different if we had used different assumptions.

Retirement and Postemployment Benefit Obligations

We provide benefits through defined benefit pension plans and retiree medical benefit plans and under statutory requirements.

Accounting Policy

We account for pension and other retirement benefit obligations under FASB Accounting Standards Update (“ASU”) Topic 715, Compensation – Retirement Benefits.  We account for postemployment benefit obligations, including workers’ compensation obligations, under FASB ASC Topic 712, Compensation – Nonretirement Postemployment Benefits.

To account for these benefits, we make assumptions of expected return on assets, discount rates, inflation, demographic factors and changes in the laws and regulations covering the benefit obligations.  Because of the inherent volatility of these items and because the obligations are significant, changes in the assumptions could have a material effect on our liabilities and expenses related to these benefits.

Our most significant retirement plans include our primary U.S. pension plan and the retiree medical plans of our former coal business that were collectively bargained with the United Mine Workers of America (the “UMWA”).  The critical accounting estimates that determine the carrying values of liabilities and the resulting annual expense are discussed below.

Application of Accounting Policy

Discount Rate Assumptions
For plans accounted under FASB ASC Topic 715, we discount estimated future payments using discount rates based on market conditions at the end of the year.  In general, our liability changes in an inverse relationship to interest rates.  That is, the lower the discount rate, the higher the associated plan obligation.

U.S. Plans
For our largest retirement plans, including the primary U.S. pension and UMWA plans and black lung obligations, we derive the discount rates used to measure the present value of benefit obligations using the cash flow matching method.  Under this method, we compare the plan’s projected payment obligations by year with the corresponding yields on a Mercer yield curve.  Each year’s projected cash flows are then discounted back to their present value at the measurement date and an overall discount rate is determined.  The overall discount rate is then rounded to the nearest tenth of a percentage point.

We used Mercer’s Above-Mean Curve to determine the discount rates for retirement cost and the year-end benefit obligation.

To derive the Above-Mean Curve, Mercer uses only those bonds with a yield higher than the mean yield of the same portfolio of high quality bonds.  The Above-Mean Curve reflects the way an active investment manager would select high-quality bonds to match the cash flows of the plan.

Non-U.S. Plans
We use the same cash flow matching method to derive the discount rates of our major non-U.S. retirement plans.  Where the cash flow matching method is not possible, rates of local high-quality long-term government bonds are used to estimate the discount rate.

The discount rates for the primary U.S. pension plan, UMWA retiree medical plans and black lung obligations were:

	Primary U.S. Plan			UMWA Plans			Black Lung
	2016	2015	2014	2016	2015	2014	2016	2015	2014
Discount rate:
Retirement cost	4.5%	4.1%	5.0%	4.4%	4.0%	4.7%	4.2%	3.7%	4.4%
Benefit obligation at year end	4.3%	4.5%	4.1%	4.1%	4.4%	4.0%	3.9%	4.2%	3.7%

Sensitivity Analysis
The discount rate we select at year end materially affects the valuations of plan obligations at year end and calculations of net periodic expenses for the following year.  The tables below compare hypothetical plan obligation valuations for our largest plans as of December 31, 2016, actual expenses for 2016 and projected expenses for 2017 assuming we had used discount rates that were one percentage point lower or higher.

Plan Obligations at December 31, 2016

(In millions)	Hypothetical 1% lower	Actual	Hypothetical 1% higher

Primary U.S. pension plan	$944.5	836.3	747.8
UMWA plans	498.2	444.2	399.4

Actual 2016 and Projected 2017 Expense (Income)

(In millions, except for percentages)		Hypothetical sensitivity analysis for discount rate assumption			Hypothetical sensitivity analysis for discount rate assumption
	Actual	1% lower	1% higher	Projected	1% lower	1% higher
Years Ending December 31,	2016	2016	2016	2017	2017	2017

Primary U.S. pension plan
Discount rate assumption	4.5%	3.5%	5.5%	4.3%	3.3%	5.3%
Retirement cost	$6.8	13.8	0.8	$6.7	14.0	0.2

UMWA plans
Discount rate assumption	4.4%	3.4%	5.4%	4.1%	3.1%	5.1%
Retirement cost	$14.8	15.9	13.8	$13.9	15.3	12.8

Expected-Return-on-Assets Assumption
Our expected-return-on-assets assumption, which materially affects our net periodic benefit cost, reflects the long-term average rate of return we expect the plan assets to earn.  We select the expected-return-on-assets assumption using advice from our investment advisor considering each plan’s asset allocation targets and expected overall investment manager performance and a review of the most recent long-term historical average compounded rates of return, as applicable.  We selected 7.50% as the expected-return-on-assets assumption for our primary U.S. plan and 8.25% for our UMWA retiree medical plans for actual 2016 expense. We selected 7.25% as the expected-return-on-assets assumption for our primary U.S. plan and 8.25% for our UMWA retiree medical plans for projected 2017 expense.

The twenty to thirty year compound annual return of our primary U.S. pension plan has averaged from 7.2% to 8.8%.

Sensitivity Analysis
Effect of using different expected-rate-of-return assumptions.  Our 2016 and projected 2017 expense would have been different if we had used different expected-rate-of-return assumptions.  For every hypothetical change of one percentage point in the assumed long-term rate of return on plan assets (and holding other assumptions constant), our actual 2016 and projected 2017 expense would be as follows:

(In millions, except for percentages)		Hypothetical sensitivity analysis for expected-return-on asset assumption			Hypothetical sensitivity analysis for expected-return-on asset assumption
	Actual	1% lower	1% higher	Projected	1% lower	1% higher
Years Ending December 31,	2016	2016	2016	2017	2017	2017

Expected-return-on-asset assumption
Primary U.S. pension plan	7.50%	6.50%	8.50%	7.25%	6.25%	8.25%
UMWA plans	8.25%	7.25%	9.25%	8.25%	7.25%	9.25%

Primary U.S. pension plan	$6.8	14.1	(0.5)	$6.7	14.0	(0.6)
UMWA plans	14.8	16.9	12.7	13.9	15.9	11.9

Effect of improving or deteriorating actual future market returns.  Our funded status at December 31, 2017, and our 2018 expense will be different from currently projected amounts if our projected 2017 returns are better or worse than the returns we have assumed for each plan.

(In millions, except for percentages)		Hypothetical sensitivity analysis of 2017 asset return better or worse than expected
Years Ending December 31,	Projected	Better return	Worse return

Return on investments in 2017
Primary U.S. pension plan	7.25%	14.50%	—%
UMWA plans	8.25%	16.50%	—%

Projected Funded Status at December 31, 2017
Primary U.S. pension plan	$(92)	(41)	(143)
UMWA plans	(228)	(211)	(244)

2018 Expense(a)
Primary U.S. pension plan	$5	3	7
UMWA plans	14	11	17

(a)	Actual future returns on investments will not affect our earnings until 2018 since the earnings in 2017 will be based on the "expected return on assets" assumption.

Effect of using fair market value of assets to determine expense.  For our defined-benefit pension plans, we calculate expected investment returns by applying the expected long-term rate of return to the market-related value of plan assets.  In addition, our plan asset actuarial gains and losses that are subject to amortization are based on the market-related value.

The market-related value of the plan assets is different from the actual or fair market value of the assets.  The actual or fair market value is, at a point in time, the value of the assets that is available to make payments to pensioners and to cover any transaction costs.  The market-related value recognizes changes in fair value from the expected value on a straight-line basis over five years.  This recognition method spreads the effects of year-over-year volatility in the financial markets over several years.

Our expenses related to our primary U.S. pension plan would have been different if our accounting policy were to use the fair market value of plan assets instead of the market-related value to recognize investment gains and losses.

(In millions)	Based on market-related value of assets			Hypothetical(a)
	Actual	Projected	Projected
Years Ending December 31,	2016	2017	2018	2016	2017	2018

Primary U.S. pension plan expense	$6.8	6.7	4.8	$12.7	11.9	8.3

(a)	Assumes that our accounting policy was to use the fair market value of assets instead of the market-related value of assets to determine our expense related to our primary U.S. pension plan.

For our UMWA plans, we calculate expected investment returns by applying the expected long-term rate of return to the fair market value of the assets at the beginning of the year.  This method is likely to cause the expected return on assets, which is recorded in earnings, to fluctuate more than had we used the accounting methodology of our defined-benefit pension plans.

Medical Inflation Assumption
We estimate the trend in healthcare cost inflation to predict future cash flows related to our retiree medical plans. Our assumption is based on recent plan experience and industry trends.

For the UMWA plans, our largest retiree medical plans, we have assumed a medical inflation rate of 7% for 2017, and we project this rate to decline to 5% in 2023 and hold at 5% thereafter.  Our medical inflation rate assumption (including the assumption that medical inflation rates will gradually decline over the next seven years and hold at 5%) is based on macroeconomic assumptions of gross domestic growth rates, the excess of national health expenditures over other goods and services, and population growth.  The average annual medical inflation rate of the company over the last five to ten years ranged from 6.0% to 6.6%.

If we had assumed that medical inflation rates were one percentage point higher in each future year, the plan obligation for these plans at December 31, 2016, would have been approximately $50.1 million higher and the expense for 2016 would have been $2.1 million higher.  If we had assumed that the medical inflation rates were one percentage point lower, the plan obligation at December 31, 2016, would have been approximately $42.6 million lower and the related 2016 expenses would have been $1.7 million lower.

If we had projected medical inflation rates to decline from 6.7% to 4.5% by 2028, instead of our projected decline from 7% to 5% by 2023, the plan obligation for the UMWA retiree medical benefit plan would have been $0.4 million lower for 2016 and our expense would be $0.1 million lower for 2017.

Excise Tax on Administrators by Patient Protection and Affordable Care Act
A 40% excise tax is expected to be imposed on high-cost health plans (“Cadillac plans”) beginning in 2020.  The tax will apply to plan costs that exceed a certain threshold level for individuals and for families, which will be indexed to inflation.  Even though the tax is not assessed directly to an employer but rather to the benefits plan administrator, the cost is expected to be passed through to plan sponsors as higher premiums or higher claims administration fees, increasing the plan sponsor’s obligations.  We project that we will have to pay the benefits plan administrator this excise tax beginning in 2020, and our plan obligations at December 31, 2016, include $19.4 million related to this tax.  We are currently unable to reduce the benefit levels of our UMWA medical plans to avoid this excise tax because these benefit levels are required by the Coal Industry Retiree Health Benefit Act of 1992.

Workers’ Compensation
Besides the effects of changes in medical costs, worker’s compensation costs are affected by the severity and types of injuries, changes in state and federal regulations and their application and the quality of programs which assist an employee’s return to work.  Our liability for future payments for workers’ compensation claims is evaluated annually with the assistance of an actuary.

Numbers of Participants
Mortality tables.  We use the Mercer modified RP-2014 base table and Mercer modified MP-2016 projection scale, with Blue Collar adjustments for majority of our U.S. retirement plans and White Collar adjustment for our nonqualified U.S. pension plan.

Lump sum offer to participants in 2014.  In August 2014, we offered approximately 9,000 terminated participants that had not yet retired the option of receiving the value of their pension benefit in a lump-sum payment, or as a reduced annuity that would begin earlier.  The lump-sum elections were accepted by approximately 4,300 terminated participants resulting in payments by the plan of about $150 million.  This action helped reduce the premiums paid to the Pension Benefit Guaranty Corporation (“PBGC”) as a portion of the premiums is based on the number of participants in the plan.  We recognized a settlement loss in the fourth quarter of 2014 related to the lump-sum payment of $56 million.

Number of participants. The number of participants by major plan in the past five years is as follows:

	Number of participants
Plan	2016	2015	2014	2013	2012
UMWA plans	3,600	3,700	3,900	4,100	4,300
Black Lung	750	700	700	710	780
U.S. pension	14,800	15,000	15,200	19,800	20,100

Because we are no longer operating in the coal industry, we anticipate that the number of participants in the UMWA retirement medical plan will decline over time due to mortality.  Because the U.S. pension plan has been frozen, the number of its participants will also decline over time.

Foreign Currency Translation

The majority of our subsidiaries outside the U.S. conduct business in their local currencies.  Our financial results are reported in U.S. dollars, which include the results of these subsidiaries.

Accounting Policy

Our accounting policy for foreign currency translation is different depending on whether the economy in which our foreign subsidiary operates has been designated as highly inflationary.  Economies with a three-year cumulative inflation rate of more than 100% are considered highly inflationary.  Subsequent reductions in cumulative inflation rates below 100% do not change the method of translation unless the reduction is deemed to be other than temporary.

Non-Highly Inflationary Economies
Assets and liabilities of foreign subsidiaries in non-highly inflationary economies are translated into U.S. dollars using rates of exchange at the balance sheet date.  Translation adjustments are recorded in other comprehensive income (loss).  Revenues and expenses are translated at rates of exchange in effect during the year.  Transaction gains and losses are recorded in net income (loss).

Highly Inflationary Economies
Foreign subsidiaries that operate in highly inflationary countries must use the reporting currency (the U.S. dollar) as the functional currency.  Local-currency monetary assets and liabilities are remeasured into dollars each balance sheet date, with remeasurement adjustments and other transaction gains and losses recognized in earnings.  Non-monetary assets and liabilities do not fluctuate with changes in local currency exchange rates to the dollar.

Application of Accounting Policy

Venezuela
The economy in Venezuela has had significant inflation in the last several years.  We consolidate our Venezuelan results using our accounting policy for subsidiaries operating in highly inflationary economies.

Since 2003, the Venezuelan government has controlled the exchange of local currency into other currencies, including the U.S. dollar, and has required that currency exchanges be made at official rates established by the government instead of allowing open markets to determine currency rates.  Different official rates exist for different industries and purposes and the government does not approve all requests to convert bolivars to other currencies.

As a result of the restrictions on currency exchange, we have in the past been unable to obtain sufficient U.S. dollars to purchase certain imported supplies and fixed assets to fully operate our business in Venezuela.  Consequently, we have occasionally purchased more expensive, bolivar-denominated supplies and fixed assets.  Furthermore, there is a risk that official currency exchange mechanisms will be discontinued or will not be accessible when needed in the future, which may prevent us from repatriating dividends or obtaining dollars to operate our Venezuelan operations. Since the end of 2013, we have only obtained $1.2 million dollars through official exchange mechanisms and these amounts were used in Venezuela operations.

Remeasurement rates during 2014.  Through March 23, 2014, we used an official rate of 6.3 bolivars to the dollar to remeasure our bolivar-denominated monetary assets and liabilities into U.S. dollars and to translate our revenues and expenses.  Effective March 24, 2014, the government initiated another exchange mechanism known as SICAD II and we began to use this exchange rate to remeasure bolivar-denominated monetary assets and liabilities and to translate our revenues and expenses.  During 2014, the SICAD II rate averaged approximately 50 bolivars to the dollar and, at December 31, 2014, the rate was approximately 50 bolivars to the dollar.

We recognized a $121.6 million net remeasurement loss in 2014 when we changed from the official rate of 6.3 to the SICAD II exchange rate. The after-tax effect of these losses attributable to noncontrolling interests was $39.7 million in 2014. While the SICAD II process existed, we received approval to obtain $1.2 million (weighted-average exchange rate of 51) through this exchange mechanism.

Remeasurement rates during 2015. Through February 11, 2015, we used the SICAD II rates to remeasure our bolivar-denominated monetary assets and liabilities into U.S. dollars and to translate our revenue and expenses. Effective February 12, 2015, the SICAD II exchange mechanism was disbanded and we began to use the rate under the new exchange mechanism, known as SIMADI, to remeasure bolivar-denominated monetary assets and liabilities and to translate our revenue and expenses. The SIMADI rate ranged from 170 to 200 bolivars to the dollar since it was first published through the end of 2015. At December 31, 2015, it was 199 bolivars to the dollar. We recognized an $18.1 million net remeasurement loss in 2015. The after-tax effect of this loss attributable to noncontrolling interests was $5.6 million. We received minimal U.S. dollars using the SIMADI process.

Remeasurement rates during 2016.   In the first quarter of 2016, the Venezuelan government announced that they would replace the SIMADI exchange mechanism with the DICOM exchange mechanism and would allow the DICOM exchange mechanism rate to float freely. At March 31, 2016, the DICOM rate was approximately 273 bolivars to the dollar. Since March 31, 2016, the rate has declined 59% to close at approximately 674 bolivars to the dollar at December 31, 2016. We have received only minimal U.S. dollars through this exchange mechanism. We recognized a $4.8 million pretax remeasurement loss in 2016.  However, the after-tax effect in the current period attributable to noncontrolling interest was income of $2.7 million.

Items related to our Venezuelan operations are as follows:

•	Our investment in our Venezuelan operations on an equity-method basis was $19.2 million at December 31, 2016, and $26.0 million at December 31, 2015.

•	Our Venezuelan operations had net payables to other Brink's affiliates of $6.1 million at December 31, 2016 and $18.7 million at December 31, 2015.

•	Our Venezuelan operations had net nonmonetary assets of $17.6 million at December 31, 2016, and $13.5 million at December 31, 2015.

•
Our bolivar-denominated net monetary net assets were $1.4 million (including $6.8 million of cash and cash equivalents) at December 31, 2016, and $9.5 million (including $6.2 million of cash and cash equivalents) at December 31, 2015.

•
Accumulated other comprehensive losses attributable to Brink’s shareholders related to our operations in Venezuela were approximately $114.7 million at December 31, 2016 and $113.0 million at December 31, 2015.

Argentina
We use the official exchange rate to translate the Brink's Argentina balance sheet and income statement. During 2015, the official exchange rate ranged from 8.5 to 9.8 local pesos to the U.S. dollar until December 17, 2015 when the currency was devalued. At December 31, 2016, the official exchange rate was 15.9 Argentine pesos to the U.S. dollar.

The government in Argentina had previously imposed limits on the exchange of Argentine pesos into U.S. dollars. As a result, we elected in the past and may continue in the future to repatriate cash from Argentina using different markets to convert Argentine pesos into U.S. dollars if U.S. dollars are not readily available. Conversions prior to the December 17, 2015 devaluation had settled at rates approximately 30% to 40% less favorable than the rates at which we translated the financial statements of our subsidiary in Argentina. After the December 2015 devaluation of the Argentine peso, the market rates used to convert Argentine pesos into U.S. dollars have been similar to the rates at which we translate the financial statements of our subsidiary in Argentina. See Note 19 for more information.

We recognized losses from converting Argentine pesos into U.S. dollars of $0.1 million in 2016, $7.1 million in 2015 and $3.6 million in 2014. These conversion losses are classified in the consolidated statements of operations as other operating income (expense). At December 31, 2016, we had cash denominated in Argentine pesos of $11.6 million.

The economy in Argentina has had significant inflation in recent years. As of December 31, 2016, Argentina was not designated as a highly inflationary economy for accounting purposes. We will continue to monitor developments in Argentina at each reporting date to determine whether we should consolidate Brink's Argentina results using our accounting policy for subsidiaries operating in highly inflationary economies.

RECENT ACCOUNTING PRONOUNCEMENTS

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which will require the recognition of assets and liabilities by lessees for certain leases classified as operating leases under current accounting guidance. The new standard also requires expanded disclosures regarding leasing activities. ASU 2016-02 will be effective January 1, 2019 and we are assessing the potential impact of the standard on financial reporting.

In March 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, which simplifies how certain features related to share-based payments are accounted for and presented in the financial statements. We elected to early adopt this ASU in the fourth quarter of 2016 and, per the requirements of the pronouncement, we applied the amendments to the beginning of 2016. Under ASU 2016-09, accounting changes adopted using the modified retrospective method must be calculated as of the beginning of 2016 and reported as a cumulative-effect adjustment. As a result, we recognized a $0.2 million cumulative-effect adjustment to January 1, 2016 retained earnings for previously unrecognized excess tax benefits. We have elected to continue our previous accounting policy of estimating forfeitures and, therefore, we did not recognize any cumulative-effect adjustment related to forfeitures. ASU 2016-09 requires that accounting changes adopted using the prospective method should be reported in the applicable interim periods of 2016. We did not have any material changes to previously reported interim financial information in 2016 as it relates to the recognition of excess tax benefits in the statement of operations or the classification of excess tax benefits in the statement of cash flows.

In June 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments, which significantly changes the way entities recognize impairment of many financial assets by requiring immediate recognition of estimated credit losses expected to occur over their remaining life. ASU 2016-13 is effective January 1, 2020, with early adoption permitted January 1, 2019. We are assessing the potential impact of this new standard on financial reporting.

In November 2016, the FASB issues ASU 2016-18, Statement of Cash Flows: Restricted Cash, which requires entities to include restricted cash and restricted cash equivalent balances with cash and cash equivalent balances in the statement of cash flows.  ASU 2016-18 will be effective January 1, 2018 and will impact the presentation of our statement of cash flows.

In May 2014, the FASB issued ASU 2014-09, Revenue From Contracts with Customers, a new standard related to revenue recognition which requires an entity to recognize an amount of revenue to which it expects to be entitled for the transfer of promised goods and services to customers. The new standard will replace most of the existing revenue recognition standards in U.S. GAAP. In August 2015, the FASB issued ASU 2015-14, which defers the effective date of this new standard to January 1, 2018. Subsequently, the FASB has continued to refine the standard and has issued several amendments. We have not yet completed our final review of the impact of this guidance but we believe that the most likely effects will be related to variable consideration and capitalization of costs to obtain contracts. We are also continuing to review potential disclosures and our method of adoption in order to complete our evaluation. Based on our preliminary assessment, we do not expect a material impact on our financial reporting.
In March 2017, the FASB issued ASU 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement
Benefit Cost, which requires an entity to report the service cost component in the same line item or items as other compensation costs arising from services rendered by the pertinent employees during the period. The other components of net benefit cost are required to be presented in the income statement separately from the service cost component and outside a subtotal of income from operations. We elected to early adopt this ASU in the first quarter of 2017 using the retrospective transition method for the periods presented. As a result, the consolidated statements of operations have been updated to reflect this guidance.

The adoption of this ASU resulted in a change in certain previously reported amounts in the consolidated statements of operations. Cost of revenues decreased $33.1 million, selling, general and administrative expenses decreased $7.2 million and operating profit as well as interest and other income (expense) increased $40.3 million compared to previously reported 2016 amounts. In 2015, cost of revenues decreased $27.9 million, selling, general and administrative expenses decreased $11.9 million and operating profit as well as interest and other income (expense) increased $39.8 million compared to previously reported amounts. Cost of revenues decreased $59.9 million, selling, general and administrative expenses decreased $27.0 million and operating profit as well as interest and other income (expense) increased $86.9 million compared to previously reported 2014 amounts.The early adoption of this ASU had no impact on the previously reported income (loss) from continuing operations or net income (loss) for any of the prior years.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
THE BRINK’S COMPANY
CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2016

MANAGEMENT’S ANNUAL REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rule 13a-15(f) under the Securities Exchange Act of 1934.  Our internal control over financial reporting is designed to provide reasonable assurance to our management and board of directors regarding the preparation and fair presentation of published financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

Management assessed the effectiveness of our internal control over financial reporting as of December 31, 2016.  In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in “Internal Control – Integrated Framework (2013).”

Based on this assessment, our management believes that, as of December 31, 2016, our internal control over financial reporting is effective based on the COSO criteria.

KPMG LLP, the independent registered public accounting firm which audits our consolidated financial statements, has issued an attestation report of our internal control over financial reporting. KPMG’s attestation report appears on page 62 of our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission on February 24, 2017.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
The Brink’s Company:

We have audited the accompanying consolidated balance sheets of The Brink’s Company and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the years in the three‑year period ended December 31, 2016. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Brink’s Company and subsidiaries as of December 31, 2016 and 2015, and the results of its their operations and their cash flows for each of the years in the three‑year period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Richmond, Virginia
February 23, 2017, except for Notes 2 and 3,
as to which the date is September 29, 2017

THE BRINK’S COMPANY
and subsidiaries

Consolidated Balance Sheets

	December 31,
(In millions, except for per share amounts)	2016	2015

ASSETS

Current assets:
Cash and cash equivalents	$183.5	181.9
Restricted cash	55.5	16.4
Accounts receivable (net of allowance: 2016 - $8.3; 2015 - $9.1)	501.1	478.1
Prepaid expenses and other	103.6	101.3
Total current assets	843.7	777.7

Property and equipment, net	531.0	549.0
Goodwill	186.2	185.3
Other intangibles	19.1	28.5
Deferred income taxes	327.9	329.8
Other	86.9	76.4

Total assets	$1,994.8	1,946.7

LIABILITIES AND EQUITY

Current liabilities:
Short-term borrowings	$162.8	32.6
Current maturities of long-term debt	32.8	39.8
Accounts payable	139.3	155.3
Accrued liabilities	385.7	401.2
Restricted cash held for customers	33.2	12.9
Total current liabilities	753.8	641.8

Long-term debt	247.6	358.1
Accrued pension costs	208.8	219.4
Retirement benefits other than pensions	286.1	259.2
Deferred income taxes	7.6	8.1
Other	136.1	129.5
Total liabilities	1,640.0	1,616.1

Commitments and contingent liabilities (notes 3, 4, 13, 15, 18, 22 and 23)

Equity:
The Brink’s Company (“Brink’s”) shareholders:
Common stock, par value $1 per share:
Shares authorized: 100.0
Shares issued and outstanding: 2016 - 50.0; 2015 - 48.9	50.0	48.9
Capital in excess of par value	618.1	599.6
Retained earnings	576.0	561.3
Accumulated other comprehensive income (loss):
Benefit plan adjustments	(559.6)	(570.5)
Foreign currency translation	(349.1)	(322.6)
Unrealized gains on available-for-sale securities	1.0	1.1
Gains on cash flow hedges	0.7	0.1
Accumulated other comprehensive loss	(907.0)	(891.9)

Brink’s shareholders	337.1	317.9

Noncontrolling interests	17.7	12.7

Total equity	354.8	330.6

Total liabilities and equity	$1,994.8	1,946.7
See accompanying notes to consolidated financial statements.

THE BRINK’S COMPANY
and subsidiaries

Consolidated Statements of Operations

	Years Ended December 31,
(In millions, except for per share amounts)	2016	2015	2014

Revenues	$3,020.6	3,061.4	3,562.3

Costs and expenses:
Cost of revenues	2,391.7	2,443.7	2,888.3
Selling, general and administrative expenses	424.3	451.9	533.6
Total costs and expenses	2,816.0	2,895.6	3,421.9
Other operating expense	(20.1)	(69.4)	(81.0)

Operating profit	184.5	96.4	59.4

Interest expense	(20.4)	(18.9)	(23.4)
Interest and other income (expense)	(39.1)	(36.4)	(85.0)
Income (loss) from continuing operations before tax	125.0	41.1	(49.0)
Provision for income taxes	78.5	66.5	36.7

Income (loss) from continuing operations	46.5	(25.4)	(85.7)

Loss from discontinued operations, net of tax	(1.7)	(2.8)	(29.1)

Net income (loss)	44.8	(28.2)	(114.8)
Less net income (loss) attributable to noncontrolling interests	10.3	(16.3)	(30.9)

Net income (loss) attributable to Brink’s	$34.5	(11.9)	(83.9)

Amounts attributable to Brink’s:
Continuing operations	$36.2	(9.1)	(54.8)
Discontinued operations	(1.7)	(2.8)	(29.1)

Net income (loss) attributable to Brink’s	$34.5	(11.9)	(83.9)

Earnings (loss) per share attributable to Brink’s common shareholders(a):
Basic:
Continuing operations	$0.72	(0.19)	(1.12)
Discontinued operations	(0.03)	(0.06)	(0.59)
Net income (loss)	0.69	(0.24)	(1.71)

Diluted:
Continuing operations	$0.72	(0.19)	(1.12)
Discontinued operations	(0.03)	(0.06)	(0.59)
Net income (loss)	0.68	(0.24)	(1.71)

Weighted-average shares
Basic	50.0	49.3	49.0
Diluted	50.6	49.3	49.0

(a) Amounts may not add due to rounding.

See accompanying notes to consolidated financial statements.

THE BRINK’S COMPANY
and subsidiaries

Consolidated Statements of Comprehensive Income (Loss)

	Years Ended December 31,
(In millions)	2016	2015	2014

Net income (loss)	$44.8	(28.2)	(114.8)

Benefit plan adjustments:
Benefit plan experience gains (losses)	12.6	4.4	(134.3)
Benefit plan prior service costs	(1.6)	(3.6)	(2.9)
Deferred profit sharing	(0.3)	—	0.3
Total benefit plan adjustments	10.7	0.8	(136.9)

Foreign currency translation adjustments	(26.3)	(104.1)	(87.0)
Unrealized net losses on available-for-sale securities	(0.1)	(0.5)	(0.4)
Gains (loss) on cash flow hedges	0.8	(0.3)	(0.2)
Other comprehensive loss before tax	(14.9)	(104.1)	(224.5)
Provision (benefit) for income taxes	0.9	(0.7)	(43.0)

Other comprehensive loss	(15.8)	(103.4)	(181.5)

Comprehensive income (loss)	29.0	(131.6)	(296.3)
Less comprehensive income (loss) attributable to noncontrolling interests	9.6	(20.1)	(37.7)

Comprehensive income (loss) attributable to Brink’s	$19.4	(111.5)	(258.6)

See accompanying notes to consolidated financial statements.

THE BRINK’S COMPANY
and subsidiaries

Consolidated Statements of Equity

Years Ended December 31, 2016, 2015 and 2014

(In millions)	Shares	Common Stock	Capital in Excess of Par Value	Retained Earnings	Accumulated Other Comprehensive Loss	Attributable to Noncontrolling Interests	Total
Balance as of December 31, 2013	48.4	$48.4	566.4	696.4	(617.3)	85.6	779.5
Net loss	—	—	—	(83.9)	—	(30.9)	(114.8)
Other comprehensive loss	—	—	—	—	(174.7)	(6.8)	(181.5)
Dividends to:
Brink’s common shareholders ($0.40 per share)	—	—	—	(19.4)	—	—	(19.4)
Noncontrolling interests	—	—	—	—	—	(8.6)	(8.6)
Share-based compensation:
Stock options and awards:
Compensation expense	—	—	17.3	—	—	—	17.3
Consideration from exercise of stock options	—	—	0.4	—	—	—	0.4
Reduction in excess tax benefit of stock compensation	—	—	(0.6)	—	—	—	(0.6)
Other share-based benefit transactions	0.2	0.2	1.0	(0.2)	—	—	1.0
Capital contributions from noncontrolling interest	—	—	—	—	—	0.5	0.5
Balance as of December 31, 2014	48.6	48.6	584.5	592.9	(792.0)	39.8	473.8
Net loss	—	—	—	(11.9)	—	(16.3)	(28.2)
Other comprehensive loss	—	—	—	—	(99.6)	(3.8)	(103.4)
Dividends to:
Brink’s common shareholders ($0.40 per share)	—	—	—	(19.5)	—	—	(19.5)
Noncontrolling interests	—	—	—	—	—	(5.3)	(5.3)
Share-based compensation:
Stock options and awards:
Compensation expense	—	—	14.1	—	—	—	14.1
Consideration from exercise of stock options	0.2	0.2	3.6	—	—	—	3.8
Reduction in excess tax benefit of stock compensation	—	—	(1.8)	—	—	—	(1.8)
Other share-based benefit transactions	0.1	0.1	0.6	(0.2)	—	—	0.5
Business dispositions	—	—	—	—	—	(1.9)	(1.9)
Acquisitions of noncontrolling interests	—	—	(1.4)	—	(0.3)	0.2	(1.5)
Balance as of December 31, 2015	48.9	48.9	599.6	561.3	(891.9)	12.7	330.6
Cumulative effect of change in accounting principle(a)	—	—	—	0.2	—	—	0.2
Net income	—	—	—	34.5	—	10.3	44.8
Other comprehensive loss	—	—	—	—	(15.1)	(0.7)	(15.8)
Common stock issued	0.1	0.1	2.9	—	—	—	3.0
Dividends to:
Brink’s common shareholders ($0.40 per share)	—	—	—	(19.8)	—	—	(19.8)
Noncontrolling interests	—	—	—	—	—	(4.6)	(4.6)
Share-based compensation:
Stock options and awards:
Compensation expense	—	—	9.5	—	—	—	9.5
Consideration from exercise of stock options	0.5	0.5	11.7	—	—	—	12.2
Other share-based benefit transactions	0.5	0.5	(5.6)	(0.2)	—	—	(5.3)
Balance as of December 31, 2016	50.0	$50.0	618.1	576.0	(907.0)	17.7	354.8

(a)
We elected to early adopt the provisions of ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, in the fourth quarter of 2016 resulting in a cumulative effect adjustment to Retained Earnings for previously unrecognized excess tax benefits. See Note 1 for further discussion of the impacts of this standard.

See accompanying notes to consolidated financial statements.

THE BRINK’S COMPANY
and subsidiaries
Consolidated Statements of Cash Flows

	Years Ended December 31,
(In millions)	2016	2015	2014

Cash flows from operating activities:
Net income (loss)	$44.8	(28.2)	(114.8)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss from discontinued operations, net of tax	1.7	2.8	29.1
Depreciation and amortization	131.6	139.9	161.9
Share-based compensation expense	9.5	14.1	17.3
Deferred income taxes	(2.9)	7.1	(28.4)
Gains and losses:
Marketable securities	(0.5)	(1.1)	(0.4)
Property and other assets	1.3	(0.9)	(44.9)
Business acquisitions and dispositions	(0.1)	6.3	—
Venezuela impairment	—	35.3	—
Other impairment losses	20.6	1.9	3.3
Retirement benefit funding (more) less than expense:
Pension	13.6	10.8	(23.6)
Other than pension	13.7	9.2	1.5
Remeasurement losses due to Venezuela currency devaluations	4.8	18.1	121.6
Other operating	3.7	2.6	7.6
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable and income taxes receivable	(53.2)	(44.8)	(90.7)
Accounts payable, income taxes payable and accrued liabilities	13.9	20.1	105.5
Customer obligations	(13.2)	12.5	15.4
Prepaid and other current assets	(10.0)	(3.4)	(9.9)
Other	(11.8)	(4.4)	(14.7)
Discontinued operations	—	(2.0)	5.5
Net cash provided by operating activities	167.5	195.9	141.3

Cash flows from investing activities:
Capital expenditures	(112.2)	(101.1)	(136.1)
Acquisitions	(0.7)	—	(4.6)
Dispositions, net of cash disposed	(0.6)	(14.6)	—
Marketable securities:
Purchases	(9.2)	(27.3)	—
Sales	9.1	33.9	0.9
Cash proceeds from sale of property, equipment and investments	4.7	1.9	62.7
Other	—	1.6	(3.6)
Discontinued operations	—	1.9	(13.3)
Net cash used by investing activities	(108.9)	(103.7)	(94.0)

Cash flows from financing activities:
Borrowings (repayments) of debt:
Short-term borrowings	115.0	(22.7)	(7.8)
Long-term revolving credit facilities:
Borrowings	494.0	569.5	703.8
Repayments	(606.2)	(633.9)	(588.8)
Other long-term debt:
Borrowings	4.8	86.1	7.5
Repayments	(39.0)	(42.0)	(81.0)
Acquisitions of noncontrolling interests	—	(1.5)	—
Nonrecourse financing of real estate transaction	—	14.5	—
Common stock issued	3.0	—	—
Dividends to:
Shareholders of Brink’s	(19.8)	(19.5)	(19.4)
Noncontrolling interests in subsidiaries	(4.6)	(5.3)	(8.6)
Proceeds from exercise of stock options	12.2	3.8	0.4
Minimum tax withholdings associated with share-based compensation	(6.6)	(2.0)	(1.2)
Other	2.3	0.3	(1.6)
Discontinued operations	—	0.2	—
Net cash (used) provided by financing activities	(44.9)	(52.5)	3.3
Effect of exchange rate changes on cash and cash equivalents	(12.1)	(34.0)	(129.9)
Cash and cash equivalents:
Increase (decrease)	1.6	5.7	(79.3)
Balance at beginning of period	181.9	176.2	255.5
Balance at end of period	$183.5	181.9	176.2

See accompanying notes to consolidated financial statements.

THE BRINK’S COMPANY
and subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1 - Summary of Significant Accounting Policies

Basis of Presentation
The Brink’s Company (along with its subsidiaries, “we,” “our,” “Brink’s” or the “Company”), based in Richmond, Virginia, is a leading provider of secure transportation, cash management services and other security-related services to banks and financial institutions, retailers, government agencies, mints, jewelers and other commercial operations around the world.  Brink’s is the oldest and largest secure transportation and cash management services company in the U.S., and a market leader in many other countries.

Principles of Consolidation
The consolidated financial statements include the accounts of Brink’s and the subsidiaries it controls.  Control is determined based on ownership rights or, when applicable, based on whether we are considered to be the primary beneficiary of a variable interest entity. See "Venezuela" section below for further information.  Our interest in 20% to 50% owned companies that are not controlled are accounted for using the equity method (“equity affiliates”), unless we do not sufficiently influence the management of the investee.  Other investments are accounted for as cost-method investments or as available-for-sale investments.  All significant intercompany accounts and transactions have been eliminated in consolidation.

Revenue Recognition
Revenue is recognized when services related to armored vehicle transportation, ATM services, Cash Management Services, payment services, guarding and the secure international transportation of valuables are performed. Customer contracts have prices that are fixed and determinable and we assess the customer’s ability to meet the contractual terms, including payment terms, before entering into contracts.  Taxes collected from customers and remitted to governmental authorities are not included in revenues in the consolidated statements of operations.

Cash and Cash Equivalents
Cash and cash equivalents include cash on hand, demand deposits and investments with original maturities of three months or less.  Cash and cash equivalents include amounts held by certain of our secure Cash Management Services operations for customers for which, under local regulations, the title transfers to us for a short period of time.  The cash is generally credited to customers’ accounts the following day and we do not consider it as available for general corporate purposes in the management of our liquidity and capital resources.  We record a liability for the amounts owed to customers (see Note 11).

Trade Accounts Receivable
Trade accounts receivable are recorded at the invoiced amount and do not bear interest.  The allowance for doubtful accounts is our best estimate of the amount of probable credit losses on our existing accounts receivable.  We determine the allowance based on historical write-off experience.  We review our allowance for doubtful accounts quarterly.  Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Property and Equipment
Property and equipment are recorded at cost.  Depreciation is calculated principally on the straight-line method based on the estimated useful lives of individual assets or classes of assets.

Leased property and equipment meeting capital lease criteria are capitalized at the lower of the present value of the related lease payments or the fair value of the leased asset at the inception of the lease.  Amortization is calculated on the straight-line method based on the lease term.

Leasehold improvements are recorded at cost.  Amortization is calculated principally on the straight-line method over the lesser of the estimated useful life of the leasehold improvement or the lease term.  Renewal periods are included in the lease term when the renewal is determined to be reasonably assured.

Part of the costs related to the development or purchase of internal-use software is capitalized and amortized over the estimated useful life of the software.  Costs that are capitalized include external direct costs of materials and services to develop or obtain the software, and internal costs, including compensation and employee benefits for employees directly associated with a software development project.

Estimated Useful Lives	Years
Buildings	16 to 25
Building leasehold improvements	3 to 10
Vehicles	3 to 10
Capitalized software	3 to 5
Other machinery and equipment	3 to 10

Expenditures for routine maintenance and repairs on property and equipment are charged to expense.  Major renewals, betterments and modifications are capitalized and depreciated over the lesser of the remaining life of the asset or, if applicable, the lease term.

Goodwill and Other Intangible Assets
Goodwill is recognized for the excess of the purchase price over the fair value of tangible and identifiable intangible net assets of businesses acquired.  Intangible assets arising from business acquisitions include customer lists, customer relationships, covenants not to compete, trademarks and other identifiable intangibles.  At December 31, 2016, finite-lived intangible assets have remaining useful lives ranging from 1 to 11 years and are amortized based on the pattern in which the economic benefits are used or on a straight-line basis.

Impairment of Goodwill and Long-Lived Assets
Goodwill is not amortized but is tested at least annually for impairment at the reporting unit level, which is at the operating segment level or one level below an operating segment. Goodwill is assigned to one or more reporting units at the date of acquisition. Effective February 2017, we implemented changes to our organization and management structure.

Prior to the February 2017 reorganization, we had ten reporting units:

•	U.S.

•	France

•	Mexico

•	Brazil

•	Canada

•	Latin America

•	EMEA

•	Asia

•	Latin American Payment Services businesses, and

•	the U.S. Payment Services business

We performed goodwill impairment tests on the reporting units that had goodwill as of October 1, 2016. We performed a quantitative analysis to determine whether reporting unit fair values exceeded their carrying amounts. We based our estimates of fair value on projected future cash flows and completed these impairment tests, as well as the tests in the previous two years, with no impairment charges required.

Indefinite-lived intangibles are also tested for impairment at least annually by comparing their carrying values to their estimated fair values. We have had no significant impairments of indefinite-lived intangibles in the last three years.

Long-lived assets other than goodwill and other indefinite-lived intangibles are reviewed for impairment when events or changes in circumstances indicate the carrying value of an asset may not be recoverable.

For long-lived assets other than goodwill that are to be held and used in operations, an impairment is indicated when the estimated total undiscounted cash flow associated with the asset or group of assets is less than carrying value.  If impairment exists, an adjustment is made to write the asset down to its fair value, and a loss is recorded as the difference between the carrying value and fair value.

Retirement Benefit Plans
We account for retirement benefit obligations under Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 715, Compensation – Retirement Benefits.  For U.S. and certain non-U.S. retirement plans, we derive the discount rates used to measure the present value of benefit obligations using the cash flow matching method.  Under this method, we compare the plan’s projected payment obligations by year with the corresponding yields on a Mercer yield curve.  Each year’s projected cash flows are then discounted back to their present value at the measurement date and an overall discount rate is determined.  The overall discount rate is then rounded to the nearest tenth of a percentage point.  In non-U.S. locations where the cash flow matching method is not possible, rates of local high-quality long-term government bonds are used to select the discount rate.

We used Mercer’s Above-Mean Curve to determine the discount rates for the year-end benefit obligations and retirement cost of our U.S. retirement plans.

We select the expected long-term rate of return assumption for our U.S. pension plan and retiree medical plans using advice from our investment advisor.  The selected rate considers plan asset allocation targets, expected overall investment manager performance and long-term historical average compounded rates of return.

Benefit plan experience gains and losses are recognized in other comprehensive income (loss).  Accumulated net benefit plan experience gains and losses that exceed 10% of the greater of a plan’s benefit obligation or plan assets at the beginning of the year are amortized into earnings from other comprehensive income (loss) on a straight-line basis.  The amortization period for pension plans is the average remaining service period of employees expected to receive benefits under the plans.  The amortization period for other retirement plans is primarily the average remaining life expectancy of inactive participants.

Income Taxes
Deferred tax assets and liabilities are recorded to recognize the expected future tax benefits or costs of events that have been, or will be, reported in different years for financial statement purposes than tax purposes.  Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which these items are expected to reverse.  We recognize tax benefits related to uncertain tax positions if we believe it is more likely than not the benefit will be realized.  We review our deferred tax assets to determine if it is more-likely-than-not that they will be realized.  If we determine it is not more-likely-than-not that a deferred tax asset will be realized, we record a valuation allowance to reverse the previously recognized tax benefit.

Foreign Currency Translation
Our consolidated financial statements are reported in U.S. dollars.  Our foreign subsidiaries maintain their records primarily in the currency of the country in which they operate.

The method of translating local currency financial information into U.S. dollars depends on whether the economy in which our foreign subsidiary operates has been designated as highly inflationary or not.  Economies with a three-year cumulative inflation rate of more than 100% are considered highly inflationary.

Assets and liabilities of foreign subsidiaries in non-highly inflationary economies are translated into U.S. dollars using rates of exchange at the balance sheet date.  Translation adjustments are recorded in other comprehensive income (loss).  Revenues and expenses are translated at rates of exchange in effect during the year.  Transaction gains and losses are recorded in net income (loss).

Foreign subsidiaries that operate in highly inflationary countries use the U.S. dollar as their functional currency.  Local currency monetary assets and liabilities are remeasured into U.S. dollars using rates of exchange as of each balance sheet date, with remeasurement adjustments and other transaction gains and losses recognized in earnings.  Non-monetary assets and liabilities do not fluctuate with changes in local currency exchange rates to the dollar.

Venezuela
We continue to confirm that we control our Venezuela business for purposes of consolidation of financial statements. Specifically, while the Venezuela government has imposed restrictions that prevent the repatriation of funds, management continues to provide guidance and strategic oversight, including budgeting and forecasting. In addition, in this highly inflationary economy, the Venezuela business has negotiated price increases with certain customers to help offset cost inflation. We will continue to carefully monitor the situation in Venezuela and the impact that the economic and political environment in that country has on our ability to control our Venezuela operations.

The economy in Venezuela has had significant inflation in the last several years.  We consolidate our Venezuelan results using our accounting policy for subsidiaries operating in highly inflationary economies.

Since 2003, the Venezuelan government has controlled the exchange of local currency into other currencies, including the U.S. dollar, and has required that currency exchanges be made at official rates established by the government instead of allowing open markets to determine currency rates.  Different official rates exist for different industries and purposes and the government does not approve all requests to convert bolivars to other currencies.

As a result of the restrictions on currency exchange, we have in the past been unable to obtain sufficient U.S. dollars to purchase certain imported supplies and fixed assets to fully operate our business in Venezuela.  Consequently, we have occasionally purchased more expensive, bolivar-denominated supplies and fixed assets.  Furthermore, there is a risk that official currency exchange mechanisms will be discontinued or will not be accessible when needed in the future, which may prevent us from repatriating dividends or obtaining dollars to operate our Venezuelan operations.

Remeasurement rates during 2014.  Through March 23, 2014, we used the official rate of 6.3 bolivars to the dollar to remeasure our bolivar-denominated monetary assets and liabilities into U.S. dollars and to translate our revenues and expenses.  Effective March 24, 2014, the government initiated another exchange mechanism known as SICAD II and we began to use this exchange rate to remeasure bolivar-denominated monetary assets and liabilities and to translate our revenues and expenses.  During 2014, the SICAD II rate averaged approximately 50 bolivars to the dollar and, at December 31, 2014, the rate was approximately 50 bolivars to the dollar.

We recognized a $121.6 million net remeasurement loss in 2014 when we changed from the 6.3 rate to the SICAD II exchange rate. The after-tax effect of these losses attributable to noncontrolling interests was $39.7 million in 2014.

While the SICAD II process existed, we received approval to obtain $1.2 million (weighted-average exchange rate of 51) through this exchange mechanism.

Remeasurement rates during 2015. Through February 11, 2015, we used the SICAD II rates to remeasure our bolivar-denominated monetary assets and liabilities into U.S. dollars and to translate our revenue and expenses. Effective February 12, 2015, the SICAD II exchange mechanism was disbanded and we began to use the rate under the new exchange mechanism, known as SIMADI, to remeasure bolivar-denominated monetary assets and liabilities and to translate our revenue and expenses. The SIMADI rate ranged from 170 to 200 bolivars to the dollar and, at December 31, 2015, it was 199 bolivars to the dollar. We recognized an $18.1 million net remeasurement loss in 2015. The after-tax effect of this loss attributable to noncontrolling interests was $5.6 million. We have received only minimal U.S. dollars using the SIMADI process.

Remeasurement rates during 2016.   In the first quarter of 2016, the Venezuelan government announced that they would replace the SIMADI exchange mechanism with the DICOM exchange mechanism and would allow the DICOM exchange mechanism rate to float freely. At March 31, 2016, the DICOM rate was approximately 273 bolivars to the dollar. Since March 31, 2016, the rate declined 59% to close at approximately 674 bolivars to the dollar at December 31, 2016. We have received only minimal U.S. dollars through this exchange mechanism. We recognized a $4.8 million pretax remeasurement loss in 2016.  However, the after-tax effect in the current period attributable to noncontrolling interest was income of $2.7 million.

Items related to our Venezuelan operations are as follows:

•	Our investment in our Venezuelan operations on an equity-method basis was $19.2 million at December 31, 2016, and $26.0 million at December 31, 2015.

•	Our Venezuelan operations had net payables to other Brink's affiliates of $6.1 million at December 31, 2016 and $18.7 million at December 31, 2015.

•	Our Venezuelan operations had net nonmonetary assets of $17.6 million at December 31, 2016, and $13.5 million at December 31, 2015.

•
Our bolivar-denominated net monetary net assets were $1.4 million (including $6.8 million of cash and cash equivalents) at December 31, 2016, and $9.5 million (including $6.2 million of cash and cash equivalents) at December 31, 2015.

•
Accumulated other comprehensive losses attributable to Brink’s shareholders related to our operations in Venezuela were approximately $114.7 million at December 31, 2016 and $113.0 million at December 31, 2015.

Impairment of Long-lived Assets in Venezuela
During the second quarter of 2015, Brink's elected to evaluate and pursue strategic options for the Venezuelan business, which required us to perform an impairment review of the carrying values of our Venezuelan long-lived assets in accordance with FASB ASC Topic 360, Property, Plant and Equipment. Our asset impairment analysis included management's best estimate of associated cash flows relating to the long-lived assets and included fair value assumptions that reflect conditions that exist in a volatile economic environment. Future events or actions relative to our Venezuelan business may result in further adjustments.

As a result of our impairment analysis, we recognized a $35.3 million impairment charge in 2015. The current carrying value of the long-lived assets of our Venezuelan operations is $10.1 million at December 31, 2016. We have not reclassified any of the $114.7 million of accumulated other comprehensive losses attributable to Brink’s shareholders related to our operations in Venezuela into earnings.

Argentina
We use the official exchange rate to translate the Brink's Argentina balance sheet and income statement. During 2015, the official exchange rate ranged from 8.5 to 9.8 local pesos to the U.S. dollar until December 17, 2015 when the currency was devalued. At December 31, 2016, the official exchange rate was 15.9 Argentine pesos to the U.S. dollar.

The government in Argentina had previously imposed limits on the exchange of Argentine pesos into U.S. dollars. As a result, we elected in the past and may continue in the future to repatriate cash from Argentina using different markets to convert Argentine pesos into U.S. dollars if U.S. dollars are not readily available. Conversions prior to the December 17, 2015 devaluation had settled at rates approximately 30% to 40% less favorable than the rates at which we translated the financial statements of our subsidiary in Argentina. After the December 2015 devaluation of the Argentine peso, the market rates used to convert Argentine pesos into U.S. dollars have been similar to the rates at which we translate the financial statements of our subsidiary in Argentina. See Note 19 for more information.

We recognized losses from converting Argentine pesos into U.S. dollars of $0.1 million in 2016, $7.1 million in 2015 and $3.6 million in 2014. These conversion losses are classified in the consolidated statements of operations as other operating income (expense). At December 31, 2016, we had cash denominated in Argentine pesos of $11.6 million.

Ireland
Due to management's decision in the first quarter of 2016 to exit the Republic of Ireland, the prospective impacts of shutting down this operation are included in items not allocated to segments and are excluded from the operating segments effective March 1, 2016. Beginning May 1, 2016, due to management's decision to also exit Northern Ireland, the results of shutting down these operations are treated similarly to the Republic of Ireland. Revenues from both Ireland operations shut down in 2016 were approximately $20 million in 2015. International shipments to and from Ireland will continue to be provided through BGS.

Restricted Cash
In France, we offer services to certain of our customers where we manage some or all of their cash supply chains. In connection with this offering, we take temporary title to certain customers' cash, which is included as restricted cash in our financial statements due to customer agreement or regulation (see Note 19). During the second quarter of 2016, we identified a misclassification in our December 31, 2015 consolidated balance sheet included in our 2015 Annual Report on Form 10-K. This misclassification, which was corrected on our December 31, 2015 condensed consolidated balance sheet included on our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2016, decreased our December 31, 2015 cash and cash equivalents balance and increased restricted cash by $16.4 million, increased restricted cash held for customers and decreased accrued liabilities by $12.9 million, increased short-term borrowings and decreased current maturities of long-term debt by $3.5 million. This misclassification had no impact on our December 31, 2015 current assets and current liabilities and it did not impact our consolidated statement of operations, but impacts the December 31, 2015 consolidated statement of cash flows by reducing net cash provided by operating activities from $208.8 million to $195.9 million and increasing net cash used by financing activities from $49.0 million to $52.5 million. Neither of these changes affect comparability to the previous period. Accordingly, we do not consider this correction to be material to our consolidated balance sheet or statement of cash flows.

Concentration of Credit Risks
We routinely assess the financial strength of significant customers and this assessment, combined with the large number and geographic diversity of our customers, limits our concentration of risk with respect to accounts receivable.  Financial instruments which potentially subject us to concentrations of credit risks are principally cash and cash equivalents and accounts receivables.  Cash and cash equivalents are held by major financial institutions.

Use of Estimates
In accordance with U.S. generally accepted accounting principles (“GAAP”), we have made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements.  Actual results could differ materially from those estimates.  The most significant estimates are related to goodwill, intangibles and other long-lived assets, pension and other retirement benefit assets and obligations, legal contingencies, deferred tax assets, purchase price allocations and foreign currency translation.

Fair-value estimates.  We have various financial instruments included in our financial statements.  Financial instruments are carried in our financial statements at either cost or fair value.  We estimate fair value of assets using the following hierarchy using the highest level possible:

Level 1:  Quoted prices in active markets that are accessible at the measurement date for identical assets and liabilities.
Level 2:  Observable prices that are based on inputs not quoted on active markets, but are corroborated by market data.
Level 3:  Unobservable inputs are used when little or no market data is available.

New Accounting Standards
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which will require the recognition of assets and liabilities by lessees for certain leases classified as operating leases under current accounting guidance. The new standard also requires expanded disclosures regarding leasing activities. ASU 2016-02 will be effective January 1, 2019 and we are assessing the potential impact of the standard on financial reporting.

In March 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, which simplifies how certain features related to share-based payments are accounted for and presented in the financial statements. We elected to early adopt this ASU in the fourth quarter of 2016 and, per the requirements of the pronouncement, we applied the amendments to the beginning of 2016. Under ASU 2016-09, accounting changes adopted using the modified retrospective method must be calculated as of the beginning of 2016 and reported as a cumulative-effect adjustment. As a result, we recognized a $0.2 million cumulative-effect adjustment to January 1, 2016 retained earnings for previously unrecognized excess tax benefits. We have elected to continue our previous accounting policy of estimating forfeitures and, therefore, we did not recognize any cumulative-effect adjustment related to forfeitures. ASU 2016-09 requires that accounting changes adopted using the prospective method should be reported in the applicable interim periods of 2016. We did not have any material changes to previously reported interim financial information in 2016 as it relates to the recognition of excess tax benefits in the statement of operations or the classification of excess tax benefits in the statement of cash flows.

In June 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments, which significantly changes the way entities recognize impairment of many financial assets by requiring immediate recognition of estimated credit losses expected to occur over their remaining life. ASU 2016-13 is effective January 1, 2020, with early adoption permitted January 1, 2019. We are assessing the potential impact of this new standard on financial reporting.

In November 2016, the FASB issues ASU 2016-18, Statement of Cash Flows: Restricted Cash, which requires entities to include restricted cash and restricted cash equivalent balances with cash and cash equivalent balances in the statement of cash flows.  ASU 2016-18 will be effective January 1, 2018 and will impact the presentation of our statement of cash flows.

In May 2014, the FASB issued ASU 2014-09, Revenue From Contracts with Customers, a new standard related to revenue recognition which requires an entity to recognize an amount of revenue to which it expects to be entitled for the transfer of promised goods and services to customers. The new standard will replace most of the existing revenue recognition standards in U.S. GAAP. In August 2015, the FASB issued ASU 2015-14, which defers the effective date of this new standard to January 1, 2018. Subsequently, the FASB has continued to refine the standard and has issued several amendments. We have not yet completed our final review of the impact of this guidance but we believe that the most likely effects will be related to variable consideration and capitalization of costs to obtain contracts. We are also continuing to review potential disclosures and our method of adoption in order to complete our evaluation. Based on our preliminary assessment, we do not expect a material impact on our financial reporting.
In March 2017, the FASB issued ASU 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement
Benefit Cost, which requires an entity to report the service cost component in the same line item or items as other compensation costs arising from services rendered by the pertinent employees during the period. The other components of net benefit cost are required to be presented in the income statement separately from the service cost component and outside a subtotal of income from operations. We elected to early adopt this ASU in the first quarter of 2017 using the retrospective transition method for the periods presented. As a result, the consolidated statements of operations have been updated to reflect this guidance.

The adoption of this ASU resulted in a change in certain previously reported amounts in the consolidated statements of operations. Cost of revenues decreased $33.1 million, selling, general and administrative expenses decreased $7.2 million and operating profit as well as interest and other income (expense) increased $40.3 million compared to previously reported 2016 amounts. In 2015, cost of revenues decreased

$27.9 million, selling, general and administrative expenses decreased $11.9 million and operating profit as well as interest and other income (expense) increased $39.8 million compared to previously reported amounts. Cost of revenues decreased $59.9 million, selling, general and administrative expenses decreased $27.0 million and operating profit as well as interest and other income (expense) increased $86.9 million compared to previously reported 2014 amounts.The early adoption of this ASU had no impact on the previously reported income (loss) from continuing operations or net income (loss) for any of the prior years.

Note 2 - Segment Information

The Brink’s Company offers transportation and logistics management services for cash and valuables throughout the world. These services include:

•	CIT Services – armored vehicle transportation of valuables

•	ATM Services – replenishing and maintaining customers’ automated teller machines; providing network infrastructure services

•	Global Services – secure international transportation of valuables

•	Cash Management Services

◦	Currency and coin counting and sorting; deposit preparation and reconciliations; other cash management services

◦	Safe and safe control device installation and servicing (including our patented CompuSafe® service)

◦	Check and cash processing services for banking customers (“Virtual Vault Services”)

◦	Check imaging services for banking customers

•
Payment Services – bill payment and processing services on behalf of utility companies and other billers at any of our Brink’s or Brink’s operated payment locations in Latin America and Brink’s Money™ general purpose reloadable prepaid cards and payroll cards in the U.S.

•	Commercial Security Systems – design and installation of security systems in designated markets in Europe.

•
Guarding Services – protection of airports, offices, and certain other locations in Europe and Brazil with or without electronic surveillance, access control, fire prevention and highly trained patrolling personnel

We identify our operating segments based on how our chief operating decision maker (“CODM”) allocates resources, assesses performance and makes decisions.  Our CODM is our President and Chief Executive Officer.  Our CODM evaluates performance and allocates resources to each operating segment based on operating profit or loss, excluding income and expenses not allocated to segments.

We currently serve customers in more than 100 countries, including 40 countries where we operate subsidiaries.

During the first quarter of 2017, we implemented changes to our organizational and management structure that resulted in changes to our operating segments for financial reporting purposes. Through the fiscal year ended December 31, 2016, our business was reported in nine operating segments: U.S., France, Mexico, Brazil, Canada, Latin America, EMEA, Asia and Payment Services. Changes in our management reporting structure during the first quarter of 2017 required us to conduct an assessment in accordance with ASC Topic 280, Segment Reporting, to determine our operating segments.

As a result of this assessment, we now have the following operating segments:

•	North America

•	South America

•	Rest of World (ROW).

Previously disclosed information for all periods presented has been revised to reflect our new segment structure.

	Revenues			Operating Profit (Loss)
	Years Ended December 31,			Years Ended December 31,
(In millions)	2016	2015	2014	2016	2015	2014
Reportable Segments:
North America	$1,210.3	1,224.0	1,296.9	$40.1	45.6	40.3
South America	718.7	719.3	839.9	120.4	102.1	87.8
Rest of World	979.4	1,033.6	1,213.7	109.9	100.8	116.6
Total reportable segments	2,908.4	2,976.9	3,350.5	270.4	248.5	244.7
Reconciling Items:
Corporate items:
General, administrative and other expenses	—	—	—	(59.8)	(81.0)	(110.8)
Foreign currency transaction losses	—	—	—	3.8	(8.8)	(2.6)
Reconciliation of segment policies to GAAP	—	—	—	(2.2)	4.6	(2.3)
Other items not allocated to segments:
Venezuela operations	109.4	84.5	211.8	18.5	(45.6)	(94.8)
Reorganization and Restructuring	—	—	—	(30.3)	(15.3)	(21.8)
Acquisitions and dispositions	2.8	—	—	(15.9)	(6.0)	49.4
Share-based compensation adj.	—	—	—	—	—	(2.4)
Total	$3,020.6	3,061.4	3,562.3	$184.5	96.4	59.4

See "Other Items Not Allocated to Segment" on pages 11–13 to the consolidated financial statements for explanations of each of the other items not allocated to segments.

	Years Ended December 31,
(In millions)	2016	2015	2014

Capital Expenditures by Business Segment
North America	$42.0	37.1	50.8
South America	24.0	21.4	32.5
Rest of World	32.2	31.3	30.9
Total reportable segments	98.2	89.8	114.2
Corporate items	9.0	7.0	16.5
Venezuela	5.0	4.3	5.4
Total	$112.2	101.1	136.1

Depreciation and Amortization by Business Segment
Depreciation and amortization of property and equipment:
North America	$66.8	70.1	77.9
South America	19.0	19.5	23.2
Rest of World	29.8	30.9	36.1
Total reportable segments	115.6	120.5	137.2
Corporate items	10.9	11.3	9.7
Venezuela	0.7	3.9	9.5
2016 Restructuring	0.8	—	—
Depreciation and amortization of property and equipment	128.0	135.7	156.4

South America	2.2	2.5	3.2
Rest of World	1.4	1.7	2.3
Amortization of intangible assets	3.6	4.2	5.5
Total	$131.6	139.9	161.9

	December 31,
(In millions)	2016	2015	2014

Assets held by Reportable Segment
North America	$629.4	638.4	680.2
South America	371.4	315.0	416.9
Rest of World	621.8	614.0	661.9
Total reportable segments	1,622.6	1,567.4	1,759.0
Corporate items	321.3	332.4	326.8
Venezuela	50.9	46.9	106.2
Total	$1,994.8	1,946.7	2,192.0

Long-Lived Assets by Geographic Area(a)
Non-U.S.:
France	$67.5	68.1	75.7
Mexico	78.1	93.2	114.4
Brazil	45.3	34.0	47.9
Canada	42.4	38.9	47.9
Other	127.2	122.7	175.5
Subtotal	360.5	356.9	461.4
U.S.	170.5	192.1	208.1
Total	$531.0	549.0	669.5

(a)	Long-lived assets include only property and equipment.

	Years Ended December 31,
(In millions)	2016	2015	2014

Revenues by Geographic Area(a)
Outside the U.S.:
France	$424.5	431.5	517.4
Mexico	296.3	333.7	388.5
Brazil	344.9	336.4	442.3
Canada	150.2	153.7	179.7
Other	1,040.9	1,069.6	1,305.8
Subtotal	2,256.8	2,324.9	2,833.7
U.S.	763.8	736.5	728.6
Total	$3,020.6	3,061.4	3,562.3

(a)	Revenues are recorded in the country where service is initiated or performed. No single customer represents more than 10% of total revenue.

	December 31,
(In millions)	2016	2015	2014

Net assets outside the U.S.
France	$102.1	87.1	96.3
Other Rest of World countries	205.0	221.2	215.3
Mexico	86.1	86.1	88.4
Brazil	106.3	87.9	111.1
Other South American countries	127.0	115.2	182.4
Canada	57.6	50.3	53.4
Total	$684.1	647.8	746.9

(In millions)	2016	2015	2014

Information about Unconsolidated Equity Affiliates held by Rest of World:
Carrying value of investments and advances at December 31	$3.5	4.9	2.7
Undistributed earnings at December 31	2.5	2.2	1.1
Share of equity earnings (loss)	(1.5)	0.5	0.5

In 2016, Brink's recorded an impairment charge of $1.8 million related to an equity investment in a BGS business in Belgium. In 2014, Brink’s sold an equity investment in a CIT business in Peru.  The equity earnings from this investment in Peru were $3.8 million in 2014.

Note 3 - Retirement Benefits

Defined-benefit Pension Plans

Summary
We have various defined-benefit pension plans covering eligible current and former employees.  Benefits under most plans are based on salary and years of service. There are limits to the amount of benefits which can be paid to participants from a U.S. qualified pension plan.  We maintain a nonqualified U.S. plan to pay benefits for those eligible current and former employees in the U.S. whose benefits exceed the regulatory limits. Pension benefits provided to eligible U.S. employees were frozen on December 31, 2005.

Components of Net Periodic Pension Cost

(In millions)	U.S. Plans			Non-U.S. Plans			Total
Years Ended December 31,	2016	2015	2014	2016	2015	2014	2016	2015	2014

Service cost	$—	—	—	$10.5	10.4	12.5	$10.5	10.4	12.5
Interest cost on projected benefit obligation	37.1	36.0	45.3	11.5	11.2	18.4	48.6	47.2	63.7
Return on assets – expected	(54.6)	(54.6)	(63.9)	(9.5)	(9.5)	(14.4)	(64.1)	(64.1)	(78.3)
Amortization of losses	24.9	31.2	28.2	5.1	5.0	2.3	30.0	36.2	30.5
Amortization of prior service cost	—	—	—	1.0	0.9	1.0	1.0	0.9	1.0
Settlement loss (a)	—	—	56.1	3.1	5.7	6.3	3.1	5.7	62.4
Net periodic pension cost	$7.4	12.6	65.7	$21.7	23.7	26.1	$29.1	36.3	91.8

Included in:
Continuing operations	$7.4	12.6	65.7	$21.7	22.6	24.4	$29.1	35.2	90.1
Discontinued operations	—	—	—	—	1.1	1.7	—	1.1	1.7
Net periodic pension cost	$7.4	12.6	65.7	$21.7	23.7	26.1	$29.1	36.3	91.8

(a)
Settlement losses recognized in the U.S. in 2014 relate to a lump-sum buy-out of 4,300 participants. Settlement losses outside the U.S. relate primarily to terminated employees that participate in a Mexican severance indemnity program that is accounted for as a defined benefit plan.

The components of net periodic pension cost other than the service cost component are included in interest and other income (expense) in the consolidated statements of operations.

Obligations and Funded Status
Changes in the projected benefit obligation (“PBO”) and plan assets for our pension plans are as follows:

(In millions)	U.S. Plans		Non-U.S. Plans		Total
Years Ended December 31,	2016	2015	2016	2015	2016	2015

Benefit obligation at beginning of year	$844.8	904.1	262.8	283.1	1,107.6	1,187.2
Service cost	—	—	10.5	10.4	10.5	10.4
Interest cost	37.1	36.0	11.5	11.2	48.6	47.2
Participant contributions	—	—	0.2	0.4	0.2	0.4
Plan amendments	—	—	(0.2)	2.4	(0.2)	2.4
Plan combinations	—	—	0.4	1.2	0.4	1.2
Settlements	—	—	(9.3)	—	(9.3)	—
Benefits paid	(47.8)	(51.0)	(12.7)	(19.5)	(60.5)	(70.5)
Actuarial (gains) losses	11.8	(44.3)	17.7	14.8	29.5	(29.5)
Foreign currency exchange effects	—	—	(13.6)	(41.2)	(13.6)	(41.2)
Benefit obligation at end of year	$845.9	844.8	267.3	262.8	1,113.2	1,107.6

Fair value of plan assets at beginning of year	$721.4	786.3	164.8	179.3	886.2	965.6
Return on assets – actual	54.3	(14.2)	18.2	4.3	72.5	(9.9)
Participant contributions	—	—	0.2	0.4	0.2	0.4
Plan combinations	—	—	0.4	1.2	0.4	1.2
Employer contributions	0.6	0.3	14.9	24.1	15.5	24.4
Settlements	—	—	(9.3)	—	(9.3)	—
Benefits paid	(47.8)	(51.0)	(12.7)	(19.5)	(60.5)	(70.5)
Foreign currency exchange effects	—	—	(3.1)	(25.0)	(3.1)	(25.0)
Fair value of plan assets at end of year	$728.5	721.4	173.4	164.8	901.9	886.2

Funded status	$(117.4)	(123.4)	(93.9)	(98.0)	(211.3)	(221.4)

Included in:
Current liability, included in accrued liabilities	$0.9	0.6	1.6	1.4	2.5	2.0
Noncurrent liability	116.5	122.8	92.3	96.6	208.8	219.4
Net pension liability	$117.4	123.4	93.9	98.0	211.3	221.4

Other Changes in Plan Assets and Benefit Recognized in Other Comprehensive Income (Loss)

(In millions)	U.S. Plans		Non-U.S. Plans		Total
Years Ended December 31,	2016	2015	2016	2015	2016	2015

Benefit plan net experience losses recognized in accumulated other comprehensive income (loss):
Beginning of year	$(333.7)	(340.4)	(95.0)	(85.7)	(428.7)	(426.1)
Net experience gains (losses) arising during the year	(12.1)	(24.5)	(9.0)	(20.0)	(21.1)	(44.5)
Reclassification adjustment for amortization of prior experience losses included in net income (loss)	24.9	31.2	8.2	10.7	33.1	41.9
Foreign currency exchange effects	—	—	12.9	—	12.9	—
End of year	$(320.9)	(333.7)	(82.9)	(95.0)	(403.8)	(428.7)

Benefit plan prior service cost recognized in accumulated other comprehensive income (loss):
Beginning of year	$—	—	(10.8)	(9.3)	(10.8)	(9.3)
Prior service credit (cost) from plan amendments during the year	—	—	0.2	(2.4)	0.2	(2.4)
Reclassification adjustment for amortization of prior service cost included in net income (loss)	—	—	1.0	0.9	1.0	0.9
Foreign currency exchange effects	—	—	0.4	—	0.4	—
End of year	$—	—	(9.2)	(10.8)	(9.2)	(10.8)

Approximately $29.9 million of experience loss and $0.1 million of prior service cost are expected to be amortized from accumulated other comprehensive income (loss) into net periodic pension cost during 2017.

The net experience losses in 2016 were primarily due to the lower discount rates at the end of the year compared to the prior year, partially offset by actual return on assets being higher than expected. The net experience losses in 2015 were primarily due to actual return on assets being lower than expected, partially offset by a higher U.S. plans discount rate at the end of the year compared to the prior year.

Information Comparing Plan Assets to Plan Obligations
Information comparing plan assets to plan obligations as of December 31, 2016 and 2015 are aggregated below.  The accumulated benefit obligation (“ABO”) differs from the PBO in that the ABO is based on the benefit earned through the date noted.  The PBO includes assumptions about future compensation levels for plans that have not been frozen.  The total ABO for our U.S. pension plans was $845.9 million in 2016 and $844.8 million in 2015.  The total ABO for our Non-U.S. pension plans was $232.3 million in 2016 and $226.5 million in 2015.

(In millions)	U.S. Plans		Non-U.S. Plans		Total
December 31,	2016	2015	2016	2015	2016	2015

Information for pension plans with an ABO in excess of plan assets:
Fair value of plan assets	$728.5	721.4	41.3	47.7	769.8	769.1
Accumulated benefit obligation	845.9	844.8	107.3	111.9	953.2	956.7
Projected benefit obligation	845.9	844.8	127.9	135.2	973.8	980.0

Assumptions
The weighted-average assumptions used in determining the net pension cost and benefit obligations for our pension plans were as follows:

	U.S. Plans			Non-U.S. Plans(b)
	2016	2015	2014	2016	2015	2014

Discount rate:
Pension cost	4.5%	4.1%	5.0%	5.1%	5.1%	6.3%
Benefit obligation at year end	4.3%	4.5%	4.1%	3.7%	5.1%	5.1%

Expected return on assets – pension cost	7.50%	7.50%	8.00%	5.65%	5.58%	5.83%

Average rate of increase in salaries(a):
Pension cost	N/A	N/A	N/A	3.8%	3.9%	3.9%
Benefit obligation at year end	N/A	N/A	N/A	2.7%	3.8%	3.9%

(a)
Salary scale assumptions are determined through historical experience and vary by age and industry.  The U.S. plan benefits are frozen.  Pension benefits will not increase due to future salary increases.

(b)	The discount and salary increase rates of our Venezuela benefit plan are not adjusted for inflation. See the separate section below for more details.

Mortality Tables for our U.S. Retirement Benefits
We use the Mercer modified RP-2014 base table and Mercer modified MP-2016 projection scale, with Blue Collar adjustments for the majority of our U.S. retirement plans and a White Collar adjustment for our nonqualified U.S. pension plan.

Estimated Future Cash Flows
Estimated Future Contributions from the Company into Plan Assets
Our policy is to fund at least the minimum actuarially determined amounts required by applicable regulations.  We do not expect to make contributions to our primary U.S. pension plan in 2017.  We expect to contribute $10.9 million to our non-U.S. pension plans and $0.9 million to our nonqualified U.S. pension plan in 2017.

Estimated Future Benefit Payments from Plan Assets to Beneficiaries
Projected benefit payments of the plans in the next 10 years using assumptions in effect at December 31, 2016, are as follows:

(In millions)	U.S. Plans	Non-U.S. Plans(a)	Total

2017	$50.8	9.8	60.6
2018	50.9	9.9	60.8
2019	51.8	10.5	62.3
2020	51.5	12.3	63.8
2021	51.4	12.4	63.8
2022 through 2026	257.6	75.9	333.5

(a)	Excludes projected benefit payments related to our Venezuela benefit plan, which are presented in the separate section below.

Venezuela
Our non-U.S. net pension liability includes projected benefit obligations related to Venezuela of $5.6 million, $4.1 million, and $6.6 million in 2016, 2015 and 2014, respectively. The net periodic pension cost related to these benefit obligations was $2.9 million, $2.5 million, and $3.7 million in 2016, 2015 and 2014, respectively.

As discussed in Note 1, the economy in Venezuela has had significant inflation in the last several years and we consolidate our Venezuelan results using highly inflationary accounting rules. In determining the projected benefit obligation and net periodic pension cost, we project our bolivar-denominated expected cash outflows using expected salary increases and discount the expected cash outflows to present value. Our discount rate for Venezuela was 4% and was determined using government bonds within the region. There are no salary increases expected other than inflationary increases. The discount rate and salary scale are adjusted for expected inflation.

The assumption for inflation in Venezuela was made considering the current economic situation in Venezuela and an analysis of regional economic performances during hyperinflationary cycles. Over the long term, we expect the economy of Venezuela will return to inflation rates more typical for the region. Based on these considerations, we assumed an inflation rate of 500% in 2017 with a gradual decline to 4% in 2032. For 2016, this inflation adjustment has been excluded from the non-U.S. assumptions table above.

As the projected salary increases and discount rate are both adjusted for inflation, there is not a significant impact to our current year projected benefit obligation as a result of increasing expected inflation. However, the inflation adjustment for Venezuela results in significant expected bolivar-denominated cash outflows in the next 10 years. When these undiscounted bolivar-denominated cash outflows are translated into U.S dollars at the December 31, 2016 DICOM exchange rate of approximately 674 bolivars to the dollar for purposes of U.S. GAAP reporting, the result is projected cash outflows of $4.4 billion as presented in the table below. These amounts have been excluded from the estimated future non-U.S. projected benefit payments table above. We expect to make these payments in bolivars with cash generated from our Venezuelan operations.

Venezuela Estimated Future Benefit Payments to Beneficiaries
Projected benefit payments of our Venezuela benefit plan in the next 10 years using assumptions in effect at December 31, 2016, are as follows:

(In millions)	Venezuela

2017	0.9
2018	2.4
2019	6.9
2020	17.4
2021	43.5
2022 through 2026	4,327.8

Retirement Benefits Other than Pensions

Summary
We provide retirement healthcare benefits for eligible current and former U.S., Canadian, and Brazilian employees.  Retirement benefits related to our former U.S. coal operation include medical benefits provided by the Pittston Coal Group Companies Employee Benefit Plan for UMWA Represented Employees (the “UMWA plans”) as well as costs related to black lung obligations.

Components of Net Periodic Postretirement Cost
The components of net periodic postretirement cost related to retirement benefits other than pensions were as follows:

(In millions)	UMWA Plans			Black Lung and Other Plans			Total
Years Ended December 31,	2016	2015	2014	2016	2015	2014	2016	2015	2014

Service cost	$—	—	—	$—	0.2	0.1	$—	0.2	0.1
Interest cost on APBO	18.9	17.1	17.9	2.7	2.8	2.3	21.6	19.9	20.2
Return on assets – expected	(17.5)	(20.6)	(22.2)	—	—	—	(17.5)	(20.6)	(22.2)
Amortization of losses	18.0	15.5	12.3	2.5	3.1	0.6	20.5	18.6	12.9
Amortization of prior service cost (credit)	(4.6)	(4.6)	(4.6)	1.7	1.8	1.7	(2.9)	(2.8)	(2.9)
Curtailment (gain)	—	—	—	—	(0.1)	—	—	(0.1)	—
Net periodic postretirement cost	$14.8	7.4	3.4	$6.9	7.8	4.7	$21.7	15.2	8.1

The components of net periodic postretirement cost other than the service cost component are included in interest and other income (expense) in the consolidated statements of operations.

Obligations and Funded Status
Changes in the accumulated postretirement benefit obligation (“APBO’) and plan assets related to retirement healthcare benefits are as follows:

(In millions)	UMWA Plans		Black Lung and Other Plans		Total
Years Ended December 31,	2016	2015	2016	2015	2016	2015

APBO at beginning of year	$433.1	461.8	59.8	66.2	492.9	528.0
Service cost	—	—	—	0.2	—	0.2
Interest cost	18.9	17.1	2.7	2.8	21.6	19.9
Plan amendments	—	—	—	(0.7)	—	(0.7)
Curtailment	—	—	—	(0.5)	—	(0.5)
Benefits paid	(31.7)	(36.0)	(8.3)	(6.3)	(40.0)	(42.3)
Actuarial (gains) losses, net	23.9	(9.8)	11.2	0.4	35.1	(9.4)
Foreign currency exchange effects	—	—	0.7	(2.3)	0.7	(2.3)
APBO at end of year	$444.2	433.1	66.1	59.8	510.3	492.9

Fair value of plan assets at beginning of year	$227.4	264.6	—	—	227.4	264.6
Return on assets – actual	22.2	(0.9)	—	—	22.2	(0.9)
Employer contributions	(0.3)	(0.3)	8.3	6.3	8.0	6.0
Benefits paid	(31.7)	(36.0)	(8.3)	(6.3)	(40.0)	(42.3)
Fair value of plan assets at end of year	$217.6	227.4	—	—	217.6	227.4

Funded status	$(226.6)	(205.7)	(66.1)	(59.8)	(292.7)	(265.5)

Included in:
Current, included in accrued liabilities	$—	—	6.6	6.3	6.6	6.3
Noncurrent	226.6	205.7	59.5	53.5	286.1	259.2
Retirement benefits other than pension liability	$226.6	205.7	66.1	59.8	292.7	265.5

Other Changes in Plan Assets and Benefit Recognized in Other Comprehensive Income (Loss)
Changes in accumulated other comprehensive income (loss) of our retirement benefit plans other than pensions are as follows:

(In millions)	UMWA Plans		Black Lung and Other Plans		Total
Years Ended December 31,	2016	2015	2016	2015	2016	2015

Benefit plan net experience gain (loss) recognized in accumulated other comprehensive income (loss):
Beginning of year	$(261.8)	(265.6)	(25.8)	(29.0)	(287.6)	(294.6)
Net experience gains (losses) arising during the year	(19.2)	(11.7)	(11.2)	0.1	(30.4)	(11.6)
Reclassification adjustment for amortization of prior experience losses included in net income (loss)	18.0	15.5	2.5	3.1	20.5	18.6
Foreign currency exchange effects		—	2.3	—	2.3	—
End of year	$(263.0)	(261.8)	(32.2)	(25.8)	(295.2)	(287.6)

Benefit plan prior service (cost) credit recognized in accumulated other comprehensive income (loss):
Beginning of year	$46.5	51.1	(3.5)	(6.0)	43.0	45.1
Prior service credit from plan amendments during the year	—	—	—	0.7	—	0.7
Reclassification adjustment for amortization or curtailment of prior service cost included in net income (loss)	(4.6)	(4.6)	1.7	1.8	(2.9)	(2.8)
Foreign currency exchange effects	—	—	(0.3)	—	(0.3)	—
End of year	$41.9	46.5	(2.1)	(3.5)	39.8	43.0

We estimate that $21.2 million of experience loss and $2.9 million of prior service credit will be amortized from accumulated other comprehensive income (loss) into net periodic postretirement cost during 2017.

We recognized net experience losses in 2016 associated with the UMWA obligations primarily due to a lower discount rate, partially offset by return on assets being higher than expected.  We recognized net experience losses in 2016 associated with the black lung and other plans primarily related to a lower discount rate.

We recognized net experience losses in 2015 associated with the UMWA obligations primarily due to the return on assets being lower than expected, partially offset by a higher discount rate.  We recognized net experience gains in 2015 associated with the black lung and other plans primarily related to a higher discount rate.

Assumptions
See Mortality Tables for our U.S. Retirement Benefits on page 63 for a description of the mortality assumptions.

The APBO for each of the plans was determined using the unit credit method and assumed rates as follows:

	2016	2015	2014

Weighted-average discount rate:
Postretirement cost:
UMWA plans	4.4%	4.0%	4.7%
Black lung	4.2%	3.7%	4.4%
Weighted-average	4.4%	4.1%	4.7%
Benefit obligation at year end:
UMWA plans	4.1%	4.4%	4.0%
Black lung	3.9%	4.2%	3.7%
Weighted-average	4.2%	4.4%	4.1%
Expected return on assets	8.25%	8.25%	8.25%

Healthcare Cost Trend Rates
For UMWA plans, the assumed healthcare cost trend rate used to compute the 2016 APBO is 7.0% for 2017, declining to 5.0% in 2023 and thereafter (in 2015: 7.0% for 2016 declining to 5.0% in 2022 and thereafter).  For the black lung obligation, the assumed healthcare cost trend rate used to compute the 2016 APBO was 5.0%.  Other plans in the U.S. provide for fixed-dollar value coverage for eligible participants and, accordingly, are not adjusted for inflation.

For the Canadian plan, the assumed healthcare cost trend rate used to compute the 2016 APBO is 7.0% for 2017, declining to 5.0% in 2023.  For the Brazilian plan, the assumed healthcare cost trend rate used to compute the 2016 APBO is 3.0%.

The table below shows the estimated effects of a one percentage-point change in the assumed healthcare cost trend rates for each future year.

	Effect of Change in Assumed Healthcare Trend Rates
(In millions)	Increase 1%	Decrease 1%

Higher (lower):
Service and interest cost in 2017	$2.2	(1.9)
APBO at December 31, 2017	53.5	(45.6)

We provide healthcare benefits to our UMWA retirees who are eligible for the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Medicare Act”) subsidy reimbursement under an employer group waiver plan (“EGWP”).  Under this arrangement, a government approved health insurance provider receives the Medicare Act subsidy reimbursement on our behalf and passes these savings to us.  Additionally, by providing healthcare benefits under an EGWP, we are able to benefit from the mandatory 50% discount that pharmaceutical companies must provide for Medicare Act-eligible prescription drugs.

Excise Tax on Administrators by Patient Protection and Affordable Care Act of 2010
A 40% excise tax on third-party benefit plan administrators by the Patient Protection and Affordable Care Act will be imposed on high-cost health plans (“Cadillac plans”) beginning in 2020.  We are currently unable to reduce the benefit levels of our UMWA medical plans to avoid this excise tax because these benefit levels are required by the Coal Industry Retiree Health Benefit Act of 1992.  We have assumed that the cost of the excise tax paid by administrators will be passed through to us in the form of higher premiums or higher claims administration fees, increasing our obligations.  We project that we will have to pay the benefits plan administrator this excise tax beginning in 2020, and our plan obligations at December 31, 2016, include $19.4 million related to this tax ($15.1 million at December 31, 2015).

Cash Flows
Estimated Contributions from the Company to Plan Assets
Based on the funded status and assumptions at December 31, 2016, we expect the Company to contribute $6.6 million in cash to the plans to pay 2017 beneficiary payments for black lung and other plans.  We do not expect to contribute cash to our UMWA plans in 2017 since we believe these plans have sufficient amounts held in trust to pay for beneficiary payments until 2027 based on actuarial assumptions.  Our UMWA plans are not covered by ERISA or other funding laws or regulations that require these plans to meet funding ratios.

Estimated Future Benefit Payments from Plan Assets to Beneficiaries
Projected benefit payments of the plans in the next 10 years using assumptions in effect at December 31, 2016, are as follows:

(In millions)	UMWA Plans	Black Lung and Other Plans	Total

2017	$31.9	6.6	38.5
2018	31.9	6.2	38.1
2019	31.7	5.8	37.5
2020	32.7	5.4	38.1
2021	31.9	5.0	36.9
2022 through 2026	141.9	20.4	162.3

Retirement Plan Assets
U.S. Plans

		December 31, 2016			December 31, 2015
(In millions, except for percentages)	Fair Value Level	Total Fair Value	% Actual Allocation	% Target Allocation	Total Fair Value	% Actual Allocation	% Target Allocation

U.S. Pension Plans
Cash, cash equivalents and receivables		$4.0	—	—	4.2	1	—
Equity securities:
U.S. large-cap(a)	1	94.1	13	14	80.1	11	12
U.S. small/mid-cap(a)	1	40.6	6	6	30.0	4	5
International(a)	1	80.1	11	12	66.1	9	10
Emerging markets(b)	1	9.9	1	2	8.6	1	2
Dynamic asset allocation(c)	1	26.6	4	4	23.9	4	4
U.S. managed volatility equities(n)	1	—	—	—	—	—	5
Fixed-income securities:
Long duration - mutual fund(d)	1	282.6	48	48	290.0	50	48
Long duration - Treasury strips(d)	2	65.3			71.7
High yield(e)	1	10.5	1	2	9.0	1	2
Emerging markets(f)	1	9.7	1	2	9.0	1	2
Other types of investments:
Hedge fund of funds(g) (m)		—	—	—	36.6	5	—
Core property(h) (m)		56.9	8	5	51.5	7	5
Structured credit(i) (m)		48.2	7	5	40.7	6	5
Total		$728.5	100	100	721.4	100	100

UMWA Plans
Cash, cash equivalents and receivables		$—	—	—	1.6	1	—
Equity securities:
U.S. large-cap(a)	1	45.5	21	22	47.5	21	22
U.S. small/mid-cap(a)	1	19.9	9	10	20.2	9	10
International(a)	1	40.1	19	19	40.5	18	19
Emerging markets(b)	1	8.2	4	4	9.0	4	4
Dynamic asset allocation(c)	1	14.9	7	7	15.9	7	7
Fixed-income securities:
High yield(e)	1	4.4	2	2	6.9	3	2
Emerging markets(f)	1	8.1	4	4	9.0	4	4
Multi asset real return(j)	1	10.6	5	5	14.7	6	5
Other types of investments:
Hedge fund of funds(g) (m)		—	—	—	6.4	3	—
Core property(h) (m)		24.9	11	10	32.9	14	10
Structured credit(i) (m)		16.1	7	5	13.6	6	5
Global private equity(k) (m)		8.6	4	7	3.2	1	7
Energy debt(l) (m)		16.3	7	5	6.0	3	5
Total		$217.6	100	100	227.4	100	100

(a)
These categories include passively managed U.S. large-cap mutual funds and actively managed U.S. small/mid-cap and international mutual funds that track various indices such as the S&P 500 Index, the Russell 2500 Index and the MSCI All Country World Ex-U.S. Index.

(b)
This category represents an actively managed mutual fund that invests primarily in equity securities of emerging market issuers.  Emerging market countries are those countries that are characterized as developing or emerging by any of the World Bank, the United Nations, the International Finance Corporation, or the European Bank for Reconstruction and Development or included in an emerging markets index by a recognized index provider.

(c)
This category represents an actively managed mutual fund that seeks to generate total return over time by selecting investments from among a broad range of asset classes.  The fund’s allocations among asset classes may be adjusted over short periods and can vary from multiple to a single asset class.

(d)
This category represents actively managed mutual funds that seek to duplicate the risk and return characteristics of a long-term fixed-income security portfolio with approximate duration of 10 years and longer by using a long duration bond portfolio.  This category also includes Treasury future contracts and zero-coupon securities created by the U.S. Treasury.

(e)
This category represents an actively managed mutual fund that invests primarily in fixed-income securities rated below investment grade, including corporate bonds and debentures, convertible and preferred securities and zero-coupon obligations. The fund’s average weighted maturity may vary and will generally not exceed ten years.

(f)
This category represents an actively managed mutual fund that invests primarily in U.S. dollar-denominated debt securities of government, government-related and corporate issuers in emerging market countries, as well as entities organized to restructure the outstanding debt of such issuers.

(g)
This category represents an actively managed hedge fund of funds.  The fund holds approximately 30 separate hedge-fund investments.  Strategies included (1) long-short equity, (2) event-driven and distressed-debt, (3) global macro, (4) credit hedging, (5) multi-strategy, and (6) fixed-income arbitrage.  Its investment objective is to seek to achieve an attractive risk-adjusted return with moderate volatility and moderate directional market exposure over a full market cycle.

(h)
This category represents an actively managed real estate fund of funds that seeks both current income and long-term capital appreciation through investing in underlying funds that acquire, manage, and dispose of commercial real estate properties.  These properties are high-quality, low-leveraged, income-generating office, industrial, retail, and multi-family properties, generally fully-leased to creditworthy companies and governmental entities.

(i)	This category invests primarily in a diversified portfolio comprised primarily of collateralized loan obligations and other structured credit investments backed primarily by bank loans.

(j)
This category represents an actively managed mutual fund that invests primarily in fixed income and equity securities and commodity linked instruments. The category seeks total returns that exceed the rate of inflation over a full market cycle regardless of market conditions.

(k)
This category will offer exposure to a diversified pool of global private assets fund investments.  Further, the category will seek to shorten the duration of the typical private assets fund of funds through a dedicated focus on secondary strategies (i.e. funds whose investment strategy is to purchase interests in other private market investments/funds as a way to provide the original investors liquidity prior to the end of those investments’/funds’ contracted end date), income-producing investment strategies (e.g. debt, real estate, and to a lesser extent, real assets), and underlying funds whose stated life is five to seven years, as opposed to the more typical 10-year life of private assets funds.

(l)
This category invests in credit securities of commodity oriented companies affected by the dislocation in the commodity markets with the investment objective of producing an equity like return with less downside risk than equity or commodity investments.

(m)
In accordance with Subtopic 820-10, certain investments that are measured at fair value using the net asset value per share (or its equivalent) practical expedient have not been classified in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the amounts presented in the consolidated balance sheets.

(n)
The U.S. managed volatility fund seeks capital appreciation with lower volatility than the broad U.S. equity market. The Fund will typically invest in equity securities of U.S. companies of all capitalization ranges that exhibit low relative volatility. Over the long term, the Fund is expected to achieve a return similar to that of the Russell 3000 Index with a lower level of volatility.

Assets of our U.S. plans are invested with an objective of maximizing the total return, taking into consideration the liabilities of the plan, and minimizing the risks that could create the need for excessive contributions.  Plan assets are invested primarily using actively managed accounts with asset allocation targets listed in the tables above.  Our policy does not permit the purchase of Brink’s common stock if immediately after any such purchase the aggregate fair market value of the plan assets invested in Brink’s common stock exceeds 10% of the aggregate fair market value of the assets of the plan, except as permitted by an exemption under ERISA.  The plans rebalance their assets on a quarterly basis if actual allocations of assets are outside predetermined ranges.  Among other factors, the performance of asset groups and investment managers will affect the long-term rate of return.

The pension plan acquired the structured-credit investment in 2013.  The investment is subject to a two-year lockup provision, which expired in 2015.

The UMWA plans acquired the structured-credit investment in 2014.  The investment is subject to a two-year lockup provision, which expired in 2016. The UMWA plans also acquired the energy debt investment in 2015, which is subject to a three-year lockup provision, which will expire in 2018.

The global private equity investment cannot be redeemed due to the nature of the underlying investments. As the global private equity investment matures and becomes fully invested, liquidating distributions will be provided back to investors.  We expect to receive liquidating distributions over the stated life of the underlying investments.  We have $14 million in unfunded commitments related to the global private equity investment.

Most of the investments of our U.S. retirement plans can be redeemed daily. The core-property and structured-credit investments can be redeemed quarterly with 65 days’ notice. The hedge fund of funds investment can be redeemed quarterly with 95 days’ notice. The energy debt investment can be redeemed semi-annually with 95 days' notice.

We believe all plans have sufficient liquidity to meet the needs of the plans' beneficiaries in all market scenarios.

Non-U.S. Plans

	December 31, 2016			December 31, 2015
(In millions, except for percentages)	Total Fair Value	% Actual Allocation	% Target Allocation	Total Fair Value	% Actual Allocation	% Target Allocation
Non-U.S. Pension Plans
Cash and cash equivalents	$0.9	—	—	0.8	—	—
Equity securities:
U.S. equity funds(a)	25.5			24.5
Canadian equity funds(a)	33.9			28.6
European equity funds(a)	4.5			9.5
Asia Pacific equity funds(a)	—			1.8
Emerging markets(a)	4.6			4.5
Other non-U.S. equity funds(a)	22.7			17.2
Total equity securities	91.2	53	53	86.1	52	60
Fixed-income securities:
Global credit(b)	—			0.4
European fixed-income funds(c)	14.1			13.0
High-yield(d)	1.2			1.2
Emerging markets(e)	1.4			1.2
Long-duration(f)	63.1			60.8
Total fixed-income securities	79.8	46	46	76.6	47	38
Other types of investments:
Other	1.5			1.3
Total other types of investments	1.5	1	1	1.3	1	2
Total	$173.4	100	100	164.8	100	100

(a)
These categories are comprised of equity index actively and passively managed funds that track various indices such as S&P 500 Composite Total Return Index, Russell 1000 and 2000 Indices, MSCI Europe Ex-UK Index, S&P/TSX Total Return Index, MSCI EAFE Index and others.  Some of these funds use a dynamic asset allocation investment strategy seeking to generate total return over time by selecting investments from among a broad range of asset classes, investing primarily through the use of derivatives.

(b)	This category represents investment-grade fixed income debt securities of European issuers from diverse industries.

(c)
This category is primarily designed to generate income and exhibit volatility similar to that of the Sterling denominated bond market.  This category primarily invests in investment grade or better securities.

(d)	This category consists of global high-yield bonds. This category invests in lower rated and unrated fixed income, floating rate and other debt securities issued by European and American companies.

(e)	This category consists of a diversified portfolio of debt securities issued by governments, financial institutions, companies or other entities domiciled in emerging market countries.

(f)
This category is designed to achieve a return consistent with holding longer term debt instruments.  This category invests in interest rate and inflation derivatives, government-issued bonds, real-return bonds, and futures contracts.

Asset allocation strategies for our non-U.S. plans are designed to accumulate a diversified portfolio among markets and asset classes in order to reduce market risk and increase the likelihood that pension assets are available to pay benefits as they are due.  Assets of non-U.S. pension plans are invested primarily using actively managed accounts.  The weighted-average asset allocation targets are listed in the table above, and reflect limitations on types of investments held and allocations among assets classes, as required by local regulation or market practice of the country where the assets are invested.  Most of the investments of our non-U.S. retirement plans can be redeemed at least monthly, except for a portion of “Other” in the above table, which can be redeemed quarterly.

Non-U.S. Plans - Fair Value Measurements

(In millions)	December 31, 2016	December 31, 2015

Quoted prices in active markets for identical assets (Level 1)	$156.0	149.1
Net asset value per share practical expedient(a)	17.4	15.7
Total fair value	$173.4	164.8

(a)
In accordance with Subtopic 820-10, certain investments that are measured at fair value using the net asset value per share (or its equivalent) practical expedient have not been classified in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the amounts presented in the consolidated balance sheets.

Savings Plans
We sponsor various defined contribution plans to help eligible employees provide for retirement.  We record expense for amounts that we contribute on behalf of employees, usually in the form of matching contributions. Prior to April 1, 2015, we matched the first 1% of employees’ eligible contributions to our U.S. 401(k) plan.  In April 2015, we increased the matching contribution to the first 1.5% of employees' eligible contributions. Our matching contribution expense is as follows:

(In millions)
Years Ended December 31,	2016	2015	2014

U.S. 401(K)	$3.4	3.6	2.2
Other plans	4.5	0.3	2.3
Total	$7.9	3.9	4.5

Note 4 - Income Taxes

	Years Ended December 31,
(In millions)	2016	2015	2014

Income (loss) from continuing operations before income taxes
U.S.	$(28.3)	(23.2)	(79.4)
Foreign	153.3	64.3	30.4
Income (loss) from continuing operations before income taxes	$125.0	41.1	(49.0)

Provision (benefit) for income taxes from continuing operations
Current tax expense (benefit)
U.S. federal	$(3.3)	(1.0)	(3.8)
State	0.5	(0.2)	(0.8)
Foreign	84.2	60.6	69.7
Current tax expense	81.4	59.4	65.1

Deferred tax expense (benefit)
U.S. federal	0.6	7.7	(7.6)
State	(0.1)	—	(1.9)
Foreign	(3.4)	(0.6)	(18.9)
Deferred tax benefit	(2.9)	7.1	(28.4)
Provision (benefit) for income taxes of continuing operations	$78.5	66.5	36.7

	Years Ended December 31,
(In millions)	2016	2015	2014

Comprehensive provision (benefit) for income taxes allocable to
Continuing operations	$78.5	66.5	36.7
Discontinued operations	(1.1)	(1.0)	0.4
Other comprehensive income (loss)	0.9	(0.7)	(43.0)
Equity	(0.2)	1.8	0.6
Comprehensive provision (benefit) for income taxes	$78.1	66.6	(5.3)

Rate Reconciliation
The following table reconciles the difference between the actual tax rate on continuing operations and the statutory U.S. federal income tax rate of 35%.

	Years Ended December 31,
(In percentages)	2016	2015	2014

U.S. federal tax rate	35.0%	35.0%	35.0%
Increases (reductions) in taxes due to:
Venezuela devaluation	2.9	61.3	(86.3)
Tax on accelerated U.S. income(a)	—	57.3	—
Adjustments to valuation allowances	18.2	18.9	(16.9)
Foreign income taxes	4.2	(18.2)	(0.7)
French business tax	3.0	8.9	(9.0)
Taxes on undistributed earnings of foreign affiliates	0.7	(1.2)	(3.7)
State income taxes, net	(1.0)	(4.1)	5.2
Other	(0.2)	3.9	1.5
Actual income tax rate on continuing operations	62.8%	161.8%	(74.9)%

(a)	In the fourth quarter of 2015, we recognized a $23.5 million increase to current tax expense related to a transaction that accelerated U.S. taxable income.

Components of Deferred Tax Assets and Liabilities

	December 31,
(In millions)	2016	2015

Deferred tax assets
Pension liabilities	$74.5	76.4
Retirement benefits other than pensions	87.2	79.4
Workers’ compensation and other claims	41.7	41.2
Property and equipment, net	6.6	2.5
Other assets and liabilities	107.3	120.6
Net operating loss carryforwards	42.4	37.1
Alternative minimum and other tax credits(a)	62.0	47.5
Subtotal	421.7	404.7
Valuation allowances	(62.8)	(45.7)
Total deferred tax assets	358.9	359.0

Deferred tax liabilities
Retirement benefits other than pensions	2.1	1.0
Other assets and miscellaneous	36.5	36.3
Deferred tax liabilities	38.6	37.3
Net deferred tax asset	$320.3	321.7

Included in:
Noncurrent assets	327.9	329.8
Noncurrent liabilities	(7.6)	(8.1)
Net deferred tax asset	$320.3	321.7

(a)
U.S. alternative minimum tax credits of $32.6 million have an unlimited carryforward period, U.S. foreign tax credits of $26.2 million have a 10 year carryforward period and the remaining credits of $3.2 million have various carryforward periods.  The U.S. foreign tax credits have a $26.2 million valuation allowance.

Valuation Allowances
Valuation allowances relate to deferred tax assets for certain federal credit carryforwards, certain state and non-U.S. jurisdictions.  Based on our analysis of positive and negative evidence including historical and expected future taxable earnings, and a consideration of available tax-planning strategies, we believe it is more-likely-than-not that we will realize the benefit of the existing deferred tax assets, net of valuation allowances, at December 31, 2016.

In 2016, we changed our judgment about the need for valuation allowances for certain U.S. tax attributes with a limited statutory carryforward period that are no longer more-likely-than-not to be realized due to lower than expected U.S. operating results, certain pre-tax items, and other timing of tax deductions related to executive leadership transition.  As a result, we recognized a $14.7 million valuation allowance in 2016 through income from continuing operations.

	Years Ended December 31,
(In millions)	2016	2015	2014

Valuation allowances:
Beginning of year	$45.7	40.1	32.4
Expiring tax credits	(0.4)	(0.3)	(0.5)
Acquisitions and dispositions	(0.3)	—	(1.0)
Changes in judgment about deferred tax assets(a)	2.6	1.5	1.9
Other changes in deferred tax assets, charged to:
Income from continuing operations	20.5	8.4	6.3
Income from discontinued operations	—	—	3.3
Other comprehensive income (loss)	0.7	0.3	0.6
Retained earnings(b)	2.5	—	—
Foreign currency exchange effects	(8.5)	(4.3)	(2.9)
End of year	$62.8	45.7	40.1

(a)
Changes in judgment about valuation allowances are based on a recognition threshold of “more-likely-than-not” of realizing beginning-of-year balances of deferred tax assets. Amounts are recognized in income from continuing operations.

(b)	We recognized $2.5 million in retained earnings as a result of the early adoption of ASU 2016-09.

Undistributed Foreign Earnings
As of December 31, 2016, we have not recorded U.S. federal deferred income taxes on approximately $229 million of undistributed earnings of foreign subsidiaries and equity affiliates.  We expect that these earnings will be permanently reinvested in operations outside the U.S.  It is not practical to determine the income tax liability that might be incurred if all such income was remitted to the U.S. due to the inherent complexities associated with any hypothetical calculation, which would be dependent upon the exact form of repatriation.

Net Operating Losses
The gross amount of the net operating loss carryforwards as of December 31, 2016, was $373.8 million.  The tax benefit of net operating loss carryforwards, before valuation allowances, as of December 31, 2016, was $42.4 million, and expires as follows:

(In millions)	Federal	State	Foreign	Total

Years of expiration
2016-2020	$—	0.2	3.7	3.9
2021-2025	—	0.1	11.1	11.2
2026 and thereafter	—	15.0	0.4	15.4
No expiration	—	—	11.9	11.9
	$—	15.3	27.1	42.4

Uncertain Tax Positions
A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	Years Ended December 31,
(In millions)	2016	2015	2014

Uncertain tax positions:
Beginning of year	$6.9	7.2	10.8
Increases related to prior-year tax positions	0.6	—	0.4
Decreases related to prior-year tax positions	(0.4)	(0.3)	—
Increases related to current-year tax positions	1.2	1.1	1.1
Settlements	(0.8)	—	—
Effect of the expiration of statutes of limitation	(0.8)	(0.7)	(1.3)
Decrease related to dispositions	—	—	(1.0)
Foreign currency exchange effects	(0.3)	(0.4)	(2.8)
End of year	$6.4	6.9	7.2

Included in the balance of unrecognized tax benefits at December 31, 2016, are potential benefits of approximately $5.7 million that, if recognized, will reduce the effective tax rate on income from continuing operations.

We recognize accrued interest and penalties related to unrecognized tax benefits in provision (benefit) for income taxes. We reverse interest and penalties accruals when a statute of limitation lapses or when we otherwise conclude the amounts should not be accrued.  Net increase (reversal) included in provision (benefit) for income taxes were $0.1 million in 2016, ($0.1) million in 2015, and ($0.6) million in 2014. We had accrued interest and penalties of $0.9 million at December 31, 2016, and $1.0 million at December 31, 2015.

We file income tax returns in the U.S. federal and various state and foreign jurisdictions. With a few exceptions, as of December 31, 2016, we were no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2013. Additionally, due to statute of limitations expirations and audit settlements, it is reasonably possible that approximately $0.8 million of currently remaining unrecognized tax positions may be recognized by the end of 2017.

Note 5 - Property and Equipment

The following table presents our property and equipment that is classified as held and used:

	December 31,
(In millions)	2016	2015

Land	$51.4	56.3
Buildings	196.4	192.8
Leasehold improvements	187.5	181.3
Vehicles	394.5	369.4
Capitalized software(a)	179.1	183.6
Other machinery and equipment	549.6	572.1
	1,558.5	1,555.5
Accumulated depreciation and amortization	(1,027.5)	(1,006.5)
Property and equipment, net	$531.0	549.0

(a)	Amortization of capitalized software costs included in continuing operations was $19.6 million in 2016, $20.7 million in 2015 and $20.3 million in 2014.

Note 6 - Goodwill and Other Intangible Assets

Goodwill
Effective February 2017, we implemented changes to our organization and management structure that resulted in changes to our operating segments for financial reporting purposes. We now have three operating segments. The changes in the carrying amount of goodwill by operating segment for the years ended December 31, 2016 and 2015 are as follows:

	December 31, 2016
(In millions)	Beginning Balance	Acquisitions/ Dispositions	Currency	Ending Balance

Goodwill:
North America	$22.3	—	1.6	23.9
South America	23.0	—	4.1	27.1
Rest of World	140.0	(0.2)	(4.6)	135.2
Total Goodwill	$185.3	(0.2)	1.1	186.2

	December 31, 2015
(In millions)	Beginning Balance	Acquisitions/ Dispositions	Currency	Ending Balance

Goodwill:
North America	$27.6	(0.1)	(5.2)	22.3
South America	32.9	—	(9.9)	23.0
Rest of World	155.2	(1.8)	(13.4)	140.0
Total Goodwill	$215.7	(1.9)	(28.5)	185.3

Intangible Assets
The following table summarizes our other intangible assets by category:

	December 31, 2016			December 31, 2015
(In millions)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount

Customer relationships	50.2	(43.5)	6.7	54.4	(40.0)	14.4
Indefinite-lived trade names	7.5	—	7.5	9.0	—	9.0
Finite-lived trade names	1.3	(1.2)	0.1	1.1	(0.9)	0.2
Other contract-related assets	6.7	(2.4)	4.3	5.6	(1.5)	4.1
Other	3.7	(3.2)	0.5	3.7	(2.9)	0.8
Total	$69.4	(50.3)	19.1	$73.8	(45.3)	28.5

In 2016, we recognized a $6.5 million impairment charge related to a customer relationship intangible asset in our Brink's India operations, which is included in other operating expense. Total amortization expense for our finite-lived intangible assets was $3.6 million in 2016.  Our estimated aggregate amortization expense for finite-lived intangibles recorded at December 31, 2016, for the next five years is as follows:

(In millions)	2017	2018	2019	2020	2021

Amortization expense	$2.4	2.1	1.8	1.7	1.4

Note 7 - Prepaid Expenses and Other

	December 31,
(In millions)	2016	2015

Prepaid expenses	$60.3	53.4
Mobile airtime inventory	10.9	13.3
Income tax receivable	16.5	19.7
Other	15.9	14.9
Prepaid expenses and other	$103.6	101.3

Note 8 - Other Assets

	December 31,
(In millions)	2016	2015

Deposits	$12.4	12.1
Deferred profit sharing asset	11.3	12.4
Income tax receivable	31.9	22.9
Derivative instruments	1.6	4.2
Equity method investment in unconsolidated entities	3.5	4.9
Marketable securities	4.1	3.5
Other	22.1	16.4
Other assets	$86.9	76.4

Note 9 - Accumulated Other Comprehensive Income (Loss)

The following tables provide the components of other comprehensive income (loss), including the amounts reclassified from accumulated other comprehensive income (loss) into earnings:

	Amounts Arising During the Current Period		Amounts Reclassified to Net Income (Loss)
(In millions)	Pretax	Income Tax	Pretax	Income Tax	Total Other Comprehensive Income (Loss)

2016

Amounts attributable to Brink's:
Benefit plan adjustments	$(39.5)	16.7	51.3	(17.6)	10.9
Foreign currency translation adjustments	(26.6)	0.2	(0.1)	—	(26.5)
Unrealized gains (losses) on available-for-sale securities	0.4	(0.2)	(0.5)	0.2	(0.1)
Gains (losses) on cash flow hedges	(1.2)	—	2.0	(0.2)	0.6
	(66.9)	16.7	52.7	(17.6)	(15.1)

Amounts attributable to noncontrolling interests:
Benefit plan adjustments	(1.5)	—	0.4	—	(1.1)
Foreign currency translation adjustments	0.4	—	—	—	0.4
	(1.1)	—	0.4	—	(0.7)

Total
Benefit plan adjustments(a)	(41.0)	16.7	51.7	(17.6)	9.8
Foreign currency translation adjustments(b)	(26.2)	0.2	(0.1)	—	(26.1)
Unrealized gains (losses) on available-for-sale securities(c)	0.4	(0.2)	(0.5)	0.2	(0.1)
Gains (losses) on cash flow hedges(d)	(1.2)	—	2.0	(0.2)	0.6
	$(68.0)	16.7	53.1	(17.6)	(15.8)

2015

Amounts attributable to Brink's:
Benefit plan adjustments	$(57.1)	20.4	58.1	(20.2)	1.2
Foreign currency translation adjustments	(106.2)	0.3	5.7	—	(100.2)
Unrealized gains (losses) on available-for-sale securities	0.6	(0.2)	(1.1)	0.4	(0.3)
Gains (losses) on cash flow hedges	3.3	—	(3.6)	—	(0.3)
	(159.4)	20.5	59.1	(19.8)	(99.6)

Amounts attributable to noncontrolling interests:
Benefit plan adjustments	(0.7)	—	0.5	—	(0.2)
Foreign currency translation adjustments	(3.6)	—	—	—	(3.6)
	(4.3)	—	0.5	—	(3.8)

Total
Benefit plan adjustments(a)(b)	(57.8)	20.4	58.6	(20.2)	1.0
Foreign currency translation adjustments(b)	(109.8)	0.3	5.7	—	(103.8)
Unrealized gains (losses) on available-for-sale securities(c)	0.6	(0.2)	(1.1)	0.4	(0.3)
Gains (losses) on cash flow hedges(d)	3.3	—	(3.6)	—	(0.3)
	$(163.7)	20.5	59.6	(19.8)	(103.4)

	Amounts Arising During the Current Period		Amounts Reclassified to Net Income (Loss)
(In millions)	Pretax	Income Tax	Pretax	Income Tax	Total Other Comprehensive Income (Loss)

2014

Amounts attributable to Brink's:
Benefit plan adjustments	$(231.2)	78.1	95.3	(35.9)	(93.7)
Foreign currency translation adjustments	(82.2)	—	1.3	0.3	(80.6)
Unrealized gains (losses) on available-for-sale securities	0.1	—	(0.5)	0.2	(0.2)
Gains (losses) on cash flow hedges	0.7	—	(0.9)	—	(0.2)
	(312.6)	78.1	95.2	(35.4)	(174.7)

Amounts attributable to noncontrolling interests:
Benefit plan adjustments	(1.4)	0.4	0.4	(0.1)	(0.7)
Foreign currency translation adjustments	(6.1)	—	—	—	(6.1)
	(7.5)	0.4	0.4	(0.1)	(6.8)

Total
Benefit plan adjustments(a)	(232.6)	78.5	95.7	(36.0)	(94.4)
Foreign currency translation adjustments(b)	(88.3)	—	1.3	0.3	(86.7)
Unrealized gains (losses) on available-for-sale securities(c)	0.1	—	(0.5)	0.2	(0.2)
Gains (losses) on cash flow hedges(d)	0.7	—	(0.9)	—	(0.2)
	$(320.1)	78.5	95.6	(35.5)	(181.5)

(a)
The amortization of prior experience losses and prior service cost is part of total net periodic retirement benefit cost when reclassified to net income (loss).  Net periodic retirement benefit cost also includes service cost, interest cost, expected returns on assets, and settlement costs.  Due to the adoption of ASU 2017-07 (see Note 1), total service cost is allocated between cost of revenues and selling, general and administrative expenses on a plan-by-plan basis and the remaining net periodic retirement benefit cost items are allocated to interest and other income (expense):

	December 31,
(In millions)	2016	2015	2014

Total net periodic retirement benefit cost included in:
Cost of revenues	$8.9	8.2	8.1
Selling, general and administrative expenses	1.6	2.4	2.5
Interest and other income (expense)	40.3	39.8	86.9

(b)
Reclassification of foreign currency translation amounts in 2015 relate primarily to the sale of our Russian cash management operations. These amounts are included in other operating income (expense). Pretax benefit plan adjustments of $8 million (including related deferred tax component) and foreign currency translation adjustments reclassified to the consolidated statements of operations in 2014 relate to the sale of CIT operations in the Netherlands.  The 2014 amounts are included in loss from discontinued operations in the consolidated statements of operations.

(c)
Gains and losses on sales of available-for-sale securities are reclassified from accumulated other comprehensive loss to the consolidated statements of operations when the gains or losses are realized.  Pretax amounts are classified in the consolidated statements of operations as interest and other income (expense).

(d)	Pretax gains and losses on cash flow hedges are classified in the consolidated statements of operations as

•	other operating income (expense) ($1.3 million losses in 2016, $4.1 million gains in 2015 and $1.9 million gains in 2014)

•	interest and other income (expense) ($0.3 million losses in 2016, $0.5 million losses in 2015 and $1.0 million in 2014.)

The changes in accumulated other comprehensive loss attributable to Brink’s are as follows:

(In millions)	Benefit Plan Adjustments	Foreign Currency Translation Adjustments	Unrealized Gains (Losses) on Available-for-Sale Securities	Gains (Losses) on Cash Flow Hedges	Total
Balance as of December 31, 2013	$(478.0)	(141.5)	1.6	0.6	(617.3)
Other comprehensive income (loss) before reclassifications	(153.1)	(82.2)	0.1	0.7	(234.5)
Amounts reclassified from accumulated other comprehensive loss	59.4	1.6	(0.3)	(0.9)	59.8
Other comprehensive income (loss) attributable to Brink's	(93.7)	(80.6)	(0.2)	(0.2)	(174.7)
Balance as of December 31, 2014	(571.7)	(222.1)	1.4	0.4	(792.0)
Other comprehensive income (loss) before reclassifications	(36.7)	(105.9)	0.4	3.3	(138.9)
Amounts reclassified from accumulated other comprehensive loss	37.9	5.7	(0.7)	(3.6)	39.3
Other comprehensive income (loss) attributable to Brink's	1.2	(100.2)	(0.3)	(0.3)	(99.6)
Acquisitions of noncontrolling interests	—	(0.3)	—	—	(0.3)
Balance as of December 31, 2015	(570.5)	(322.6)	1.1	0.1	(891.9)
Other comprehensive income (loss) before reclassifications	(22.8)	(26.4)	0.2	(1.2)	(50.2)
Amounts reclassified from accumulated other comprehensive loss	33.7	(0.1)	(0.3)	1.8	35.1
Other comprehensive income (loss) attributable to Brink's	10.9	(26.5)	(0.1)	0.6	(15.1)
Balance as of December 31, 2016	$(559.6)	(349.1)	1.0	0.7	(907.0)

Note 10 - Fair Value of Financial Instruments

Investments in Trading Securities and Available-for-sale Securities
We have investments in mutual funds designated as trading securities and as available-for-sale securities that are carried at fair value in the financial statements.  For these investments, fair value was estimated based on quoted prices categorized as a Level 1 valuation.

Fixed-Rate Debt
The fair value and carrying value of our fixed-rate debt are as follows:

	December 31,
(In millions)	2016	2015

Unsecured notes issued in a private placement
Carrying value	$85.7	92.9
Fair value	88.2	95.7

The fair value estimate of our unsecured private-placement notes is based on the present value of future cash flows, discounted at rates for similar instruments at the respective measurement dates, which we have categorized as a Level 3 valuation.

Forward and Swap Contracts
We have outstanding foreign currency forward and swap contracts to hedge transactional risks associated with foreign currencies.  At December 31, 2016, the notional value of our shorter term outstanding foreign currency forward and swap contracts was $41.9 million, with average maturities of approximately one month.  These shorter term foreign currency forward and swap contracts primarily offset exposures in the British pound and the Mexican peso and are not designated as hedges for accounting purposes.  At December 31, 2016, the fair value of these shorter term foreign currency contracts was not significant.

In 2013, we entered into a longer term cross-currency swap to hedge against the change in value of a long-term intercompany loan denominated in Brazilian real.  This longer term contract is designated as a cash flow hedge for accounting purposes. At December 31, 2016, the notional value of this contract was $7.9 million with a weighted-average maturity of 0.6 years.  At December 31, 2016, the fair value of this longer term swap contract was a net asset of $3.1 million, of which $2.4 million is included in prepaid expenses and other and $0.7 million is included in other assets on the consolidated balance sheet.

In the first quarter of 2016, we entered into two interest rate swaps with a total notional value of $40 million with a weighted-average maturity of 1.9 years. These swaps were entered into to hedge cash flow risk associated with changes in variable interest rates and are designated as cash flow hedges for accounting purposes. At December 31, 2016, the fair value of these interest rate swaps was a net asset of $0.8 million, of which $0.9 million in included in other assets and $0.1 million was included in accrued liabilities.

The fair values of these forward and swap contracts are determined using Level 2 valuation techniques and are based on the present value of net future cash payments and receipts.

Other Financial Instruments
Other financial instruments include cash and cash equivalents, accounts receivable, floating rate debt, accounts payable and accrued liabilities.  The financial statement carrying amounts of these items approximate the fair value.

There were no transfers in or out of any of the levels of the valuation hierarchy in 2016.

Note 11 - Accrued Liabilities

	December 31,
(In millions)	2016	2015

Payroll and other employee liabilities	$123.2	120.3
Taxes, except income taxes	80.8	89.4
Cash held by Cash Management Services operations(a)	9.8	24.2
Workers’ compensation and other claims	19.2	24.2
Retirement benefits (see Note 3)	9.1	8.3
Income taxes payable	23.2	16.8
Other	120.4	118.0
Accrued liabilities	$385.7	401.2

(a)
Title to cash received and processed in certain of our secure Cash Management Services operations transfers to us for a short period of time.  The cash is generally credited to customers’ accounts the following day and we record a liability while the cash is in our possession.

Note 12 - Other Liabilities

	December 31,
(In millions)	2016	2015

Workers’ compensation and other claims	$56.5	46.3
Non-recourse financing liability(a)	12.6	14.4
Post-employment benefits	11.5	12.0
Asset retirement and remediation obligations	14.3	12.9
Employee-related liabilities	1.2	4.2
Noncurrent tax liabilities	5.3	5.7
Other	34.7	34.0
Other liabilities	$136.1	129.5

(a)   Our Brink's Mexico operations entered into a transaction in 2015 to sell its headquarters building in Mexico City and lease the property back for two years. The transaction did not qualify for sale-leaseback accounting due to continuing involvement with the property. Therefore, proceeds received are recorded as a financing liability.

Note 13 - Debt

	December 31,
(In millions)	2016	2015

Debt:
Short-term borrowings
Uncommitted credit facilities (year-end weighted-average interest rate of 1.7% in 2016)	$108.3	—
Restricted cash borrowings (year-end weighted-average interest rate of 0.5% in 2016 and 0.1% in 2015)(a)	22.3	3.5
Other (year-end weighted-average interest rate of 8.1% in 2016 and 8.7% in 2015)	32.2	29.1
Total short-term borrowings	$162.8	32.6

Long-term debt
Bank credit facilities:
Revolving Facility (year-end weighted-average interest
rate of 1.8% in 2016 and 1.8% in 2015)	$55.8	163.3
Private Placement Notes (Series A effective interest rate of 4.6%, Series B effective interest
rate of 5.2%), due 2021, less unamortized debt costs of $0.1 million in 2016 and $0.1 million in 2015	85.6	92.8
Term loan (year-end effective interest rate of 2.5% in 2016 and 2.2% in 2015)
less unamortized debt costs of $0.2 million in 2016 and $0.2 million in 2015	65.6	70.9
Other primarily non-U.S. dollar-denominated facilities (year-end weighted-
average interest rate of 6.9% in 2016 and 5.1% in 2015)	6.4	11.4
Capital leases (year-end weighted-average interest rate of 4.2% in 2016 and 3.6% in 2015)	67.0	59.5
Total long-term debt	$280.4	397.9

Total Debt	$443.2	430.5

Included in:
Current liabilities	$195.6	72.4
Noncurrent liabilities	247.6	358.1
Total debt	$443.2	430.5

(a)
These 2016 and 2015 amounts are for short-term borrowings related to cash borrowed under lending arrangements used in the process of managing customer cash supply chains, which is currently classified as restricted cash and not available for general corporate purposes. See Note 19 for more details.

Short-Term Borrowings
Uncommitted Credit Facilities
In October 2016, we entered into a $100 million uncommitted credit facility. Borrowings under this facility have a maximum maturity of not more than thirty days. Interest on this facility is generally based on LIBOR plus a margin of 1.00%. As of December 31, 2016, $100 million was outstanding.

In February 2016, we entered into a $24 million uncommitted credit facility with an initial expiration date in February 2017. The facility was amended in February 2017, which extended the expiration date to February 2018. Interest on this facility is currently based on LIBOR plus a margin of 1.00%. As of December 31, 2016, $8 million was outstanding.

Long-Term Debt

Revolving Facility
We have a $525 million unsecured multi-currency revolving bank credit facility (the “Revolving Facility”) that matures in March 2020.  The Revolving Facility’s interest rate is based on LIBOR plus a margin or an alternate base rate plus a margin.  The Revolving Facility allows us to borrow loans or issue letters of credit (or otherwise satisfy credit needs) on a revolving basis over the term of the facility. As of December 31, 2016, $469 million was available under the Revolving Facility.  Amounts outstanding under the Revolving Facility, as of December 31, 2016, were denominated primarily in U.S. dollars and to a lesser extent in euros.

The margin on LIBOR borrowings under the Revolving Facility, which can range from 1.0% to 1.70% depending on either our credit rating or leverage ratio as defined within the Revolving Facility, was 1.30% at December 31, 2016.  The margin on alternate base rate borrowings under the Revolving Facility ranges from 0.0% to 0.70%.  We also pay an annual facility fee on the Revolving Facility based on our credit rating or the leverage ratio.  The facility fee can range from 0.125% to 0.30% and was 0.20% at December 31, 2016.

Private Placement Notes
We have $86 million principal amount of unsecured notes outstanding, which were issued through a private placement debt transaction (the “Notes”).  The Notes comprise $36 million in series A notes with a fixed interest rate of 4.57% and $50 million in series B notes with a fixed interest rate of 5.20%.  Annual principal payments under the series A notes began in January 2015 and continue through maturity. The series B notes are due in January 2021.

Term Loan
We entered into a $75 million unsecured term loan in March 2015. Interest on this loan is based on LIBOR plus a margin of 1.75%. Monthly principal payments began April 2015 and continue through to maturity, with the remaining balance of $34 million due in March 2022. As of December 31, 2016, the principal amount outstanding was $66 million.

Other Facilities
As of December 31, 2016, we have one $20 million unsecured multi-currency revolving bank credit facility, of which $4 million was outstanding. As of December 31, 2016, we had undrawn letters of credit and guarantees of $66 million issued under the letter of credit facilities and $5 million issued under the multi-currency revolving bank credit facilities. This $20 million facility expires in March 2019. Interest on this facility is based on LIBOR plus a margin, which ranges from 1.0% to 1.7%. We also have the ability to borrow from other banks, at the banks' discretion, under short-term uncommitted agreements. Various foreign subsidiaries maintain other lines of credit and overdraft facilities with a number of banks.

Letter of Credit Facilities

We have a $40 million uncommitted letter of credit facility that expires in May 2017. As of December 31, 2016, $5 million was utilized.

We have two unsecured letter of credit facilities totaling $94 million, of which approximately $28 million was available at December 31, 2016.  At December 31, 2016, we had undrawn letters of credit and guarantees of $66 million issued under these letter of credit facilities. A $40 million facility expires in December 2018 and a $54 million facility expires in December 2019.  The Revolving Facility and the multi-currency revolving credit facilities are also used for issuance of letters of credit and bank guarantees.

Minimum repayments of long-term debt are as follows:

(In millions)	Capital leases	Other long-term debt	Total

2017	$18.5	14.3	32.8
2018	14.8	13.1	27.9
2019	11.1	16.0	27.1
2020	9.1	69.8	78.9
2021	7.6	65.2	72.8
Later years	5.9	35.0	40.9
Total	$67.0	213.4	280.4

The Revolving Facility, the Notes, the unsecured multi-currency revolving bank credit facilities, the unsecured committed credit facility, the letter of credit facilities and the unsecured term loan contain certain subsidiary guarantees and various financial and other covenants. The financial covenants, among other things, limit our total indebtedness, restrict certain payments to shareholders, limit priority debt, limit asset sales, limit the use of proceeds from asset sales, provide for a maximum leverage ratio and provide for minimum coverage of interest costs. These agreements do not provide for the acceleration of payments should our credit rating be reduced. If we were not to comply with the terms of our various financing agreements, the repayment terms could be accelerated and the commitments could be withdrawn. An acceleration of the repayment terms under one agreement could trigger the acceleration of the repayment terms under the other financing agreements. We were in compliance with all financial covenants at December 31, 2016.

Capital Leases
Property and equipment acquired under capital leases are included in property and equipment as follows:

	December 31,
(In millions)	2016	2015

Asset class:
Buildings	$2.0	2.0
Vehicles	131.8	114.1
Machinery and equipment	1.4	13.6
	135.2	129.7
Less: accumulated amortization	(63.5)	(66.0)
Total	$71.7	63.7

Note 14 - Accounts Receivable

	December 31,
(In millions)	2016	2015

Trade	$485.9	468.2
Other	23.5	19.0
Total accounts receivable	509.4	487.2
Allowance for doubtful accounts	(8.3)	(9.1)
Accounts receivable, net	$501.1	478.1

	Years Ended December 31,
(In millions)	2016	2015	2014

Allowance for doubtful accounts:
Beginning of year	$9.1	10.0	8.2
Provision for uncollectible accounts receivable:
Continuing operations	2.8	2.9	7.5
Discontinued operations	—	(0.2)	(0.5)
Write offs less recoveries	(3.0)	(0.9)	(2.6)
Foreign currency exchange effects	(0.6)	(2.7)	(2.6)
End of year	$8.3	9.1	10.0

Note 15 - Operating Leases

We lease facilities, vehicles, computers and other equipment under long-term operating and capital leases with varying terms.  Most of the operating leases contain renewal and/or purchase options.  We expect that in the normal course of business, the majority of operating leases will be renewed or replaced by other leases.

As of December 31, 2016, future minimum lease payments under noncancellable operating leases with initial or remaining lease terms in excess of one year are included below.

(In millions)	Facilities	Vehicles	Other	Total

2017	$39.0	5.8	15.1	59.9
2018	37.0	4.5	32.8	74.3
2019	24.6	3.1	12.9	40.6
2020	19.9	1.4	8.8	30.1
2021	15.5	0.9	3.4	19.8
Later years	40.2	1.7	—	41.9
	$176.2	17.4	73.0	266.6

The cost related to operating leases is recognized as rental expense.  Net rent expense included in continuing operations amounted to $96.0 million in 2016, $92.5 million in 2015 and $101.7 million in 2014.

Note 16 - Share-Based Compensation Plans

We have share-based compensation plans to attract and retain employees and nonemployee directors and to more closely align their interests with those of our shareholders.

We have granted share-based awards to employees under the 2005 Equity Incentive Plan ("2005 Plan") and the 2013 Equity Incentive Plan ("2013 Plan").  These plans permit grants of restricted stock, restricted stock units, performance stock, performance units, stock appreciation rights, stock options, as well as other share-based awards to eligible employees.  The 2013 Plan also permits cash awards to eligible employees.  The 2005 Plan was replaced by the 2013 Plan effective February 2013.  No further grants of awards will be made under the 2005 Plan.

We have granted deferred stock units to directors through the Non-Employee Directors’ Equity Plan.  Share-based awards were granted to directors and remain outstanding under the Non-Employee Directors’ Stock Option Plan and the Directors’ Stock Accumulation Plan, both of which have expired.

There are 2.4 million shares underlying share-based plans that are authorized, but not yet granted.  Outstanding awards at December 31, 2016, include performance share units, market share units, restricted stock units, deferred stock units, performance-based stock options and time-based vesting stock options.

Compensation Expense
Compensation expense is measured using the fair-value-based method. For employee and director awards considered equity grants, compensation expense is recognized from the award or grant date to the earlier of the retirement-eligible date or the vesting date.

The grant date for accounting purposes may be different than the date the award is granted to the employee.  To establish a grant date for accounting purposes, the employee and the employer must have a mutual understanding of the important terms and conditions of the award.  For awards considered liabilities and for equity awards that have not had a grant date established because a mutual understanding does not exist, compensation cost is based on the change in the fair value of the instrument for each reporting period and the percentage of the requisite service that has been rendered.

For certain awards granted since 2010, we concluded in the second quarter of 2014 that the employee and employer did not have a mutual understanding related to the application of a compensation recoupment policy that was established in 2010.  As a result, we concluded that the service inception date preceded the grant date for equity awards outstanding at that time.  Our recoupment policy was revised in July 2014 and, as a result, we concluded that certain outstanding awards have grant dates that reflect the date of the revision of the policy on July 11, 2014.  Approximately 130 employees who received share-based awards were affected by the change in policy.  As a result, we recognized $4.2 million of expense during the second quarter of 2014 for the cumulative effect of this accounting error.

Compensation expenses are classified as selling, general and administrative expenses in the consolidated statements of operations.  Compensation expenses for the last three years and the amount of unrecognized expense for awards outstanding at December 31, 2016, were as follows:

	Compensation Expense			Unrecognized Expense for Nonvested Awards at	Weighted-average No. of Years Unrecognized Expense to be Recognized
	Years Ended December 31,			Dec 31, 2016
(in millions except years)	2016	2015	2014

Performance Share Units	$4.1	8.1	6.8	$9.2	2.0
Market Share Units	0.1	2.3	1.6	0.3	1.1
Restricted Stock Units	3.8	3.2	6.0	3.7	1.8
Deferred Stock Units	0.9	0.5	0.6	0.3	0.3
Performance-based Options	0.6	—	—	2.9	2.5
Options	—	—	2.3	—	0.0
Share-based payment expense	9.5	14.1	17.3
Income tax benefit	(3.0)	(4.6)	(5.6)
Share-based payment expense, net of tax	$6.5	9.5	11.7

Fair Value of Distributed or Exercised Awards
The fair value of shares distributed or options exercised in the last three years is as follows:

	Fair Value of Shares Distributed or Exercised(a)
	Years Ended December 31,
(in millions)	2016	2015	2014

Performance Share Units(b)	$8.2	—	—
Market Share Units(b)	2.7	—	—
Restricted Stock Units	4.1	5.3	4.1
Deferred Stock Units	1.9	0.2	0.3
Options	5.3	1.1	0.1
Total	$22.2	6.6	4.5

(a)	Intrinsic value for Options.

(b)	No Performance Share Units or Market Share Units had vested as of December 31, 2015.

Restricted Stock Units (“RSUs”)
We granted RSUs to senior executives and select employees in the last three years that contain only a service condition.  RSUs are paid out in shares of Brink’s stock when the awards vest.  For RSUs granted during the last three years, the units generally vest ratably in three equal annual installments.  We measure the fair value of RSUs based on the price of Brink’s stock at the grant date, adjusted for a discount for dividends not received or accrued during the vesting period. The weighted-average fair value per share at issuance date was $29.06 in 2016, $27.09 in 2015 and $27.91 in 2014.  The weighted-average discount was approximately 3% in 2016, 2015 and 2014.

The following table summarizes RSU activity during 2016:

	Shares (in thousands)	Weighted-Average Grant Date Fair Value

Nonvested balance as of December 31, 2015	273.0	$26.16
Activity from January 1 to December 31, 2016:
Granted	211.3	29.06
Forfeited	(56.4)	27.62
Vested	(131.4)	26.39
Nonvested balance as of December 31, 2016	296.5	$27.84

Performance Share Units (“PSUs”)
Prior to 2016, we granted PSUs which contained a performance condition, a market condition and a service condition. In 2016, we granted Internal Metric PSUs ("IM PSUs") and Total Shareholder Return PSUs ("TSR PSUs").

IM PSUs contain a performance condition as well as a service condition. We measure the fair value of these PSUs based on the price of Brink’s stock at the grant date, adjusted for a discount for dividends not received or accrued during the vesting period. For the majority of the IM PSUs granted in 2016, the performance period is from January 1, 2016 to December 31, 2017, with an additional year of service required.
Other IM PSUs granted in 2016 have a performance period from July 1, 2016 to June 30, 2017, with an additional two years of service required.

TSR PSUs contain a market condition as well as a service condition. We measure the fair value of PSUs containing a market condition at the grant date using a Monte Carlo simulation model.  For the TSR PSUs granted in 2016, the performance period is from January 1, 2016 to December 1, 2018.

PSUs granted to senior executives and select employees in 2016, 2015 and 2014 typically vest over three years and are paid out in shares of Brink’s stock.  The number of shares paid out ranges from 0% to 200% of an employee’s award, depending on the achievement of pre-established financial goals over the performance period, which can be three years, two years or one year, depending on the underlying award. Shares are not paid out if the financial results do not meet a pre-established threshold level of performance.

For PSUs granted before 2016, the number of shares paid out is also affected by Brink’s total shareholder return relative to the total return of a pre-established stock index over the performance period.  The number of shares paid out is increased by 25% if Brink’s total shareholder return is at or above the 75th percentile of the index’s total return.  The number of shares paid out is reduced by 25% if Brink’s performance is at or below the 25th percentile. The number of shares is not adjusted if Brink’s performance is between the 25th and 75th percentile.

Changes to Performance Goals for the 2013, 2014 and 2015 PSU Grants.  The performance goals for the 2013, 2014 and 2015 PSU grants were or are based on consolidated operating profit over the performance period, which were or are adjusted for various items including corporate items, acquisition and dispositions, unusual or infrequently occurring events and foreign currency.  In 2014, the Compensation and Benefits Committee of the Board of Directors approved a second performance goal for the PSU awards granted in 2013 and 2014 to reflect the change in currency exchange rate used to report the results of Venezuela because the rate had changed significantly.  Additionally, in February 2016, the Compensation and Benefits Committee of the Board of Directors modified the terms of performance share units originally awarded or granted in 2013, 2014 and 2015 to reflect the impact of removing Venezuela operations from the Company’s segment results beginning in 2015. For each of the affected performance share units, consolidated results for 2015 and each subsequent year within the respective performance period was or will be adjusted to reflect Venezuela results at the amount originally projected in the applicable performance target. After the conclusion of each performance period, the payout will be equal to the lower of the calculated payout under the adjusted performance goals and the original performance goals. Approximately 100 employees who received PSUs in 2013, 2014 and 2015 were affected by the change.  No incremental compensation cost associated with the modifications was recognized or is expected to be recognized as the additional goals were or are expected to be more difficult to achieve and, in accordance with FASB ASC Topic 718, Compensation - Stock Compensation, we continue to recognize expense as calculated using the original performance goals.

The following table summarizes all PSU activity during 2016:

	Shares (in thousands)	Weighted-Average Grant Date Fair Value

Nonvested balance as of December 31, 2015	503.4	$25.93
Activity from January 1 to December 31, 2016:
Granted	375.2	29.19
Forfeited	(112.5)	28.78
Vested(a)	(162.9)	23.73
Nonvested balance as of December 31, 2016	603.2	$28.02

(a)
The vested PSUs presented are based on the target amount of the award. Pursuant to the actual performance for the period ended December 31, 2015, the actual shares earned and distributed were 277.1, representing 171% of target or, for a smaller award, 125% of target.

The following table provides the terms and weighted-average assumptions used in the Monte Carlo simulation model for the TSR PSUs granted in 2016:

Terms and Assumptions Used to Estimate Fair Value of TSR PSUs

Terms of awards:
Performance period	Jan. 1, 2016 to
Dec. 31, 2018

Weighted-average assumptions used to estimate fair value:
Expected dividend yield(a)	1.4%
Expected stock price volatility(b)	29.1%
Risk-free interest rate(c)	0.8%
Contractual term in years	2.7

Weighted-average fair value estimates at grant date:
In millions	$2.3
Fair value per share	$31.64

(a)
TSR is determined assuming that dividends are reinvested. The stock price projection in the Monte Carlo simulation model assumed a 0% dividend yield, which is mathematically equivalent to reinvesting dividends over the performance period. For the valuation of the TSR PSU awards, because the holders of the TSR PSU awards have no rights to any dividend paid during the vesting period, we applied a dividend yield in the Monte Carlo simulation model to reduce the projected stock price as of the grant date.

(b)	The expected stock price volatility was calculated on the grant date for the most recent term equivalent to the contractual term in years.

(c)	The risk-free interest rate on each date of grant is the rate for a zero-coupon U.S. Treasury bill that was commensurate with the grant date contractual term.

Market Share Units (“MSUs”)
Prior to 2016, we granted MSUs, which contain a market condition as well as a service condition. We measure the fair value of MSUs using a Monte Carlo simulation model.

We granted MSUs to senior executives in 2015 and 2014.  MSUs are paid out in shares of Brink’s stock when an award vests.  MSUs reward the achievement of the appreciation of Brink’s stock over the performance period (generally three years) at a rate of 0% to 150% of the initial target number of shares awarded.  The multiplier to the initial target number of MSUs awarded is calculated as the ratio of the price of Brink’s stock at the end of the performance period divided by the price of Brink’s stock at the beginning of the performance period.  If the price of Brink’s stock at the end of the performance period is less than 50% of the initial price, no payout for MSUs will occur.

The following table summarizes all MSU activity during 2016:

	Shares (in thousands)	Weighted-Average Grant Date Fair Value

Nonvested balance as of December 31, 2015	258.8	$27.40
Activity from January 1 to December 31, 2016:
Granted	—	—
Forfeited	(32.8)	29.30
Vested(a)	(84.3)	27.30
Nonvested balance as of December 31, 2016	141.7	$27.02

(a)
The vested MSUs presented are based on the target amount of the award. Pursuant to the actual performance for the period ended December 31, 2015, the actual shares earned and distributed were 91.1, or 108% of target. No additional compensation expense was required, as the market condition was included in the $27.30 grant date fair value.

Options
In 2016, we granted performance-based stock options that have a service condition as well as a market condition. In addition, some of the awards granted contain a non-financial performance condition. We measure the fair value of these options at the grant date using a Monte Carlo simulation model. No performance-based options were granted in 2015 and 2014.  Prior to 2013, we granted time-based vesting stock options to select senior executives and select employees.  When vested, options entitle the holder to purchase a specified number of shares of Brink’s stock at a price set at the date the options were granted.  The option price for Brink’s options was equal to the market price of Brink’s stock on the award date.  Options granted to employees have a maximum term of six years and options previously granted to directors have a maximum term of ten years.

Performance-Based Option Activity
The table below summarizes the activity associated with grants of performance-based options:

	Shares (in thousands)	Weighted-Average Grant Date Fair Value

Outstanding balance as of December 31, 2015	—	$—
Activity from January 1 to December 31, 2016:
Granted	580.9	6.01
Forfeited or expired	—	—
Exercised	—	—
Outstanding balance as of December 31, 2016	580.9	$6.01

The table below summarizes additional information related to grants of performance-based options:

	Shares (in thousands)	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value(a) (in millions)

Outstanding at December 31, 2015	—	$—
Granted	580.9	30.33
Forfeited or expired	—	—
Exercised	—	—
Outstanding at December 31, 2016	580.9	30.33	5.5	$6.3

Of the above, as of December 31, 2016:
Exercisable	—	$—	0	$—
Expected to vest in future periods(b)	580.9	$30.33	5.5	$6.3

(a)
The intrinsic value of a stock option is the difference between the market price of the shares underlying the option and the exercise price of the option.  The market price at December 30, 2016 was $41.25.

(b)	The number of options expected to vest takes into account an estimate of expected forfeitures. We currently have applied a 0% expected forfeiture rate to these options.

The following table provides the term of the performance period and the weighted-average assumptions used in the Monte Carlo simulation model for the performance-based options:

Terms and Assumptions Used to Estimate Fair Value of Performance-Based Options

Terms of awards:
Performance period for achieving stock price hurdles	Three years from date
of grant

Assumptions used to estimate fair value:
Expected dividend yield(a)	1.3%
Expected stock price volatility(b)	30.9%
Risk-free interest rate(c)	1.1%
Expected term in years(d)	4.5

Weighted-average fair value estimates at grant date:
In millions	$3.5
Fair value per share	$6.01

(a)
Since the holders of the awards have no rights to any dividend paid during the vesting period, we applied a dividend yield in the Monte Carlo simulation model. At each grant date, the dividend yield was calculated based on the most recent annualized dividend payment of $0.40 and Brink's stock price at the date of grant.

(b)	The expected stock price volatility was calculated on each grant date for the most recent 4.5 year term.

(c)	The risk-free interest rate on each grant date is the rate for a zero-coupon U.S. Treasury bill that was commensurate with the expected life of 4.5 years.

(d)
Because we did not have historical exercise behavior for instruments with premiums, we assumed that the exercise of vested options occurred at the mid-point between the three-year vesting date and the six-year contractual term. In the Monte Carlo simulation, at each iteration of forecasted Brink's stock prices, the option was assumed to be exercised at the mid-point of 4.5 years if the stock price hurdle had been achieved. When the hurdle is achieved, the exercise price was then subtracted from the projected stock price, and discounted back to the grant date. In situations where the projected price had not met the hurdle, no value was attributed.

Time-based Vesting Option Activity
The table below summarizes the activity associated with previous grants of time-based vesting options:

	Shares (in thousands)	Weighted-Average Grant Date Fair Value

Outstanding balance as of December 31, 2015	688.3	$6.28
Activity from January 1 to December 31, 2016:
Granted	—	—
Forfeited or expired	(31.1)	13.39
Exercised	(535.7)	5.95
Outstanding balance as of December 31, 2016	121.5	$5.90

The table below summarizes additional information related to previous grants of time-based vesting stock options:

	Shares (in thousands)	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value(a) (in millions)

Outstanding at December 31, 2015	688.3	$26.01
Granted	—	—
Forfeited or expired	(31.1)	30.81
Exercised	(535.7)	25.10
Outstanding at December 31, 2016(b)	121.5	$28.80	0.9	$1.5

Of the above, as of December 31, 2016:
Exercisable	121.5	$28.80	0.9	$1.5

(a)
The intrinsic value of a stock option is the difference between the market price of the shares underlying the option and the exercise price of the option.  The market price at December 30, 2016 was $41.25.

(b)
There were 0.7 million shares of exercisable options with a weighted-average exercise price of $26.01 per share at December 31, 2015 and 0.7 million shares of exercisable options with a weighted-average exercise price of $26.44 per share at December 31, 2014.

Deferred Stock Units (“DSUs”)
We granted DSUs to our independent directors in 2016 and prior years. We measure the fair value of DSUs at the grant date, based on the price of Brink's stock.

In 2016 and 2015, our independent directors received grants of DSUs that vest and will be paid out in shares of Brink's stock on the first anniversary of the grant date, provided that the director has not elected to defer the distribution of shares until a later date. DSUs are forfeited if a director leaves before the vesting date. However, in connection with the retirement of two directors in January 2016, our Board of Directors waived the one-year vesting provision for those DSUs granted in 2015. The impact of this modification was recorded in the first quarter of 2016 and was not significant.

DSUs granted prior to 2015, in general, will be paid out in shares of stock following separation from service.

The following table summarizes all DSU activity during 2016:

	Shares (in thousands)	Weighted-Average Grant-Date Fair Value

Nonvested balance as of December 31, 2015	21.4	$32.79
Granted	29.7	29.41
Vested	(21.4)	31.72
Nonvested balance as of December 31, 2016	29.7	$29.41

The weighted-average grant-date fair value estimate per share for DSUs granted was $29.41 in 2016, $32.79 in 2015 and $24.70 in 2014.

Other Share-Based Compensation
We have a deferred compensation plan that allows participants to defer a portion of their compensation into stock units.  Units may be redeemed by employees for an equal number of shares of Brink’s stock.  Employee accounts held 234,426 units at December 31, 2016, and 302,041 units at December 31, 2015.

We have a stock accumulation plan for our non-employee directors that, prior to 2014, provided for awards of stock units.  Directors’ accounts held 34,200 units at December 31, 2016, and 54,050 units at December 31, 2015.

Note 17 - Capital Stock

Common Stock
At December 31, 2016, we had 100 million shares of common stock authorized and 50.0 million shares issued and outstanding.

Dividends
We paid regular quarterly dividends on our common stock during the last three years.  On January 20, 2017, the Board declared a regular quarterly dividend of 10 cents per share payable on March 1, 2017.  The payment of future dividends is at the discretion of the Board of Directors and is dependent on our future earnings, financial condition, shareholder equity levels, cash flow, business requirements and other factors.

Preferred Stock
At December 31, 2016, we had the authority to issue up to 2.0 million shares of preferred stock with a par value of $10 per share.

Shares Used to Calculate Earnings per Share

	Years Ended December 31,
(In millions)	2016	2015	2014

Weighted-average shares

Basic(a)	50.0	49.3	49.0
Effect of dilutive stock awards	0.6	—	—
Diluted(a)	50.6	49.3	49.0

Antidilutive stock awards excluded from denominator	0.1	1.7	1.7

(a)
We have deferred compensation plans for directors and certain of our employees.  Some amounts owed to participants are denominated in common stock units.  Each unit represents one share of common stock.  The number of shares used to calculate basic earnings per share includes the weighted-average common stock units credited to employees and directors under the deferred compensation plans.  Additionally, nonvested units are also included in the computation of basic weighted-average shares when the requisite service period has been completed.  Accordingly, basic and diluted shares include weighted-average units of 0.5 million in 2016, 0.5 million in 2015 and 0.5 million in 2014.

Note 18 - Loss from Discontinued Operations

	Years Ended December 31,
(In millions)	2016	2015	2014

Loss from operations(a)(b)	$—	(2.4)	(13.3)
Loss on sales	—	(0.8)	(18.9)
Adjustments to contingencies of former operations(c):
Workers' compensation	(2.8)	(0.7)	(4.4)
Insurance recoveries related to BAX Global indemnification(d)	—	—	9.5
Other	—	0.1	(1.6)
Loss from discontinued operations before income taxes	(2.8)	(3.8)	(28.7)
Provision (benefit) for income taxes	(1.1)	(1.0)	0.4
Loss from discontinued operations, net of tax	$(1.7)	(2.8)	(29.1)

(a)	Discontinued operations include gains and losses related to businesses that we recently sold or shut down. No interest expense was included in discontinued operations in 2015 and 2014.

(b)
The loss from operations in 2015 included $1.0 million in pension settlement charges related to the Mexican parcel delivery business sold in February 2015. The loss from operations in 2014 included $15.6 million in non-cash severance and impairment charges related to the Netherlands cash-in-transit operations.

(c)	Primarily related to former coal businesses and BAX Global, a former freight forwarding and logistics business.

(d)
BAX Global had been defending a claim related to the apparent diversion by a third party of goods being transported for a customer.  In 2010, the Dutch Supreme Court denied the final appeal of BAX Global, letting stand the lower court ruling that BAX Global was liable for this claim.  We had contractually indemnified the purchaser of BAX Global for this contingency.  Through 2010, we had recognized $11.5 million of expense related to the payment made in satisfaction of the judgment.  In 2014, we recovered $9.5 million from insurance companies related to this matter.

Cash-in-transit operations sold or shut down:

•	Australia (sold in October 2014)

•	Puerto Rico (shut down in November 2014)

•	Netherlands (sold in December 2014)

Other operations sold:

•	In February 2015, we sold a small Mexican parcel delivery business which met the criteria for classification as a discontinued operation as of December 31, 2014.

The results of the above operations have been excluded from continuing operations and are reported as discontinued operations for the prior periods.  The table below shows revenues by operating segment which have been reclassified to discontinued operations:

	December 31,
(In millions)	2016	2015	2014

North America	$—	4.6	21.2
South America	—	—	4.9
Rest of World	—	—	133.6
Total	$—	4.6	159.7

The table below shows revenues and loss from operations before tax for the Netherlands cash-in-transit operations sold in 2014:

	Years Ended December 31,
(In millions)	2016	2015	2014

Netherlands CIT operations:
Revenues	$—	—	126.0
Loss from operations before tax	—	—	(2.0)

Other divestitures not classified as discontinued operations:

•
We sold our 70% ownership interest in a Russian cash management business in November 2015 and recognized a $5.9 million loss on the disposition. A significant part of the loss ($5.0 million) represented the reclassification of foreign currency translation adjustments from accumulated other comprehensive income (loss) into earnings.

•	We sold our Irish guarding operation in November 2015.

•	We shut down our remaining Irish domestic operations in September 2016.

•	We sold our German guarding operation in October 2016.

The table below shows revenues and income (loss) from operations before tax for these other divestitures:

	Years Ended December 31,
(In millions)	2016	2015	2014

Other divestitures
Revenues	$12.3	46.6	94.4
Income (loss) from operations before tax	(16.0)	(8.2)	3.4

Note 19 - Supplemental Cash Flow Information

	Years Ended December 31,
(In millions)	2016	2015	2014

Cash paid for:
Interest	$20.1	18.6	22.9
Income taxes, net	64.3	45.4	68.6

Argentina Debt Security Transactions
We have elected in the past and could continue in the future to repatriate cash from Brink's Argentina using different means to convert Argentine pesos into U.S. dollars. In 2016, cash outflows from the purchase of debt securities totaled $2.1 million and cash inflows from the sale of these securities totaled $2.0 million. In 2015, cash outflows from the purchase of debt securities totaled $25.8 million and cash inflows from the sale of these securities totaled $18.7 million. In 2014, cash outflows from the purchase of debt securities totaled $11.0 million and cash inflows from the sale of these securities totaled $7.4 million. The net cash flows from these transactions are treated as operating cash flows as the debt securities are purchased specifically for resale and are generally sold within a short period of time from the date of purchase.

Mexico Real Estate Transaction
Brink's Mexico entered into a transaction in 2015 to sell its headquarters building in Mexico City and lease the property back for two years. The transaction did not qualify for sale-leaseback accounting due to continuing involvement with the property. Transaction proceeds of $14.5 million in 2015 are reported as cash inflows from financing activities.

Non-cash Investing and Financing Activities
We acquired armored vehicles, CompuSafe® units and other equipment under capital lease arrangements in the last three years including $29.4 million in 2016, $18.9 million in 2015 and $12.1 million in 2014.

Cash Supply Chain Services
In France, we offer services to certain of our customers where we manage some or all of their cash supply chains. Providing this service requires our French subsidiary to take temporary title to the cash received from the management of our customers' cash supply chains until the cash is returned to the customers. As part of this service offering, we have entered into lending arrangements with some of our customers. Cash borrowed under these lending arrangements is used in the process of managing these customers' cash supply chains. The cash for which we have temporary title and the cash borrowed under these customer lending arrangements is restricted and cannot be used for any other purpose other than to service our customers who participate in this service offering.

At December 31, 2016, we held $55.5 million of restricted cash ($22.3 million represented short-term borrowings and $33.2 million represented restricted cash held for customers). At December 31, 2015, we held $16.4 million of restricted cash ($3.5 million represented short-term borrowings and $12.9 million represented restricted cash held for customers).

Note 20 - Other Operating Income (Expense)

	Years Ended December 31,
(In millions)	2016	2015	2014

Foreign currency items:
Transaction gains (losses)(a)	$1.4	(26.8)	(127.2)
Foreign currency derivative instrument gains (losses)	(2.4)	2.9	1.4
Gains (losses) on sale of property and equity investment(b)	(1.3)	0.9	44.9
Argentina conversion losses	(0.1)	(7.1)	(3.6)
Impairment losses(c)	(20.6)	(37.2)	(3.3)
Share in earnings (losses) of equity affiliates	(1.5)	0.5	4.3
Royalty income	2.6	2.1	1.5
Gains (losses) on business acquisitions and dispositions	0.1	(6.3)	—
Other	1.7	1.6	1.0
Other operating income (expense)	$(20.1)	(69.4)	(81.0)

(a)	Includes losses from devaluations in Venezuela of $4.8 million in 2016, $18.1 million in 2015, and $121.6 million in 2014.

(b)	Includes a $44.3 million gain on the sale of a noncontrolling interest in a Peruvian cash-in-transit business in 2014.

(c)	Includes $13.6 million of impairment losses related to the 2016 Reorganization and Restructuring and $35.3 million of impairment losses in 2015 related to property and equipment in Venezuela.

Note 21 - Interest and Other Nonoperating Income (Expense)

	Years Ended December 31,
(In millions)	2016	2015	2014

Interest income	$2.6	3.3	3.0
Gain on marketable securities	0.5	1.1	0.4
Derivative instruments	(0.6)	(0.5)	(1.0)
Retirement benefit cost other than service cost	(40.3)	(39.8)	(86.9)
Other	(1.3)	(0.5)	(0.5)
Total	$(39.1)	(36.4)	(85.0)

Note 22 - Other Commitments and Contingencies

During the fourth quarter of 2015, we became aware of an investigation initiated by COFECE (the Mexican antitrust agency) related to potential anti-competitive practices among competitors in the cash logistics industry in Mexico (the industry in which Brink’s Mexican subsidiary, SERPAPROSA, is active). Because no legal proceedings have been initiated against SERPAPROSA, we cannot estimate the probability of loss or any range of estimate of possible loss at this time. It is possible that SERPAPROSA could become the subject of legal or administrative claims or proceedings, however, that could result in a loss that could be material to the Company’s results in a future period.

On March 21, 2016, The Bruce McDonald Holding Company, et al., filed a lawsuit in Circuit Court of Logan County, West Virginia against Addington, Inc. (“Addington”) and The Brink’s Company related to an Agreement of Lease dated September 19, 1978, between the Plaintiffs and Addington. Plaintiffs seek declaratory judgment and unspecified damages related to allegations that Addington failed to mine coal on the property leased from the Plaintiffs and failed to pay correct minimum royalties to the Plaintiffs.  The Company denies the allegations asserted by the Plaintiffs, is vigorously defending itself in this matter, and has filed a counterclaim against the Plaintiffs related to Plaintiffs’ failure to consent to the assignment and subleasing the leasehold to others. Due to numerous uncertain and unresolved factors presented in this case, it is not possible to estimate a range of loss at this time and, accordingly, no accrual has been recorded in the Company’s financial statements.

In addition, we are involved in various other lawsuits and claims in the ordinary course of business. We are not able to estimate the loss or range of losses for some of these matters. We have recorded accruals for losses that are considered probable and reasonably estimable. Other than the matters noted above, we do not believe that the ultimate disposition of any of the lawsuits currently pending against the Company should have a material adverse effect on our liquidity, financial position or results of operations.

At December 31, 2016, we had noncancellable commitments for $28.7 million in equipment purchases, and information technology and other services.

Note 23 - Reorganization and Restructuring

2016 Reorganization and Restructuring
In the fourth quarter of 2016, management implemented restructuring actions across our global business operations and our corporate functions. As a result of these actions, we recognized asset-related adjustments of $16.3 million, severance costs of $7.2 million, lease restructuring charges of $0.7 million, partially offset by a $6.1 million benefit related to the termination of a benefit program. Severance actions are expected to reduce our global workforce by 700 to 800 positions. We expect that the 2016 restructuring will result in $8 to $12 million in 2017 cost savings. We expect to incur additional costs between $15 million and $20 million in 2017, primarily severance costs.

The following table summarizes the costs incurred, payments and utilization, and foreign currency exchange effects of the 2016 Reorganization and Restructuring:

(In millions)	Asset Related Adjustments	Severance Costs	Lease Terminations	Benefit Program Termination	Total

Balance as of January 1, 2016	$—	—	—	—	—
Expense (benefit)	16.3	7.2	0.7	(6.1)	18.1
Payments and utilization	(16.3)	(0.2)	(0.1)	6.1	(10.5)
Balance as of December 31, 2016	$—	7.0	0.6	—	7.6

Executive Leadership and Board of Directors Restructuring
In the fourth quarter of 2015, we recognized $1.8 million in costs related to the restructuring of Executive Leadership and Board of Directors, which was announced in January 2016. We also recognized an additional $4.3 million in charges, primarily severance costs, in 2016.

2015 Reorganization and Restructuring
Brink's initiated a global restructuring of its business in the third quarter of 2015. We recognized $11.6 million in 2015 costs related to employee severance, contract terminations, and property impairment. We recognized an additional $6.5 million in 2016 related to this restructuring for additional severance costs, contract terminations and lease terminations. The 2015 Reorganization and Restructuring reduced the global workforce by approximately 1,100 positions and resulted in approximately $20 million in 2016 savings. The actions under this program were substantially completed by the end of 2016, with cumulative pretax charges of approximately $18 million.

The following table summarizes the costs incurred, payments and utilization, and foreign currency exchange effects of the 2015 Reorganization and Restructuring:

(In millions)	Severance Costs	Contract Terminations	Lease Terminations	Total

Balance as of January 1, 2016	$6.3	—	—	6.3
Expense	3.6	0.8	2.1	6.5
Payments and utilization	(8.1)	(0.8)	(1.5)	(10.4)
Balance as of December 31, 2016	$1.8	—	0.6	2.4

2014 Reorganization and Restructuring
In the fourth quarter of 2014, we announced a reorganization and restructuring of Brink’s global organization to accelerate the execution of our strategy by reducing costs and providing for a more streamlined and centralized organization. As part of this program, we reduced our total workforce by approximately 1,700 positions. The restructuring saved annual direct costs of approximately $50 million in 2015 compared to 2014, excluding charges for severance, lease termination and accelerated depreciation. We recorded total pretax charges of $21.8 million in 2014 and an additional $1.9 million of pretax charges in 2015 related to the 2014 Reorganization and Restructuring. The actions under this program were substantially completed by the end of 2015 with cumulative pretax charges of approximately $24 million, primarily severance costs.

Note 24 - Selected Quarterly Financial Data (unaudited)

	2016 Quarters				2015 Quarters
(In millions, except for per share amounts)	1st	2nd	3rd	4th	1st	2nd	3rd	4th

Revenues	$721.8	739.5	755.8	803.5	$776.1	760.3	759.2	765.8
Operating profit	23.5	32.2	59.7	69.1	23.6	(4.8)	35.2	42.4
Amounts attributable to Brink’s:
Income (loss) from:
Continuing operations	$(3.1)	0.3	24.5	14.5	$(0.6)	(13.0)	7.7	(3.2)
Discontinued operations	—	—	—	(1.7)	(2.4)	0.1	(0.1)	(0.4)
Net income (loss) attributable to Brink’s	$(3.1)	0.3	24.5	12.8	$(3.0)	(12.9)	7.6	(3.6)

Depreciation and amortization	$32.2	32.9	32.4	34.1	$36.7	36.5	33.1	33.6
Capital expenditures	20.8	24.2	27.4	39.8	14.3	20.9	26.0	39.9

Earnings (loss) per share attributable to Brink’s common shareholders:
Basic
Continuing operations	$(0.06)	0.01	0.49	0.29	$(0.01)	(0.26)	0.16	(0.07)
Discontinued operations	—	—	—	(0.03)	(0.05)	—	—	(0.01)
Net income (loss)	$(0.06)	0.01	0.49	0.25	$(0.06)	(0.26)	0.16	(0.07)

Diluted
Continuing operations	$(0.06)	0.01	0.48	0.28	$(0.01)	(0.26)	0.16	(0.07)
Discontinued operations	—	—	—	(0.03)	(0.05)	—	—	(0.01)
Net income (loss)	$(0.06)	0.01	0.48	0.25	$(0.06)	(0.26)	0.15	(0.07)
Earnings per share.  Earnings per share amounts for each quarter are required to be computed independently.  As a result, their sum may not equal the annual earnings per share.

Discontinued operations.  In early 2015, we sold a small Mexican parcel delivery business which met the criteria for classification as a discontinued operation as of December 31, 2014. The results of this operation have been excluded from continuing operations and are reported as discontinued operations.

Significant pretax items in a quarter.
First quarter of 2016 We decided to exit operations in the Republic of Ireland and, as a result, we recognized $4.2 million in severance costs and another $1.7 million in operating and other exit costs. In addition, we recognized $3.2 million in charges related to the Executive Leadership and Board of Directors restructuring. We also recognized a $2.8 million net currency remeasurement loss when the Venezuelan government announced that they would replace the SIMADI exchange mechanism with the DICOM exchange mechanism.
Second quarter of 2016 We decided to exit operations in Northern Ireland and recognized another $4.5 million in exit-related charges related to our Ireland businesses. We also recognized a $2.0 million loss related to the sale of corporate assets.
Fourth quarter of 2016 Management implemented restructuring actions across our global operations and our corporate functions. As a result of these actions, we recognized asset-related adjustments of $16.3 million, severance costs of $7.2 million, lease restructuring charges of $0.7 million, partially offset by a $6.1 million benefit related to the termination of a benefit program.

First quarter of 2015 We recognized an $18.0 million remeasurement loss related to our change in February 2015 from the SICAD II exchange mechanism to the SIMADI.
Second quarter of 2015 We recognized a $34.5 million impairment of the Venezuela property and equipment (and another $0.8 million in the third quarter).
Third quarter of 2015 We initiated a restructuring of our business and recognized a $2.0 million charge related to contract terminations, employee severance and property impairment (and another $9.6 million in the fourth quarter).
Fourth quarter of 2015 We recognized a $5.9 million loss on the sale of our interest in a cash management business in Russia.

Significant after-tax items in a quarter. In the fourth quarter of 2015, we recognized a $23.5 million increase to current tax expense related to a transaction that accelerated U.S. taxable income. In the fourth quarter of 2016, we recognized a $14.7 million valuation allowance on U.S. deferred tax assets.